SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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EBAY INC
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NOTICE OF 2015 ANNUAL MEETING
OF STOCKHOLDERS AND
PROXY STATEMENT
Friday, May 1, 2015
Town Square, 2161 North First Street, San Jose, California 95131

2065 Hamilton Avenue San Jose, California 95125

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 1, 2015

To the Stockholders of eBay Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of eBay Inc., a Delaware corporation (eBay, we, or the Company), will be held on Friday, May 1, 2015, at 8:00 a.m. Pacific time at Town Square, 2161 North First Street, San Jose, California 95131 for the following purposes:

1.	To vote on the election of 15 director nominees to the eBay Board of Directors, each to hold office until our 2016 Annual Meeting of Stockholders.
2.	To approve, on an advisory basis, the compensation of our named executive officers.
3.	To approve the material terms, including the performance goals, of the amendment and restatement of the eBay Incentive Plan, for purposes of satisfying the requirements of Section 162(m) of the Internal Revenue Code.
4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending December 31, 2015.
5.	To consider three stockholder proposals, if properly presented before the meeting.
6.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

These business items are described more fully in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on March 18, 2015 as the record date for identifying those stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement of this meeting.

By Order of the Board of Directors

Michael R. Jacobson
Secretary

2015 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT

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PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

MEETING INFORMATION

Date	Time	Location
Friday, May 1, 2015	8:00 a.m. Pacific time	Town Square, 2161 North First Street, San Jose, California 95131

HOW TO VOTE

YOUR VOTE IS IMPORTANT. You are eligible to vote if you were a stockholder at the close of business on March 18, 2015. Even if you plan to attend the meeting, please vote as soon as possible using any of the following methods. In all cases, you should have your proxy card or voting instruction form on hand and follow the instructions:

By Internet	By Telephone	By Mailing Your Proxy Card

You can vote your shares online at www.proxyvote.com.	You can vote your shares by calling +1 (800) 690-6903.	You can vote by mail by marking, dating and signing your proxy card or voting instruction form and returning it in the postage-paid envelope.

PROPOSALS REQUIRING YOUR VOTE

	Description	Board’s Voting Recommendation	Page Reference (for more detail)
Proposal 1	Election of 15 directors to hold office until our 2016 Annual	FOR each Director	17
	Meeting of Stockholders	nominee

Proposal 2	Advisory vote to approve compensation of our named	FOR	29
	executive officers

Proposal 3	Material terms, including the performance goals, of the	FOR	30
	amendment and restatement of the eBay Incentive Plan

Proposal 4	Ratification of PricewaterhouseCoopers LLP as our	FOR	33
	independent auditors for 2015

Proposals 5-7	Three stockholder proposals	AGAINST each proposal	36-43

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PROXY STATEMENT SUMMARY

CORPORATE GOVERNANCE

The Board of Directors of eBay Inc. is responsible for (i) providing advice and oversight of the strategic and operational direction of the Company; and (ii) overseeing the Company’s executive management to ensure the Company operates in ways that support the long-term interest of our stockholders and the stakeholders we serve. The following is a list of governance provisions that demonstrate eBay’s commitment to transparency and accountability:

✓	Strong board independence (13 of 15 director nominees are independent)	✓	Clawback policy
✓	Declassified Board of Directors with all members standing for annual election	✓	Stock ownership requirements for our executive officers and directors
✓	Majority vote standard for uncontested director elections	✓	Stockholder right to call a special meeting
✓	Separate Chairman and CEO roles	✓	Strong stockholder engagement practices
✓	Simple majority vote standard for bylaw/charter amendments and transactions	✓	Anti-hedging and anti-pledging policies
✓	Independent Chairman or Lead Independent Director with robust responsibilities

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PROXY STATEMENT SUMMARY

2015 DIRECTOR NOMINEES

Name & Primary Occupation	Age	Director since	Independent	Committee Memberships*	Other Public Company Boards
Fred D. Anderson Co-Founder, Elevation Partners	70	2003	YES	Audit (Chair)	1
Edward W. Barnholt President and CEO, Agilent Technologies, Inc. (retired)	71	2005	YES	Compensation (Chair)	2
Anthony J. Bates President, GoPro, Inc.	47	2015	YES		2
Jonathan Christodoro Managing Director, Icahn Capital LP	38	2015	YES		4
Scott D. Cook Co-Founder, Intuit, Inc.	62	1998	YES	Governance	2
John J. Donahoe President and CEO, eBay Inc.	54	2008	NO		2
David W. Dorman Chairman and CEO, AT&T Corporation (retired)	61	2014	YES	Compensation	3
Bonnie S. Hammer Chairman, NBCUniversal Cable Entertainment	64	2015	YES		1
Gail J. McGovern President and CEO, American Red Cross	63	2015	YES		1
Kathleen C. Mitic Founder and CEO, Sitch, Inc.	45	2011	YES	Compensation Governance	1
David M. Moffett CEO, Federal Home Loan Mortgage Corp. (retired)	63	2007	YES	Audit	2
Pierre M. Omidyar Founder, Chairman, eBay Inc.	47	1996	NO
Thomas J. Tierney Chairman and co-founder, The Bridgespan Group	61	2003	YES	Compensation Governance (Chair)
Perry M. Traquina Former Chairman, CEO, and Managing Partner of Wellington Management Company LLP	58	2015	YES
Frank D. Yeary Executive Chairman, CamberView Partners, LLC	51	2015	YES		1

*Audit = Audit Committee; Compensation = Compensation Committee; Governance = Corporate Governance and Nominating Committee

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PROXY STATEMENT SUMMARY

EXECUTIVE COMPENSATION

Our Compensation Program

The goals of our executive compensation program are to:

●	align compensation with our business objectives and performance,
●	motivate named executive officers (NEOs) to enhance long-term stockholder value,
●	position us competitively among the companies against which we recruit and compete for talent, and
●	enable us to attract, retain, and reward NEOs and other key employees who contribute to our long-term success.

Our 2014 NEO Pay

The following shows the breakdown of reported 2014 compensation for our NEOs that were employed for all of 2014.* This chart illustrates the predominance of equity incentives and performance-based components in our regular executive compensation program.

Time-Based Restricted Stock Units (RSUs)	Salary	Other Compensation	Annual Cash Incentive (ACI)	Stock Options	Performance-Based Restricted Stock Units (PBRSUs)	Performance-Based (PBRSUs, options, and 75% of Annual Cash Incentive)

*Mr. Carges and Mr. Marcus terminated employment during 2014 and therefore have not been included for purposes of the chart. In addition, Mr. Schulman, who was hired as President of PayPal and is its CEO-designee following the spin-off of our PayPal business, was excluded for purposes of this chart because he was hired on September 30, 2014 and was only employed for a approximately one-quarter of the year. See pages 57-58 and 60 and the compensation tables below for additional details regarding Mr. Schulman’s reported 2014 compensation.

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PROXY STATEMENT SUMMARY

Our Pay Practices

Our pay practices align with and support the goals of our executive pay program and demonstrate our commitment to sound compensation and governance practices.

We align executive compensation with the interests of our stockholders	✓	Emphasize pay for performance alignment
	✓	Deliver a majority of total compensation opportunity in our regular compensation program through performance-based compensation: PBRSUs, stock options, and annual cash incentives
	✓	Set meaningful stock ownership requirements for executive officers
We avoid excessive risk-taking	✓	Maintain a clawback policy
	✓	Use multiple performance measures, caps on incentive payments, and overlapping two-year performance periods for PBRSU awards
We adhere to compensation best practices	✓	The Compensation Committee retains an independent compensation consultant
	✓	Prohibit hedging and pledging transactions by executive officers and directors
	✓	Provide only limited perquisites to executive officers that are not available to all employees
	✕	No tax gross-ups for change in control benefits and perquisites
	✕	No “single trigger” acceleration of PBRSUs, RSUs, or stock options upon a change in control
	✕	No repricing or buyout of underwater stock options without stockholder approval
	✕	No dividends or dividend equivalents accrued or paid on PBRSUs or RSUs

Supporting our Executive Compensation Program

Our Compensation Committee believes that the goals of our executive compensation program are appropriate and that the program is properly structured to achieve those goals. We have engaged in ongoing discussions with our investors, who generally support those goals and the program, and we believe our stockholders as a whole should support them as well.

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CORPORATE GOVERNANCE

The Board of Directors of eBay Inc. (the “Board” or the “eBay Board”) is responsible for (i) providing advice and oversight of the strategic and operational direction of the Company; and (ii) overseeing the Company’s executive management; each to ensure the Company operates in ways that support the long-term interest of our stockholders and the stakeholders we serve. To do this effectively, the Company has established clear and specific Governance Guidelines for the eBay Board (referred to as our Corporate Governance Guidelines) that, along with Board committee charters and our Code of Business Conduct and Ethics (referred to as our Code of Business Conduct), provides the framework for the governance of the Company.

The following is a list of governance provisions that demonstrate eBay’s commitment to transparency and accountability:

✓	Strong board independence (13 of 15 director nominees are independent)	✓	Clawback policy
✓	Declassified Board of Directors with all members standing for annual election	✓	Stock ownership requirements for our executive officers and directors
✓	Majority vote standard for uncontested director elections	✓	Stockholder right to call a special meeting
✓	Separate Chairman and CEO roles	✓	Strong stockholder engagement practices
✓	Simple majority vote standard for bylaw/charter amendments and transactions	✓	Anti-hedging and anti-pledging policies
✓	Independent Chairman or Lead Independent Director with robust responsibilities

A complete copy of our Corporate Governance Guidelines, the charters of our principal Board committees, and our Code of Business Conduct can be found on our investor relations website at http://investor.ebayinc.com/corporate-governance.cfm. Any changes in these governance documents will be reflected in the same location on our website. Keep in mind that information contained on our investor relations website is not part of this proxy statement.

OUR CORPORATE GOVERNANCE PRACTICES

We believe that strong corporate governance practices that provide meaningful rights to our stockholders and ensure board accountability are key to our relationship with our stockholders. To help our stockholders understand our commitment to this relationship and our governance practices, the Board has adopted a set of Corporate Governance Guidelines to set a framework within which the Board will conduct its business. Our Corporate Governance Guidelines can be found on our investor relations website at http://investor.ebayinc.com/corporate-governance.cfm and are summarized below along with certain other of our governance practices.

Independence. The rules of the Nasdaq Global Select Market require listed companies to have a board of directors with at least a majority of independent directors. These rules have both objective tests and a subjective test for determining who is an “independent director.” The objective tests state, for example, that a director is not considered independent if he or she is an employee of the Company, or is a partner in, or a controlling stockholder or executive officer of, an entity to which the Company made, or from which the Company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year. The subjective test requires our Board to affirmatively determine that a director does not have a relationship that would interfere with the director’s exercise of independent judgment in carrying out his or her responsibilities. On an annual basis, each member of our Board is required to complete a questionnaire designed to provide information to assist the Board in determining whether the director is independent under the listing standards of the Nasdaq Global Select Market and our Corporate Governance Guidelines, and whether members of our Audit Committee and Compensation Committee satisfy additional Securities and Exchange Commission (“SEC”) and Nasdaq independence requirements. Our Board has adopted guidelines setting forth certain categories of transactions, relationships, and arrangements that it has deemed immaterial for purposes of making its determination regarding a director’s independence, and does not consider any such transactions, relationships, and arrangements in making its subjective determination.

Our Board has determined that each of the following directors is independent under the listing standards of the Nasdaq Global Select Market and under eBay’s Corporate Governance Guidelines: Fred D. Anderson, Edward W. Barnholt, Anthony J. Bates, Jonathan Christodoro, Scott D. Cook, David W. Dorman,

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William C. Ford, Jr., Bonnie S. Hammer, Gail J. McGovern, Kathleen C. Mitic, David M. Moffett, Richard T. Schlosberg, III, Thomas J. Tierney, Perry M. Traquina, and Frank D. Yeary.

The Board limits membership on the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee to independent directors. Our Corporate Governance Guidelines require any director who has previously been determined to be independent to inform the Lead Independent Director and our Corporate Secretary of any change in his or her principal occupation or status as a member of the Board of any other public company, or any change in circumstance that may cause his or her status as an independent director to change.

Leadership Structure and Lead Independent Director. In accordance with our Bylaws, our Board elects our Chairman and our Chief Executive Officer, or CEO. Our Corporate Governance Guidelines require that the roles of Chairman and CEO be held by separate individuals. Mr. Omidyar currently serves as our Chairman. The Board believes that the separation of the offices of the Chairman and CEO is appropriate as it aids in the Board’s oversight of management and it allows our CEO to focus primarily on his management responsibilities.

Our independent directors have also designated a Lead Independent Director. Mr. Moffett is currently the Lead Independent Director, having been appointed to a two-year term beginning at the conclusion of our 2014 Annual Meeting that will expire following our 2016 Annual Meeting. The Lead Independent Director’s roles and responsibilities are detailed in the Corporate Governance Guidelines and include:

Coordinating with the CEO and Chairman to develop meeting agenda and approving final meeting agenda, ensuring there is sufficient time to discuss all agenda items;
Coordinating with the CEO and Chairman on the materials sent to the Board, including but not limited to the scope, quality and timeliness of the information, and approving final meeting materials;
Calling closed sessions of the independent directors;
Chairing closed sessions of the independent directors;
Leading Board meetings in the absence of the Chairman;
If requested by major stockholders, ensuring that he is available for consultation and direct communication; and
Leading the annual Board self-assessment, including acting on director feedback as needed.

In addition, the Lead Independent Director, together with the chair of the Corporate Governance and Nominating Committee, conducts interviews to confirm the continued qualification and willingness to serve of each director whose term is expiring at an annual meeting prior to the time at which directors are nominated for re-election.

Committee Responsibilities. Board committees help the Board run effectively and efficiently, but do not replace the oversight of the Board as a whole. There are currently three principal Board committees: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. Each committee meets regularly and has a written charter that has been approved by the Board. In addition, at each regularly scheduled Board meeting, a member of each committee reports on any significant matters addressed by the committee since the last Board meeting. Each committee performs an annual self-assessment to evaluate its effectiveness in fulfilling its obligations. In addition to our formal committee structure, directors with an interest and background in technology meet regularly with our senior technologists and report significant matters to the Board. The directors that do this regularly are Mr. Cook, Ms. Mitic, and Mr. Omidyar.

Role in Risk Oversight. Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including economic, financial, legal and regulatory, operational, and other risks, such as the impact of competition. Management is responsible for the day-to-day management of the risks that we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board is responsible for satisfying itself that the risk management framework and supporting processes as implemented by management are adequate and functioning as designed.

Audit Committee’s Role in Risk Oversight. While the Board is ultimately responsible for risk oversight at eBay, the Board has delegated to the Audit Committee the primary responsibility for the oversight of risks facing our businesses. The Audit Committee’s charter provides that it will discuss our major risk exposures, including financial, operational, privacy, security, competition, legal, and regulatory risks, and the steps we have taken to detect, monitor, and actively manage such exposures. The Audit Committee reviews with our Senior Vice President, Legal Affairs significant legal, compliance, and regulatory matters that could have a material impact on our financial statements or our business, including material notices to or inquiries received from governmental agencies. We also have embedded an enterprise

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risk management, or ERM, program across our core businesses, aligned with our Company-wide initiative involving the Audit Committee, management, and other personnel. The ERM framework is designed to identify, assess, prioritize, and manage our major risk exposures which could affect our ability to execute on our corporate strategy and fulfill our business objectives. The ERM program is designed to enable the Audit Committee to establish a mutual understanding with management of the effectiveness of the Company’s risk management practices and capabilities, to review the Company’s risk exposure and risk tolerance, and to elevate certain key risks for oversight at the Board level.

Management’s Role in Risk Oversight. Our Vice President, Chief Audit Executive, or CAE, is responsible for our internal audit function and our risk governance framework, which includes risk assessment, monitoring, and reporting. The CAE reports directly to the Audit Committee, and the Audit Committee reviews and evaluates the CAE’s appointment, compensation, and performance and provides the CAE with direct access to the Audit Committee. The CAE facilitates the Audit Committee’s review and approval of the internal audit plan and provides regular reporting on audit activities. In addition, through consultation with management, the CAE periodically assesses the major risks facing eBay and coordinates with the executives responsible for such risks through the risk governance process. The CAE periodically reviews with the Audit Committee the major risks facing eBay and the steps management has taken to detect, monitor, and manage those risks within the agreed risk tolerance. The executive responsible for managing a particular risk may also report to the Audit Committee on how the risk is being managed and progress towards agreed mitigation goals.

In addition to the general oversight responsibility that has been delegated to the Audit Committee, other committees review the risks within their areas of responsibility and expertise. For example, the Compensation Committee reviews the risks associated with our compensation policies and practices and our succession planning process, and the Corporate Governance and Nominating Committee reviews the risks associated with our overall corporate governance.

Risk Assessment of Compensation Policies and Practices. We have assessed the compensation policies and practices for our employees and concluded that they do not create risks that are reasonably likely to have a material adverse effect on the Company. This analysis was presented to the Audit Committee and the Compensation Committee, both of which agreed with this conclusion.

Corporate Hotline. We have established a corporate hotline that is operated by a third party, and allows any employee to confidentially and anonymously (where legally permissible) lodge a complaint about any accounting, internal control, auditing, or other matters of concern.

Stockholder Communication. eBay has a practice of regularly engaging with stockholders to seek their feedback. Stockholders may also communicate with the Board or individual directors care of the Corporate Secretary, eBay Inc., 2065 Hamilton Avenue, San Jose, California 95125. The Corporate Governance and Nominating Committee has delegated responsibility for initial review of stockholder communications to our Corporate Secretary. This process assists the Board in reviewing and responding to stockholder communications in an appropriate manner. The Corporate Governance and Nominating Committee has instructed our Corporate Secretary to review correspondence directed to the Board and its principal committees and, at his discretion, not to forward items solely related to complaints by users with respect to ordinary course of business customer service and satisfaction issues, or that he deems to be of a commercial or frivolous nature or otherwise inappropriate for the Board’s or its committees’ consideration.

Attendance at Annual Meetings. Absent exigent circumstances, all directors are expected to attend eBay’s annual meeting of stockholders in person or by telephone or video call. Except for Mr. Andreessen, all of our directors serving on our Board at the time of our last annual meeting of stockholders, which was held in May 2014, attended that meeting.

Formal Closed Sessions of Outside Directors. As part of each regularly scheduled Board meeting, the outside directors have the opportunity to meet without our management or the other directors. The Lead Independent Director leads such discussions.

Board Compensation. Board compensation is determined by the Compensation Committee, and consists of a mixture of equity compensation and cash compensation. Board compensation is reviewed annually by the Compensation Committee. A more detailed description of current Board compensation can be found under the heading “Compensation of Directors” below.

Stock Ownership Guidelines. Our Board has adopted stock ownership guidelines to better align the interests of our directors and executive officers with the interests of our stockholders and further promote our commitment to sound corporate governance. Under these guidelines, our executive officers are required to achieve ownership of eBay common stock valued at

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three times their annual base salary (five times in the case of our CEO). Our non-employee directors are required to achieve ownership of eBay common stock valued at three times the amount of the annual retainer payable to directors within three years of joining the Board, or in the case of directors serving at the time the guidelines were initially adopted, within three years of the date of adoption of the guidelines. Our stock ownership guidelines can be found on our investor relations website at http://investor.ebayinc.com/corporate-governance.cfm.

The ownership levels of our executive officers and directors as of March 18, 2015 are set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management” below.

Hedging and Pledging Policy. The Company’s insider trading policy prohibits directors, executive officers, and other employees from entering into any hedging or monetization transactions relating to our securities or otherwise trading in any instrument relating to the future price of our securities, such as a put or call option, futures contract, short sale, collar, or other derivative security. The policy also prohibits directors and executive officers from pledging eBay common stock as collateral for any loans.

Clawbacks. In 2012, we implemented changes to the eBay Incentive Plan and the Company’s equity incentive plans to provide that awards made under those plans are subject to a clawback provision. In January 2014, the terms of the clawback were adopted by the Compensation Committee subject to amendment to comply with the SEC rules to be issued in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act.

Outside Advisors. The Board may retain outside advisors of its choosing at the Company’s expense without obtaining management’s consent. In addition, each of the principal committees may retain outside advisors of its choosing without obtaining either the Board’s or management’s consent.

Conflicts of Interest. We expect our directors, executive officers, and other employees to conduct themselves with the highest degree of integrity, ethics, and honesty. Our credibility and reputation depend upon the good judgment, ethical standards, and personal integrity of each director, executive officer, and employee. Our Corporate Governance Guidelines prohibit directors from serving on the board, or in a senior executive role, of another company that would create a significant conflict of interest. Our Code of Business Conduct requires that directors, executive officers, and other employees disclose actual or potential conflicts of interest and recuse themselves from related decisions. In order to better protect us and our stockholders, we regularly review our Code of Business Conduct and related policies to ensure that they provide clear guidance to our directors, executive officers, and employees.

The Company also has practices that address potential conflicts in circumstances where a non-employee director is a control person of an investment fund that desires to make an investment in or acquire a company that may compete with one of the Company’s businesses. Under those circumstances, the director is required to notify the Company’s CEO and General Counsel of the proposed transaction, and the Company’s senior management then assesses the nature and degree to which the investee company is competitive with the Company’s businesses, as well as the potential overlaps between the Company and the investee company. If the Company’s senior management determines that the competitive situation and potential overlaps between eBay and the investee company are acceptable, approval of the transaction by the Company would be conditioned upon the director agreeing to certain limitations (including refraining from joining the board of directors of the investee company or conveying any confidential or proprietary material between the Company and the investee company, abstaining from being the primary decision-maker for the investment fund with respect to the investee company, and recusing himself/herself from portions of Company board meetings that contain competitive information reasonably pertinent to the investee company). All transactions by investment funds in which a non-employee director is a control person also remain subject in all respects to the Board’s written policy for the review of related person transactions, discussed under the section entitled “Certain Transactions with Directors and Officers” below.

Board Effectiveness; Director Assessment; Board Education. It is important that the Board and its committees are performing effectively and in the best interests of the Company and its stockholders. The Board performs an annual self-assessment, led by the Lead Independent Director, to evaluate its effectiveness in fulfilling its obligations. As part of this annual self-assessment, directors are able to provide feedback on the performance of other directors. The Lead Independent Director then follows up on this feedback and takes such further action with directors receiving comments and other directors as he or she deems appropriate. In addition, the Company provides membership in the National Association of Corporate Directors to all Board members to assist them in remaining current with exemplary board and committee practices and developments in corporate governance.

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Succession Planning. The Board recognizes the importance of effective executive leadership to eBay’s success. We conduct an annual review process that includes succession plans for our senior leadership positions. These succession plans are reviewed and approved by our CEO, and details on these succession plans, including potential successors for members of our executive staff (including the CEO), are presented to the Board. In addition, the Board annually reviews and updates our CEO succession plan, which includes formal criteria for the CEO position used to evaluate potential successors and addresses the possibility of an emergency situation. In conducting this review, the Board considers, among other factors, organizational and operational needs, competitive challenges, leadership/management potential and development, and emergency situations.

The Board has also developed a set of guiding principles relating to Board membership. The Board believes that as the Company’s businesses and industries change, the Board must add members with highly relevant professional experience. In addition, the Board believes that a certain amount of director turnover is to be expected and desirable, and while it does not have term limits, the Board believes that up to nine to twelve years will generally be the expected time commitment from any individual director.

Auditor Independence. We have taken a number of steps to ensure continued independence of our outside auditors. Our independent auditors report directly to the Audit Committee, and we limit the use of our auditors for non-audit services. The fees for services provided by our auditors in 2014 and 2013 and our policy on pre-approval of non-audit services are described under “Proposal 4 — Ratification of Appointment of Independent Auditors” below.

BOARD COMMITTEES AND MEETINGS

During 2014, our Board held 12 meetings, and each Board member attended at least 75% of the aggregate of all of our Board meetings and committee meetings for committees on which such director served. The Board has three principal committees: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee.

Audit Committee

Our Board has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Our Audit Committee consists of Mr. Anderson, Mr. Moffett, and Mr. Schlosberg, each of whom is independent in accordance with the rules and regulations of the Nasdaq Global Select Market and the SEC. Mr. Anderson is the chairman of the committee. Our Board has determined that Mr. Anderson is an “audit committee financial expert” as defined by the SEC. The Audit Committee met 10 times during 2014. The primary responsibilities of the Audit Committee are to:

(1)	Meet with our independent auditors to review the results of the annual audit and to discuss our financial statements, including the independent auditors’ judgment about the quality of accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in our financial statements, our internal control over financial reporting, and management’s report with respect to internal control over financial reporting;
(2)	Meets with our independent auditors to review the interim financial statements prior to the filing of our Quarterly Reports on Form 10-Q;
(3)	Recommend to the Board the independent auditors to be retained by us;
(4)	Oversee the independence of the independent auditors, evaluate the independent auditors’ performance, and review and approve the fees of the independent auditors; and
(5)	Receive and consider the independent auditors’ comments as to controls, adequacy of staff, and management performance and procedures in connection with audit and financial controls, including our system to monitor and manage business risks and our legal and ethical compliance programs.

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Additionally, the Audit Committee approves the compensation of our CAE, who meets with the committee regularly without other members of management present. The Audit Committee also has primary responsibility for the oversight of risks facing our business. See “Our Corporate Governance Practices - Audit Committee’s Role in Risk Oversight.”

The Audit Committee also prepares the Audit Committee Report for inclusion in our proxy statement, approves audit and non-audit services provided to us by our independent auditors, considers conflicts of interest and reviews all transactions with related persons involving executive officers or Board members that are reasonably expected to exceed specified thresholds, and meets with our Senior Vice President, Legal Affairs, to discuss our major risk exposures, including financial, operational, privacy, security, competition, legal, and regulatory risks, and review significant legal, compliance, and regulatory matters that could have a material impact on our financial statements or our business, including material notices to or inquiries received from governmental agencies. You can view our Audit Committee Charter on the corporate governance section of our investor relations website at http://investor.ebayinc.com/corporate-governance.cfm.

Compensation Committee

Our Compensation Committee consists of Mr. Barnholt, Mr. Dorman, Mr. Ford, Ms. Mitic, and Mr. Tierney, each of whom is independent in accordance with the rules and regulations of the Nasdaq Global Select Market. Mr. Barnholt is the chairman of the committee. Mr. Dorman joined the committee in June 2014. The committee met eight times during 2014. The primary responsibilities of the Compensation Committee are to:

(1)	Review and approve all compensation programs applicable to directors and executive officers, the overall strategy for employee compensation, and the compensation of our CEO and our other executive officers;
(2)	Oversee and monitor compliance with the Company’s stock ownership guidelines applicable to directors and executive officers;
(3)	Review the Compensation Discussion and Analysis contained in our proxy statement and prepare the Compensation Committee Report for inclusion in our proxy statement; and
(4)	Review and consider the results of any advisory stockholder votes on executive compensation.

Additionally, the Compensation Committee assesses on an annual basis the independence of its compensation consultants, outside legal counsel, and other compensation advisers. The Compensation Committee Charter permits the committee to, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the committee. You can view our Compensation Committee Charter on the corporate governance section of our investor relations website at http://investor.ebayinc.com/corporate-governance.cfm. Additional disclosure regarding the role of the Compensation Committee in compensation matters, including the role of consultants in compensation decisions, can be found under “Compensation Discussion and Analysis — Compensation Decisions for 2014” and “— Role of Consultants in Compensation Decisions” below.

Compensation Committee Interlocks and Insider Participation. All members of the Compensation Committee during 2014 were independent directors, and no member was an employee or former employee of eBay. No Compensation Committee member had any relationship requiring disclosure under Item 404 of Regulation S-K promulgated by the SEC. During 2014, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Compensation Committee or Board.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee consists of Mr. Cook, Ms. Mitic, Mr. Schlosberg, and Mr. Tierney. Effective September 2014, Mr. Tierney became the chairman of the committee. Previously, Mr. Schlosberg served as chairman of the committee. The committee met four times during 2014. All members of our Corporate Governance and Nominating Committee are independent under the listing standards of the Nasdaq Global Select Market.

The primary responsibilities of the Corporate Governance and Nominating Committee include:

(1)	Making recommendations to the Board as to the appropriate size of the Board or any Board committee;
(2)	Reviewing the qualifications of candidates for the Board; and
(3)	Making recommendations to the Board on potential Board and Board committee members (whether as a result of vacancies, including any vacancy created by an increase in the size of the Board, or as part of the annual election cycle).

In particular, as the Company prepares to separate its PayPal business into an independent publicly traded company, the committee has actively sought to increase the size of the board

12	2015 Annual Meeting of Stockholders

CORPORATE GOVERNANCE

by adding highly qualified individuals so that each company is well-positioned to have a strong, independent board of directors at separation.

The committee considers nominee recommendations from a variety of sources, including nominees recommended by stockholders. The committee has from time to time retained an executive search firm to help facilitate the screening and interview process of director nominees. The committee expects that qualified candidates will have high-level managerial experience in a relatively complex organization or be accustomed to dealing with complex problems, and will be able to represent the interests of the stockholders as a whole rather than special interest groups or constituencies.

Among other factors, the committee considers each candidate relative to the following attributes:

Character;
Integrity;
Judgment;
Skills;
Background;
Experience of particular relevance to the Company;
Ability to work with others to solve complex problems; and
Time available to devote to Board activities.

The committee also considers the interplay of a candidate’s background and expertise with that of other Board members, and the extent to which a candidate may be a desirable addition to any committee of the Board. The committee also values diversity as a factor in selecting nominees to serve on the Board. Our Corporate Governance Guidelines provide that the Committee should consider diversity (including gender and race), age, international background, and expertise in evaluating potential board members. When searching for new directors, the committee actively seeks out qualified women and individuals from minority groups to include in the pool from which Board nominees are chosen. Finally, the Committee also takes into account the set of guiding principles relating to Board membership described in “Our Corporate Governance Practices — Succession Planning” above.

In addition to recommending director candidates, the Corporate Governance and Nominating Committee establishes procedures for the oversight and evaluation of the Board and management, reviews correspondence received from stockholders, and reviews on an annual basis our Corporate Governance Guidelines. Stockholders wishing to submit recommendations or director nominations for our 2016 Annual Meeting of Stockholders should submit their proposals to the Corporate Governance and Nominating Committee in care of our Corporate Secretary in accordance with the time limitations, procedures, and requirements described under the heading “May I propose actions for consideration at next year’s Annual Meeting or nominate individuals to serve as directors?” in the section entitled “Questions and Answers about the Proxy Materials and Our 2015 Annual Meeting” below. You can view our Corporate Governance and Nominating Committee Charter on the corporate governance section of our investor relations website at http://investor.ebayinc.com/corporate-governance.cfm.

investor.ebayinc.com   13

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of March 18, 2015 by (1) each stockholder known to us to be the beneficial owner of more than 5% of our common stock, (2) each director and nominee for director, (3) each of the executive officers named in the 2014 Summary Compensation Table below, and (4) all executive officers and directors as a group. Unless otherwise indicated below, the address for each of our executive officers and directors is c/o eBay Inc., 2065 Hamilton Avenue, San Jose, California 95125.

	Shares Beneficially Owned (1)
Name of Beneficial Owner	Number	Percent
Pierre M. Omidyar (2)	96,434,558	8.0%
BlackRock, Inc. (3)	66,796,090	5.5%
John J. Donahoe (4)	1,988,573	*
Robert H. Swan (5)	1,002,901	*
Daniel H. Schulman (6)	19,275	*
Devin N. Wenig (7)	382,574	*
Michael R. Jacobson (8)	546,211	*
David A. Marcus (9)	0	*
Mark T. Carges (10)	0	*
Fred D. Anderson (11)	9,623	*
Edward W. Barnholt	4,500	*
Anthony J. Bates (12)	0	*
Jonathan Christodoro (13)	0	*
Scott D. Cook (14)	203,509	*
David W. Dorman (15)	512	*
William C. Ford, Jr. (16)	178,185	*
Bonnie S. Hammer (17)	0	*
Gail J. McGovern (18)	162	*
Kathleen C. Mitic	6,670	*
David M. Moffett (19)	36,008	*
Richard T. Schlosberg, III (20)	62,128	*
Thomas J. Tierney (21)	38,508	*
Perry M. Traquina	0	*
Frank D. Yeary (22)	0	*
All directors and executive officers as a group (24 persons) (23)	101,438,849	8.4%

* Less than one percent

(1) This table is based upon information supplied by officers, directors, and principal stockholders and any Schedules 13D and 13G filed with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 18, 2015, and restricted stock units, or RSUs, that are scheduled to vest within 60 days of March 18, 2015, are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding those options, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The percentage of beneficial ownership is based on 1,212,650,989 shares of common stock outstanding as of March 18, 2015.

(2) Mr. Omidyar is our founder and Chairman of the Board. Includes 70,000 shares held by his spouse as to which he disclaims beneficial ownership.

14	2015 Annual Meeting of Stockholders

SECURITY OWNERSHIP

(3) BlackRock, Inc., and its affiliates and subsidiaries have beneficial ownership of an aggregate of 66,796,090 shares of the Company’s common stock, BlackRock, Inc. has sole power to vote 56,794,294 shares of the Company’s common stock and sole power to dispose of 66,748,319 shares of the Company’s common stock. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10222.

(4) Mr. Donahoe is our President and CEO. Includes 1,526,630 shares Mr. Donahoe has the right to acquire pursuant to outstanding options exercisable within 60 days of March 18, 2015, and 50,028 RSUs scheduled to vest within 60 days of March 18, 2015.

(5) Mr. Swan is our Senior Vice President, Finance and Chief Financial Officer. Includes 551,307 shares Mr. Swan has the right to acquire pursuant to outstanding options exercisable within 60 days of March 18, 2015, and 22,988 RSUs scheduled to vest within 60 days of March 18, 2015.

(6) Mr. Schulman is our President, PayPal.

(7) Mr. Wenig is our President, eBay Marketplaces. Includes 156,750 shares Mr. Wenig has the right to acquire pursuant to outstanding options exercisable within 60 days of March 18, 2015, and 20,281 RSUs scheduled to vest within 60 days of March 18, 2015.

(8) Mr. Jacobson is our Senior Vice President, Legal Affairs, General Counsel and Secretary. Includes 69,652 shares Mr. Jacobson has the right to acquire pursuant to outstanding options exercisable within 60 days of March 18, 2015, and 20,865 RSUs scheduled to vest within 60 days of March 18, 2015.

(9) Mr. Marcus is our former President, PayPal and served until June 27, 2014. Does not include ownership by Mr. Marcus as he is no longer employed by the Company and the Company does not have access to information regarding his ownership.

(10) Mr. Carges is our former Chief Technology Officer and served until November 3, 2014. Does not include ownership by Mr. Carges as he is no longer employed by the Company and the Company does not have access to information regarding his ownership.

(11) Includes, in the case of Mr. Anderson, 3,623 shares Mr. Anderson has the right to acquire pursuant to outstanding options exercisable within 60 days of March 18, 2015. The address for Mr. Anderson is Elevation Partners, 2740 Sand Hill Road, Suite 100, Menlo Park, CA 94025.

(12) The address for Mr. Bates is GoPro. Inc., 3000 Clearview Way, San Mateo, CA 94402.

(13) The address for Mr. Christodoro is Icahn Associates, 767 Fifth Avenue, 47th Floor, New York, NY 10153.

(14) Includes 31,008 shares Mr. Cook has the right to acquire pursuant to outstanding options exercisable within 60 days of March 18, 2015. The address for Mr. Cook is Intuit Inc., 2535 Garcia Avenue, Mountain View, California 94043.

(15) The address for Mr. Dorman is Knoll Ventures, Tower Place 200, Suite 1000, 3348 Peachtree Road, NE, Atlanta, Georgia 30326.

(16) Includes 300 shares held in trusts for Mr. Ford’s children and where Mr. Ford and/or his spouse are trustees. Mr. Ford disclaims beneficial ownership of these shares. Includes 41,128 shares Mr. Ford has the right to acquire pursuant to outstanding options exercisable within 60 days of March 18, 2015. The address for Mr. Ford is Ford Motor Company, One American Road, Dearborn, Michigan 48126.

(17) The address for Ms. Hammer is NBCUniversal, 30 Rockefeller Plaza, Suite 2187E, New York, New York 10112.

(18) The address for Ms. McGovern is American Red Cross, 430 17th Street, NW, Washington, DC 20006.

(19) Includes 31,008 shares Mr. Moffett has the right to acquire pursuant to outstanding options exercisable within 60 days of March 18, 2015.

(20) Includes 56,128 shares Mr. Schlosberg has the right to acquire pursuant to outstanding options exercisable within 60 days of March 18, 2015. The address for Mr. Schlosberg is c/o Bank of San Antonio, 800 E. Sonterra Blvd., Suite 140, San Antonio, Texas 78257.

(21) Includes 31,008 shares Mr. Tierney has the right to acquire pursuant to outstanding options exercisable within 60 days of March 18, 2015. The address for Mr. Tierney is c/o The Bridgespan Group, 2 Copley Place, 7th Floor, Suite 3700B, Boston, Massachusetts 02116.

(22) The address for Mr. Yeary is CamberView Partners, LLC, 2 Embarcadero Center, Suite 2150, San Francisco, California 94111.

(23) Includes 2,729,740 shares subject to options exercisable within 60 days of March 18, 2015, and 158,918 RSUs scheduled to vest within 60 days of March 18, 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our common stock to file reports regarding their ownership and changes in ownership of our securities with the SEC, and to furnish us with copies of all Section 16(a) reports that they file.

We believe that during the fiscal year ended December 31, 2014, our directors, executive officers, and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements.

In making this statement, we have relied upon a review of the copies of Section 16(a) reports furnished to us and the written representations of our directors, executive officers, and greater than 10% stockholders.

investor.ebayinc.com   15

CERTAIN TRANSACTIONS WITH DIRECTORS AND OFFICERS

The Audit Committee is charged with reviewing reports relating to compliance program activities and the oversight of the Code of Business Conduct as applied to the Company’s directors and executive officers. The Audit Committee also reviews and approves all transactions with related persons that are required to be disclosed in this section of our proxy statement. The charter of our Audit Committee and our Code of Business Conduct may be found on our investor relations website at http://investor.ebayinc.com/corporate-governance.cfm.

Our Board has adopted a written policy for the review of related person transactions. For purposes of the policy, a related person transaction includes transactions in which (1) the amount involved is more than $120,000, (2) eBay is a participant, and (3) any related person has a direct or indirect material interest. The policy defines a “related person” to include directors, nominees for director, executive officers, holders of more than 5% of eBay’s outstanding common stock and their respective immediate family members. Pursuant to the policy, all related person transactions must be approved by the Audit Committee or, in the event of an inadvertent failure to bring the transaction to the Audit Committee for pre-approval, ratified by the Audit Committee. In the event that a member of the Audit Committee has an interest in a related person transaction, the transaction must be approved or ratified by the disinterested members of the Audit Committee. In deciding whether to approve or ratify a related person transaction, the Audit Committee will consider the following factors:

Whether the terms of the transaction are (a) fair to eBay and (b) at least as favorable to eBay as would apply if the transaction did not involve a related person;
Whether there are demonstrable business reasons for eBay to enter into the transaction;
Whether the transaction would impair the independence of an outside director under eBay’s director independence standards; and

Whether the transaction would present an improper conflict of interest for any director or executive officer, taking into account the size of the transaction, the overall financial position of the related person, the direct or indirect nature of the related person’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the committee deems relevant.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with eBay.

On April 10, 2014, we entered into an agreement with Carl C. Icahn, High River Limited Partnership, Icahn Partners Master Fund LP, Icahn Partners LP and certain of their affiliates (collectively, the “Icahn Group”) pursuant to which Mr. Dorman was appointed to the eBay Board. With respect to the 2015 Annual Meeting, we were required to notify the Icahn Group as to whether we intended to nominate Mr. Dorman for election at the 2015 Annual Meeting. On January 21, 2015, we gave the Icahn Group notice that we intended to nominate Mr. Dorman for election at the 2015 Annual Meeting.

In addition, on January 21, 2015, we entered into a nomination and standstill agreement with the Icahn Group pursuant to which we agreed that no later than the first regularly scheduled meeting of the Board immediately following the date of such agreement, we would expand the eBay Board and appoint Mr. Christodoro to fill the resulting vacancy. Mr. Christodoro may elect to remain on the eBay Board or resign from the eBay Board and become a member of the PayPal Board, with such resignation and appointment to be effective as of the effective time of the PayPal spin-off. A full description of the January 21, 2015 agreement with the Icahn Group is included in a Form 8-K filed with the SEC on January 23, 2015.

Since the beginning of 2014, there were no other related person transactions, and there are not currently any proposed related person transactions, that would require disclosure under SEC rules.

16	2015 Annual Meeting of Stockholders

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1—ELECTION OF DIRECTORS

At the 2015 Annual Meeting, 15 directors are to be elected to serve for a one-year term until our 2016 Annual Meeting, and until their successors are elected and qualified.

Our Board is currently composed of 17 members, 15 of whom are currently independent directors within the meaning of the listing standards of the Nasdaq Global Select Market. Mr. Dorman joined the Board in June 2014; Ms. Hammer and Messrs. Traquina and Yeary joined the Board in January 2015; and Ms. McGovern and Messrs. Bates and Christodoro joined the Board in March 2015. Mr. Andreessen was a member of the Board until his resignation in October 2014. Messrs. Ford and Schlosberg will end their service to the Board when their term expires at the conclusion of the 2015 Annual Meeting.

The term of office of each of the nominees standing for election at the Annual Meeting expires at the upcoming Annual Meeting. All of the nominees are currently a member of the Board and each of the nominees except Ms. Hammer, Ms. McGovern, and Messrs. Bates, Christodoro, Dorman, Traquina, and Yeary has been previously elected by the stockholders. Each of the nominees has consented to serving as a nominee and being named as a nominee in this Proxy Statement, and to serving as a director if elected. If elected at the Annual Meeting, each of the nominees would serve a one-year term until our 2016 Annual Meeting and until his or her successor is elected and qualified, or until his or her earlier death, resignation, or removal. The Board anticipates that, in connection with the separation of the PayPal business into an independent publicly traded company, a number of directors will be appointed to the Board of Directors of PayPal Holdings, Inc. and may resign from their position on the eBay Board.

Majority Vote Standard for Election of Directors. Our Bylaws provide that in the event of an uncontested election, each director shall be elected by the affirmative vote of a majority of the votes cast with respect to such director—i.e., the numbers of shares voted “FOR” a director nominee must exceed the number of votes case “AGAINST” that nominee. ”ABSTAIN” votes will be counted as present for purposes of this vote but are not counted as votes cast. Broker non-votes will not be counted as present and are not entitled to vote on the proposal.

Director Resignation Policy for Uncontested Elections. If a nominee who is serving as a director is not elected at the annual meeting, under Delaware law the director would continue to serve on the Board as a “holdover director” until his or her successor is elected and qualified, or until his or her earlier resignation or removal pursuant to our Bylaws. In the case of an uncontested election, in accordance with our Corporate Governance Guidelines, our Board expects each incumbent director who is nominated for re-election to resign from the Board effective upon the Board’s acceptance of such resignation, in accordance with the procedure set forth in our Bylaws, if he or she fails to receive the required number of votes for re-election in accordance with our Bylaws. Our Corporate Governance Guidelines provide that, in considering whether to nominate any incumbent director for re-election, the Board will take into account whether the director has tendered an irrevocable resignation that will be effective upon the Board’s acceptance of such resignation in the event the director fails to receive the required vote to be re-elected. In the case of a proposed nominee who is not an incumbent director, the Board will take into account whether the individual has agreed to tender such a resignation prior to being nominated for re-election.

In the case of an uncontested election, if a nominee who is an incumbent director does not receive the required vote for re-election, the Corporate Governance and Nominating Committee or another committee of the Board will decide whether to accept or reject such director’s resignation (if the director has tendered such a resignation), or whether to take other action, within 90 days after the date of the certification of the election results (subject to an additional 90-day period in certain circumstances). In reaching its decision, the committee will review factors it deems relevant, which may include any stated reasons for “AGAINST” votes, whether the underlying cause or causes of the “AGAINST” votes are curable, criteria considered by the committee in evaluating potential candidates for the Board, the length of service of the director, the size and holding period of such director’s stock ownership in the Company, and the director’s contributions to the Company. The committee’s decision will be publicly disclosed in a filing with the SEC. If a nominee who was not already serving as a director fails to receive the required votes to be elected at the annual meeting, he or she will not become a member of the Board. All of the director nominees are currently serving on the Board and each director nominee has submitted an irrevocable resignation of the type described above.

investor.ebayinc.com   17

PROPOSALS REQUIRING YOUR VOTE

Background to the Board’s Recommendation in Favor of eBay’s Nominees.

The Corporate Governance and Nominating Committee considers a number of factors and principles in determining the slate of director nominees for election to the Company’s Board, as discussed in the section titled “Corporate Governance and Nominating Committee,” above. In particular, the Board considers the following factors and principles to evaluate and select nominees:

The Board should be composed of directors chosen on the basis of their character, integrity, judgment, skills, background, and experience of particular relevance to the Company.
Directors should have high-level managerial experience in a relatively complex organization or be accustomed to dealing with complex problems.
Directors should also represent the balanced, best interests of the stockholders as a whole rather than special interest groups or constituencies.

Each director should be an individual of the highest character and integrity, with the ability to work well with others and with sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director.

In addressing the overall composition of the Board, characteristics such as diversity (including gender and race), age, international background, and expertise should be considered as well.
The Board should be composed of directors who are highly engaged with our business.
The Board should include individuals with highly relevant professional experience.

eBay’s Corporate Governance and Nominating Committee and Board have evaluated each of the director nominees against the factors and principles eBay uses to select director nominees. Based on this evaluation, our Corporate Governance and Nominating Committee and the Board have concluded that it is in the best interests of eBay and its stockholders for each of the proposed nominees listed below to serve as a director of eBay. The board believes that all of these nominees have a strong track record of being responsible stewards of stockholders’ interests and bring extraordinarily valuable insight, perspective and expertise to the board. Additional reasons that the board recommends supporting the election of the director nominees include:

All of the nominees have high-level managerial experience in relatively complex organizations.
Each nominee has highly relevant professional experience in the management, technology, innovation, and financial services fields.

Each nominee is highly engaged and able to commit the time and resources needed to provide active oversight of eBay and its management. None of the nominees sits on the boards of more than four other public companies, and each of our directors attended at least 75% of the aggregate of all of our Board meetings and committee meetings for committees on which such director served during 2014.

We believe each nominee is an individual of high character and integrity and is able to contribute to strong board dynamics.
Each of these nominees has experience and expertise that complement the skill sets of the other nominees.

In addition to these attributes, in each individual’s biography set forth below, we have highlighted specific experience, qualifications, and skills that led the Board to conclude that each individual should serve as a director of eBay.

18	2015 Annual Meeting of Stockholders

PROPOSALS REQUIRING YOUR VOTE

Nominees for Election for a One-Year Term Expiring at Our 2016 Annual Meeting

FRED D. ANDERSON

Director since: 2003 Age: 70 eBay Board Committees: Audit Committee (Chairman; Audit Committee Financial Expert) Other Public Company Boards: Yelp Inc. (since 2011)

Director Qualifications

Financial Expertise: Extensive financial experience, having served as the CFO of Apple Inc., one of the world’s largest consumer electronics companies, for eight years and the CFO of Automatic Data Processing, one of the world’s largest providers of business processing solutions, for four years.

Technology Industry Experience: Former CFO of two large and innovative global technology companies, as well as extensive experience as a board member of public technology companies.

Leadership: Co-Founder and Managing Director of Elevation Partners.

Transactional Experience: Significant experience in all aspects of analyzing and executing sophisticated corporate transactions with very large and sophisticated technology businesses and through his experience at Elevation Partners.

Experience
Mr. Anderson is the Co-Founder of Elevation Partners, a private equity firm that focuses on the media and entertainment industry, and has served as a Managing Director since July 2004. From 1996 until 2004, Mr. Anderson served as Executive Vice President and Chief Financial Officer of Apple Inc. From 1992 until 1996, Mr. Anderson served as Corporate Vice President and Chief Financial Officer of Automatic Data Processing, Inc. Prior to that, Mr. Anderson was the COO and President of MAI Systems. Mr. Anderson currently serves on the Board of Directors of Yelp Inc.

On April 24, 2007, the SEC filed a complaint against Mr. Anderson and another former officer of Apple. The complaint alleged that Mr. Anderson failed to take steps to ensure that the accounting for an option granted in 2001 to certain executives of Apple, including himself, was proper. Simultaneously with the filing of the complaint, Mr. Anderson settled with the SEC, neither admitting nor denying the allegations in the complaint. In connection with the settlement, Mr. Anderson agreed to a permanent injunction from future violations of Sections 17(a)(2) and 17(a)(3) of the Securities Act of 1933 and Section 16(a) of the Exchange Act and Rules 13b2-2 and 16a-3 thereunder, and from aiding and abetting future violations of Sections 13(a), 13(b)(2)(A), 13(b)(2)(B), and 14(a) of the Exchange Act and Rules 12b-20, 13a-1, 13a-13, and 14a-9 thereunder. He also agreed to disgorge approximately $3.5 million in profits and interest from the option he received and to pay a civil penalty of $150,000. Under the terms of the settlement, Mr. Anderson may continue to act as an officer or director of public companies.

Mr. Anderson was formerly a Certified Public Accountant with Coopers & Lybrand and a captain in the U.S. Air Force. Mr. Anderson also serves on the Board of Trustees for Whittier College. Mr. Anderson received his B.A. from Whittier College and his M.B.A. from the University of California, Los Angeles.

investor.ebayinc.com   19

PROPOSALS REQUIRING YOUR VOTE

EDWARD W. BARNHOLT

Director since: 2005 Age: 71 eBay Board Committees: Compensation Committee (Chairman) Other Public Company Boards: Adobe Systems Incorporated (since 2005), KLA-Tencor Corporation (since 1997)

Director Qualifications

Technology Industry Experience: Over 48 years working in the technology sector at some of the largest and most complex companies in the industry, including Agilent Technologies, Inc. and Hewlett-Packard Company.

Leadership: Extensive leadership experience as CEO of Agilent Technologies for six years and extensive experience serving as a Chairman and board member of companies, including KLA-Tencor and Adobe Systems (where he also serves on the Compensation Committees).

Transactional/M&A Experience: Helped lead the spin-off of Agilent from Hewlett-Packard Company in 1999.

Experience
Mr. Barnholt served as President and Chief Executive Officer of Agilent Technologies, Inc., a measurement company, from May 1999 until his retirement in March 2005, and helped lead Agilent’s spin-off from Hewlett-Packard Company in November 1999. From 1966 to 1999, Mr. Barnholt held various positions at Hewlett-Packard Company. Mr. Barnholt currently serves on the Board of Directors of KLA-Tencor Corporation (where he currently serves as the Non-Executive Chairman) and of Adobe Systems Incorporated.

Mr. Barnholt also serves as a member of the Board of Trustees of the David and Lucile Packard Foundation. Mr. Barnholt received a B.S and M.S. in Electrical Engineering from Stanford University.

ANTHONY J. BATES

Director since: 2015 Age: 47 Other Public Company Boards: GoPro, Inc. (since June 2014), Sirius XM Holdings Inc. (since September 2013)

Director Qualifications

Technology Industry Experience: Extensive executive leadership experience in the technology industry, including the management of worldwide operations, sales, service, and support areas.

Leadership: Leadership as President of GoPro, Inc., former Executive Vice President, Business Development and Evangelism at Microsoft Corporation and former Chief Executive Officer of Skype Inc. adds to the strong leadership expertise of the board.

Experience
Mr. Bates has been the President of GoPro, Inc., which makes and sells versatile capture devices to enable people to capture photo and video content, since June 2014. From July 2013 until March 2014, Mr. Bates was the Executive Vice President, Business Development and Evangelism, of Microsoft Corporation, a software company. Mr. Bates was the Chief Executive Officer of Skype Inc., a provider of software applications and related internet communications products, from October 2010 until its acquisition by Microsoft in 2011, subsequent to which Mr. Bates served as the President of Microsoft’s Skype Division until July 2013. From 1996 to October 2010, Mr. Bates served in various roles at Cisco Systems, Inc., a networking equipment provider, most recently as Senior Vice President and General Manager of the Enterprise Group. Mr. Bates currently serves on the Board of Directors of Sirius X.M. Holdings Inc., a satellite radio system operator and broadcaster.

20	2015 Annual Meeting of Stockholders

PROPOSALS REQUIRING YOUR VOTE

JONATHAN CHRISTODORO

Director since: 2015

Age: 38

Other Public Company Boards: Enzon Pharmaceuticals Inc. (since October 2013), Herbalife Ltd. (since February 2013), Hologic, Inc. (since December 2013), and Talisman Energy Inc. (since December 2013)

Director Qualifications

Leadership: Mr. Christodoro’s leadership experience as a Managing Director of Icahn Capital LP adds to the strong leadership expertise of the board.

Financial Expertise: Mr. Christodoro has over 15 years of extensive financial, strategic and investment experience advising and investing in public companies, including at the board level.

Experience
Mr. Christodoro has served as a Managing Director of Icahn Capital LP, the entity through which Carl C. Icahn manages investment funds, since July 2012. Mr. Christodoro is responsible for identifying, analyzing and monitoring investment opportunities and portfolio companies for Icahn Capital. Prior to joining Icahn Capital, from 2007 to 2012, Mr. Christodoro served in various investment and research roles at P2 Capital Partners, LLC, Prentice Capital Management, LP and S.A.C. Capital Advisors, LP. Mr. Christodoro began his career as an investment banking analyst at Morgan Stanley, where he focused on merger and acquisition transactions across a variety of industries. Mr. Christodoro currently serves on the Board of Directors of Enzon Pharmaceuticals, Inc. (where he currently serves as Chairman of the Board, as a member of the Governance and Nominating Committee, as a member of the Finance and Audit Committee, and as a member of the Compensation Committee), Herbalife Ltd (where he currently serves as a member of the Nominating and Governance Committee and as a member of the Compensation Committee), Hologic, Inc. (where he currently serves as a member of the Nominating and Corporate Governance Committee and as a member of the Corporate Development Committee), and Talisman Energy, Inc. (where he currently serves as a member of the Nominating and Governance Committee and as a member of the Reserves Committee).

Mr. Christodoro received an M.B.A. from the University of Pennsylvania’s Wharton School of Business with Distinction, majoring in Finance and Entrepreneurial Management. Mr. Christodoro received a B.S. in Applied Economics and Management Magna Cum Laude with Honors Distinction in Research from Cornell University. Mr. Christodoro also served in the United States Marine Corps.

SCOTT D. COOK

Director since: 1998 Age: 62 eBay Board Committees: Corporate Governance and Nominating Committee Other Public Company Boards: Intuit Inc. (since 1984), The Procter & Gamble Company (since 2000)

Director Qualifications

Technology Industry Experience: Mr. Cook has been a leader in the technology industry for the past 32 years. As co-founder of Intuit Inc., a global consumer-facing technology company, Mr. Cook has driven innovation and significant growth.

Leadership: Mr. Cook’s leadership experience as co-founder, Chairman, and board member of Intuit provides the eBay Board with strong technology leadership expertise.

Thought Leadership: Mr. Cook serves on the Harvard Business School’s Dean’s Advisory Board. Mr. Cook is also on the Board of the Center for Brand and Product Management at the University of Wisconsin.

Marketing/Product Development: Extensive experience in product development and marketing as founder of the Board of the Center for Brand and Product Management at the University of Wisconsin, which focuses on training MBA students in brand and product management.

Experience
Mr. Cook co-founded Intuit Inc., a maker of business and financial management technology solutions, including QuickBooks, Quicken, and TurboTax, in 1983. Mr. Cook has served Intuit in various capacities since its founding, serving as CEO and Chairman, and has been the Chairman of the Executive Committee of the Board of Directors of Intuit since August 1998. Mr. Cook also serves on the Board of Directors of The Procter & Gamble Company (where he is Chair of the Innovation and Technology Committee and a member of the Compensation & Leadership Development Committee), and The Intuit Scholarship Foundation and Valhalla Foundation.

Mr. Cook received his B.A. from the University of Southern California and his M.B.A from the Harvard Business School.

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PROPOSALS REQUIRING YOUR VOTE

JOHN J. DONAHOE

Director since: 2008 Age: 54 eBay Board Committees: None Other Public Company Boards: Intel Corporation (since 2009), Nike, Inc. (since 2014)

Director Qualifications

Technology Industry Experience: Extensive industry experience and deep knowledge of eBay’s day-to-day operations based on current role as eBay’s President and Chief Executive Officer and previous managerial experience as President of eBay Marketplaces and Interim President of PayPal.

Leadership: Served as the President and Chief Executive Officer of eBay Inc. since 2008. Prior to that served as the President of eBay Marketplaces and Interim President of PayPal for approximately three years combined. Former leadership experience prior to eBay as Worldwide Managing Director of Bain & Company, one of the largest and most well-respected global management consulting firms in the world.

International Experience: As CEO of eBay, Mr. Donahoe oversaw a global organization with greater than 50% of revenues coming from outside the United States. As Worldwide Managing Director of Bain & Company, Mr. Donahoe oversaw the firm’s global management consulting business with a diverse client base and substantial international operations. This broad international experience is extremely valuable to the Board.

Transactional/M&A Experience: Oversaw the acquisitions of Braintree, GSI Commerce, and 35 other companies, and the divestiture of Skype.

Experience
Mr. Donahoe has served as eBay’s President and Chief Executive Officer since March 2008, and as a director of eBay since January 2008. From January 2012 until April 2012, Mr. Donahoe served as Interim President of PayPal. From January 2008 to March 2008, Mr. Donahoe served as CEO-designate of eBay. From March 2005 to January 2008, Mr. Donahoe served as President, eBay Marketplaces. From January 2000 to February 2005, Mr. Donahoe served as the Worldwide Managing Director of Bain & Company.

Mr. Donahoe serves on the Board of Directors of Intel Corporation (where he currently serves as a member of the Compensation Committee and as a member of the Corporate Governance and Nominating Committee) and of Nike, Inc. (where he currently serves as a member of the Nominating and Corporate Governance Committee). Mr. Donahoe received his B.A. in Economics from Dartmouth College and an M.B.A. from the Stanford Graduate School of Business.

22	2015 Annual Meeting of Stockholders

PROPOSALS REQUIRING YOUR VOTE

DAVID W. DORMAN

Director since: 2014

Age: 61

eBay Board Committees: Compensation Committee

Other Public Company Boards: CVS Health Corporation (since March 2006), Motorola Solutions, Inc. (since 2011), Yum! Brands, Inc. (since 2005)

Director Qualifications

Leadership: Mr. Dorman’s leadership as former Chairman and CEO of AT&T adds to the strong leadership expertise of the board.

Technology Industry Experience: Mr. Dorman has extensive experience in global telecommunications-related businesses as a former Chief Executive Officer, as well as expertise in finance, strategic planning and public company executive compensation.

Experience
Mr. Dorman has been the Non-Executive Chairman of the Board of CVS Health Corporation, a pharmacy healthcare provider since May 2011. He is also a Founding Partner of Centerview Capital, a private investment firm, since July 2013. He was formerly Non-Executive Chairman of the Board of Motorola Solutions, Inc., (formerly Motorola, Inc.) a leading provider of business and mission critical communication products and services for enterprise and government customers. He served as Non-Executive Chairman of the Board of Motorola, Inc. from May 2008 until the separation of its mobile devices and home businesses in January 2011. From October 2006 to May 2008, he was a Senior Advisor and Managing Director to Warburg Pincus LLC, a global private equity firm. From November 2005 until January 2006, Mr. Dorman served as President and a director of AT&T Inc., a telecommunications company (formerly known as SBC Communications). From November 2002 until November 2005, Mr. Dorman was Chairman of the Board and Chief Executive Officer of AT&T Corporation. Prior to this, he was President of AT&T Corp. from 2000 to 2002 and the Chief Executive Officer of Concert Communications Services, a former global venture created by AT&T Corp. and British Telecommunications plc, from 1999 to 2000. Mr. Dorman also serves on the Board of Directors of Yum! Brands, Inc. and Motorola Solutions, Inc. and as a Trustee for Georgia Tech Foundation, Inc.

Mr. Dorman received his B.S. in industrial management from Georgia Institute of Technology.

BONNIE S. HAMMER

Director since: 2015 Age: 64 Other Public Company Boards: IAC/InteractiveCorp (since September 2014)

Director Qualifications

Leadership: As Chairman of NBCUniversal Cable Entertainment, Ms. Hammer’s executive oversight of prominent cable brands and production studios provides the board with strong leadership experience.

Media Experience: Industry leader in media for close to 40 years, with proven expertise in network programming, production and multiplatform branding.

Experience
Bonnie Hammer has been Chairman of NBCUniversal Cable Entertainment since February 2013. In this capacity, Ms. Hammer has executive oversight of leading cable brands USA Network, Bravo, Syfy, E! Entertainment, Oxygen, Esquire Network, Sprout, Chiller, Cloo and Universal HD. She also oversees two Hollywood studios: Universal Cable Productions, which produces scripted content for cable and broadcast networks, and Wilshire Studios, which specializes in reality programming. Prior to her tenure as Chairman of NBCUniversal Cable Entertainment, Ms. Hammer served as Chairman of NBCUniversal Cable Entertainment and Cable Studios since November 2010. In this capacity, Ms. Hammer had executive oversight of cable brands USA Network, Syfy, E! Entertainment, Chiller, Cloo and Universal HD, as well as Universal Cable Productions and Wilshire Studios.

Prior to joining NBCUniversal in May 2004, Ms. Hammer served as President of Syfy from 2001 to 2004 and held other senior executive positions at Syfy and USA Network from 1989 to 2000. Before that, she was an original programming executive at Lifetime Television Network from 1987 to 1989. Ms. Hammer has served on the boards of ShopNBC, a 24-hour TV shopping network, the International Radio and Television Society (IRTS) and the Ad Council. Ms. Hammer also serves on the Board of Directors of IAC/ InteractiveCorp and currently holds an advisory role with Boston University’s College of Communication.

Ms. Hammer received her B.A. in communications and a master’s degree in media and new technology from Boston University.

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PROPOSALS REQUIRING YOUR VOTE

GAIL J. MCGOVERN

Director since: 2015 Age: 63 Other Public Company Boards: DTE Energy Company (since June 2003)

Director Qualifications

Leadership: Ms. McGovern’s leadership experience as President and Chief Executive Officer of the American Red Cross adds to the strong leadership expertise of the board and brings a strong perspective from the academic and nonprofit worlds.

Thought Leadership: Ms. McGovern serves as a trustee of a major research university and formerly served as a Professor of Management practice at Harvard Business School.

Expertise: Extensive executive experience in marketing and sales, customer relations, corporate finance, strategic planning and government relations and knowledge of regulatory matters.

Experience
Ms. McGovern is currently the President and Chief Executive Officer of the American Red Cross and has served in that position since June 2008. From 2002 to 2008, Ms. McGovern served as a Professor at Harvard Business School. Ms. McGovern also served as President of Fidelity Personal Investments, a unit of Fidelity Investments from 1998 to 2002 and Executive Vice President of the Consumer Markets Division at AT&T from 1997 to 1998. Ms. McGovern is a trustee of Johns Hopkins University and Johns Hopkins Medicine, and a director of DTE Energy Company and The Weather Company.

Ms. McGovern received her B.A. in quantitative sciences from Johns Hopkins University and her M.B.A. from Columbia University.

KATHLEEN C. MITIC

Director since: 2011

Age: 45

eBay Board Committees: Compensation Committee and Corporate Governance and Nominating Committee

Other Public Company Boards: Restoration Hardware Holdings, Inc. (since 2013)

Director Qualifications

Marketing Experience: Expertise in global marketing. Ms. Mitic led Global Platform & Mobile Marketing at Facebook, Inc., one of the world’s most recognized social networking companies and led Global Products Marketing at Palm, Inc.

Technology Industry Leadership: Ms. Mitic has served in executive positions within the industry as listed above, including at major global consumer-facing technology companies, for the past eight years. She has experience building and operating technology companies as the founder and Chief Executive Officer of Sitch and the Chief Operating Officer at Skyrider, Inc.

Experience
Ms. Mitic is the Founder and Chief Executive Officer of Sitch, Inc. (formerly known as Three Koi Labs, Inc.), a mobile start-up company formed in August 2012. From August 2010 to August 2012, Ms. Mitic served as Director of Platform & Mobile Marketing for Facebook, Inc., a social networking service. From June 2009 to July 2010, Ms. Mitic served as Senior Vice President, Product Marketing of Palm, Inc., a smartphone manufacturer. From May 2008 to June 2009, Ms. Mitic was an Executive-in-Residence at Elevation Partners, a private equity firm focused on the media and entertainment industries. From December 2006 to February 2008, Ms. Mitic served as Chief Operating Officer of Skyrider Inc., a developer of online peer-to-peer networking solutions.

Ms. Mitic currently serves on the Board of Directors of Restoration Hardware Holdings, Inc. (where she currently serves as a member of the Audit Committee). She also serves on the Board of Sitch, Inc. and Special Olympics International.

Ms. Mitic received her B.A. from Stanford University and her M.B.A. from Harvard Business School.

24	2015 Annual Meeting of Stockholders

PROPOSALS REQUIRING YOUR VOTE

DAVID M. MOFFETT

Director since: 2007

Age: 63

eBay Board Leadership: Lead Independent Director

eBay Board Committees: Audit Committee

Other Public Company Boards: CIT Group Inc. (since 2010), Genworth Financial, Inc. (since 2012)

Director Qualifications

Financial and Regulatory Expertise: Mr. Moffett has more than 30 years of strategic finance, risk management, and operational experience in banking and payment processing. He brings this strong financial expertise to his role on the Board and as a member of the Audit Committee.

He also has extensive global financial management and regulatory expertise as a former Chief Executive Officer and Chief Financial Officer of financial services companies.

Payments Business Expertise: Mr. Moffett has extensive experience in the payments business as a result of his involvement with the development of U.S. Bancorp’s global expansion of its merchant processing business, which is particularly relevant to PayPal’s business.

Leadership: Mr. Moffett’s leadership experience as CEO of Freddie Mac adds to the strong leadership expertise of the board.

Transaction Experience: During his tenure as CFO of Star Banc Corporation, Mr. Moffett played an integral role in the successful acquisitions of Firstar Corporation and U.S. Bancorp. His deep experience in leading successful acquisitions is very relevant to eBay’s Board.

Experience
Mr. Moffett was appointed CEO of Federal Home Loan Mortgage Corp. (Freddie Mac), a government controlled and sponsored mortgage company as part of a “plan of action” by the Federal Housing Finance Agency, from September 2008 until his retirement in March 2009. He also served as a director of Freddie Mac from December 2008 to March 2009. In 1993, Mr. Moffett joined Star Banc Corporation, a bank holding company, as Chief Financial Officer and during his tenure played an integral role in the acquisition of Firstar Corporation in 1998 and later U.S. Bancorp in 2001. Mr. Moffett remained CFO of U.S. Bancorp until 2007.

Mr. Moffett currently serves on the Board of Directors of CIT Group Inc. (where he currently serves as a member of the Compensation Committee) and of Genworth Financial, Inc. (where he currently serves as a member of the Nominating and Corporate Governance Committee and as a member of the Legal and Public Affairs Committee). He also currently serves as a Trustee for Columbia Atlantic Mutual Funds and University of Oklahoma Foundation and as a consultant to various financial services companies.

Mr. Moffett received a B.A. from the University of Oklahoma and an M.B.A. from Southern Methodist University.

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PROPOSALS REQUIRING YOUR VOTE

PIERRE M. OMIDYAR

Director since: 1996 Age: 47 eBay Board Leadership: Chairman Other Public Company Boards: None

Director Qualifications

Technology Industry Experience: Mr. Omidyar has extensive experience as a technologist and innovator in our industry. His knowledge of the industry and long history of driving innovation provides important expertise to our Company that is technology driven and focused on innovation.

Leadership: As the founder of eBay, Mr. Omidyar brings to the Board a deep understanding of the business and a long-standing history as a leader within our Company and the technology industry.

In addition to eBay, Mr. Omidyar has also been a founder of several other innovative businesses, including the Omidyar Network and First Look. His extensive experiences as an entrepreneur are particularly relevant to our nimble, fast-changing businesses.

Experience
Mr. Omidyar founded eBay in September 1995. He has been a director and Chairman of the Board since eBay’s incorporation in May 1996. Mr. Omidyar is the Founding Partner and Chairman of Omidyar Network, a philanthropic investment firm committed to creating opportunity for individuals to improve their lives. He is Co-Founder, Chief Executive Officer, and publisher of Civil Beat, an online news service formed in 2010. Mr. Omidyar is also the founder, Chief Executive Officer and publisher of First Look, a mass media news organization established in 2013.

Mr. Omidyar serves on the Board of Trustees of Omidyar-Tufts Microfinance Fund, the Punahou School, Santa Fe Institute, and the Roshan Cultural Heritage Institute.

Mr. Omidyar received a B.S. from Tufts University.

26	2015 Annual Meeting of Stockholders

PROPOSALS REQUIRING YOUR VOTE

THOMAS J. TIERNEY

Director since: 2003 Age: 61 eBay Board Committees: Compensation Committee and Corporate Governance and Nominating Committee (Chairman) Other Public Company Boards: None

Director Qualifications

Nonprofit and Philanthropic Leader: Mr. Tierney is a social entrepreneur and recognized leader in the non-profit world, and frequently speaks and writes on a variety of topics related to nonprofit leadership and philanthropy. Mr. Tierney also is Chair of the Harvard Business School Initiative on Social Enterprise and serves on the Harvard Business School’s Dean’s Advisory Board.

Extensive Managerial and Strategy/Leadership Consulting Experience: Extensive managerial experience as Chairman of The Bridgespan Group and Chief Executive of Bain & Company and over 35 years providing strategy and leadership consulting to CEOs across a range of industries.

Business Leadership Expertise: Helped lead Bain & Company through a highly successful turnaround.

Experience
Mr. Tierney is Chairman and co-founder of The Bridgespan Group, a nonprofit organization that collaborates with mission-driven leaders and organizations to help accelerate social impact, and has been its Chairman of the Board since late 1999. From 1980 to 2000, he held various positions at Bain & Company, including serving as its Chief Executive from 1992 to 2000.

Mr. Tierney currently serves on many charitable boards, including the global board of The Nature Conservancy, the Hoover Institution (where he currently serves as the Chairman), and The Woods Hole Oceanographic Institution.

Mr. Tierney received his B.A. from the University of California at Davis and received an M.B.A. degree from Harvard Business School, where he graduated with distinction.

PERRY M. TRAQUINA

Director since: 2015 Age: 58 Other Public Company Boards: None

Director Qualifications

Investment/Finance Experience: Mr. Traquina brings strong expertise in finance and global investment management based on over 34 years of experience working at Wellington Management Company LLP.

Leadership: Mr. Traquina’s leadership experience as a former Chairman, CEO, and Managing Partner of Wellington Management Company LLP adds to the strong leadership expertise of the board.

Experience
Perry M. Traquina is the former Chairman, CEO, and Managing Partner of Wellington Management Company LLP, a global investment management firm, a position Mr. Traquina held for a decade until his retirement from the firm in 2014. During his 34 year career at Wellington, he was an investor for 17 years and a member of the management team for the other half of his time at the firm. Mr. Traquina received his B.A. from Brandeis University and an M.B.A. from Harvard University.

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PROPOSALS REQUIRING YOUR VOTE

FRANK D. YEARY

Director since: 2015 Age: 51 Other Public Company Boards: Intel Corporation (since March 2009)

Director Qualifications

Investment Banking and Finance Experience: Mr. Yeary’s extensive career in investment banking and finance brings to the Board financial strategy and M&A expertise, including expertise in financial reporting and experience in assessing the efficacy of mergers and acquisitions. In addition, Mr. Yeary’s role as Vice Chancellor and as Chief Administrative Officer of a large public research university provides strategic and financial expertise.

Leadership: Mr. Yeary’s leadership experience as Executive Chairman of CamberView Partners, LLC adds to the strong leadership expertise of the board.

Experience
Frank D. Yeary has been Executive Chairman of CamberView Partners, LLC, a corporate advisory firm, since 2012. Mr. Yeary was Vice Chancellor of the University California, Berkeley from 2008 to 2012, where he led and implemented major strategic and financial changes to the university’s financial and operating strategy; from 2010 to 2011, he served as interim Chief Administrative Officer, managing a portfolio of financial and operational responsibilities and departments. Prior to 2008, Mr. Yeary spent 25 years in the finance industry, most recently as Managing Director, Global Head of Mergers and Acquisitions and a member of the Management Committee at Citigroup Investment Banking, a financial services company. Mr. Yeary currently serves on the Board of Directors of Intel Corporation (where he currently serves as the Chair of the Audit Committee). Mr. Yeary was also Chairman and co-founder of Level Money, Inc., a personal finance organization for young adults, until 2015.

Mr. Yeary received his B.A. in History and Economics from the University of California, Berkeley.

The Board of Directors Recommends a Vote FOR each of the Named Nominees.

28	2015 Annual Meeting of Stockholders

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 2 — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

We are asking stockholders to approve, on an advisory basis, the compensation of our named executive officers as described in the Compensation Discussion and Analysis, the compensation tables, and related narrative discussion included in this proxy statement.

As discussed in the Compensation Discussion and Analysis, the Compensation Committee of your Board is committed to an executive compensation program that serves the long-term interests of our stockholders. We believe that attracting and retaining superior talent — supported by a competitive compensation program that is highly performance-based — is key to delivering long-term stockholder returns.

Our executive compensation program is designed to:

align compensation with our business objectives and performance;
motivate our executive officers to enhance long-term stockholder value;
position us competitively among the companies against which we recruit and compete for talent; and
enable us to attract, retain, and reward executive officers and other key employees who contribute to our long-term success.

To achieve these objectives, our executive compensation program has three principal components: long-term equity compensation, an annual cash incentive, and base salary. The Compensation Committee seeks to have our named executive officers’ total compensation heavily weighted to variable, performance-based compensation by delivering a majority of compensation in the form of performance-based restricted stock units (PBRSUs), stock options, and annual cash incentives. PBRSUs are granted based on two-year financial performance. Under our annual cash incentive plan, 75% of each named executive officer’s target bonus for 2014 was based on Company financial performance with the remaining 25% based on individual performance; there is no payout for individual performance unless thresholds for Company performance are met. We also grant time-based restricted stock units, or RSUs, and stock options, the value of which depends on the performance of the Company’s stock.

Our Compensation Committee believes that the goals of our executive compensation program are appropriate and that the program is properly structured to achieve those goals. We have engaged in ongoing discussions with our investors, who generally support those goals and the program, and we believe our stockholders as a whole should support them as well.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2014 Summary Compensation Table, and the other related tables and disclosures.”

The say-on-pay vote is advisory, and therefore not binding on the Company, our Board, or our Compensation Committee. Our Board and our Compensation Committee value the opinions of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements.

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PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 3 — APPROVAL OF THE MATERIAL TERMS, INCLUDING THE PERFORMANCE GOALS, OF THE AMENDMENT AND RESTATEMENT OF THE EBAY INCENTIVE PLAN

In 2005, the Board initially adopted, and eBay’s stockholders approved, the eBay Incentive Plan (the “Plan”). In 2010, the Board adopted and our stockholders re-approved an amended and restated version of the Plan. The Plan has subsequently been amended and restated in 2015 to incorporate an amendment previously approved by the Compensation Committee which allows eBay to clawback or recoup any amounts paid under the Plan as necessary for compliance with any Company policy or as required by law. The material terms, including the performance goals, of the amended and restated Plan are being submitted to stockholders in 2015 so that payments to certain executive officers under the Plan will continue to be deductible by eBay for federal income tax purposes, as described below.

The approval of the material terms, including the performance goals, of the amended and restated Plan by eBay’s stockholders requires the affirmative vote of a majority of the votes cast with respect to the proposal by the shares present in person or represented by proxy, and entitled to vote on the proposal at the Annual Meeting. A “majority of votes cast” means that the number of votes “FOR” the approval of material terms, including the performance goals, of the amended and restated Plan must exceed the number of votes “AGAINST” the approval of the material terms of the amended and restated Plan.

The Plan is an important element of our overall compensation strategy to align employee compensation with our annual performance and to enable us to attract, retain, and reward individuals who contribute to our success and motivate them to enhance the value of our Company.

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, denies a tax deduction to public companies for compensation paid to certain “covered employees” in a taxable year to the extent the compensation paid to a covered employee exceeds $1 million, unless the plan contains certain features that qualify the compensation as “performance-based compensation.” The Plan is intended to satisfy the requirements for “performance-based compensation” as required by Section 162(m) of the Code. One of the requirements of “performance-based compensation” is that the material terms, including the performance goals, in the applicable compensation plan be approved by the company’s stockholders at least once every five years. Accordingly, eBay is asking stockholders to approve the material terms, including the performance goals, of the amended and restated Plan to satisfy the requirements of Section 162(m). The Board believes the approval of the material terms, including the performance goals, of the Plan is in the best interests of the Company and its stockholders. If stockholders do not approve the material terms of the Plan, beginning with the 2016 performance year, the chief executive officer and the next three most highly compensated executive officers (other than the chief financial officer) will not receive awards under the Plan. For avoidance of doubt, nothing in this proposal precludes the Company from granting awards outside of the Plan that do not qualify as performance-based compensation under Section 162(m). In the event stockholders do not approve the material terms of the Plan, the Company may choose to make awards outside of the Plan if it determines that doing so is in the best interests of the Company and stockholders.

A summary of the principal provisions of the amended and restated Plan is set forth below. The summary is qualified by reference to the full text of the amended and restated Plan, a copy of which is attached as Appendix A to this proxy statement.

General and Administration

The Plan provides for an annual bonus to eligible eBay employees. The Compensation Committee is responsible for administering the Plan. The members of the Compensation Committee (or the sub-committee selected to administer the Plan) must qualify as “outside directors” under Section 162(m) of the Code in order for incentive awards to “covered employees” to qualify as deductible “performance-based compensation” under the Code. The Compensation Committee has complete and absolute authority to make decisions regarding the administration of the Plan, including interpreting the terms and provisions, and establishing, adjusting, or paying incentive awards. Under the Plan, no participant may receive an award of more than $8 million (or the equivalent amount of equity, based on fair market value on the date of grant) in any calendar year.

30	2015 Annual Meeting of Stockholders

PROPOSALS REQUIRING YOUR VOTE

Eligibility

All active regular full-time and part-time employees who are notified by us are eligible to participate in the Plan. Employees who participate in other bonus programs, such as any sales incentive plan, are not eligible to participate in the Plan unless they are specifically made eligible in writing by one of our executive officers. In addition, we may, in our sole discretion, provide for a payout under the Plan for any employee who has changed positions and, as a result, may have been eligible to participate in the Plan and another bonus program during a quarter. The Plan contains special provisions for designating additional eligible employees (e.g., new hires) for participation in the Plan.

As of December 31, 2014, we and our consolidated subsidiaries employed approximately 34,600 persons, of which approximately 18,500 are currently eligible to participate in the Plan.

Performance

Under the Plan, the Compensation Committee will determine the performance period for measuring actual performance. The Compensation Committee will establish for each performance period:

●	the performance measures based on business criteria and target levels of performance; and
●	a formula for calculating a participant’s award based on actual performance compared to the pre-established performance goals.

Performance measures are based on one or more of the following types of performance criteria:

●	volume criteria (including trading volume, gross merchandise volume, and total payment volume)
●	users
●	revenue
●

income criteria (including operating income, EBITDA, net earnings (either before or after interest, taxes, depreciation, and amortization), net income (either before or after taxes), earnings per share, and earnings using a non-GAAP measurement)

●	multiples of price-to-earnings
●	multiples of price-to-earnings to growth
●	return criteria (including return on net assets, return on gross assets, return on equity, return on invested capital, stock price appreciation, and total shareholder return)
●	stock price
●	cash flow criteria (including operating cash flow and free cash flow)
●	margin criteria (including net margins and operating margins)
●	economic profit
●	employee productivity
●	customer satisfaction metrics
●	market share
●	employee engagement/satisfaction metrics

Any of the above criteria may be measured with respect to us, or any subsidiary, affiliate or other business unit of ours, either in absolute terms, terms of growth or as compared to any incremental increase, as compared to results of a peer group and either in accordance with, or not in accordance with, generally accepted accounting principles, or GAAP. The Compensation Committee defines in an objective fashion the manner of calculating the performance criteria it selects to use for such awards.

The Compensation Committee may set performance periods and performance goals that differ from participant to participant. This may include designating performance goals on either company-wide or business unit performance, as appropriate for a participant’s specific responsibilities.

Establishment of Target Bonuses

The Compensation Committee will designate those eligible employees who are to be participants in the Plan for each year and will specify the terms and conditions for the determination and payment of an incentive award to each of those participants. In combination with any of the objective performance measures described above, the Compensation Committee may condition the payment of an incentive award upon the satisfaction of such objective or subjective standards as it deems appropriate. Under ordinary circumstances, performance measures will be established within 90 days of the commencement of a performance period, or within the period that is the first 25% of any performance period that is shorter than 12 months.

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PROPOSALS REQUIRING YOUR VOTE

Committee Certification and Determination of Incentive Awards

As soon as practicable after the end of each performance period, the Compensation Committee will certify in writing (which may include minutes of a compensation committee meeting) whether the stated performance goals have been met and will determine the amount of the incentive award to be paid to each Plan participant. The Compensation Committee may decrease (but cannot increase) an incentive award paid to a covered employee. In determining that amount, the Compensation Committee will consider the established target bonuses, the degree to which the established standards were satisfied and any other objective or subjective factors it deems appropriate and may reduce the amount of, or eliminate altogether, any incentive award that would otherwise be payable.

Payment of Incentive Awards

Following the Compensation Committee’s determination of incentive awards to be paid, those incentive awards will generally be paid in cash (subject to any election made by an eligible employee to defer all or a portion of the incentive award, if permitted to do so) or equity pursuant to an eBay equity-based award plan under which securities have been registered on Form S-8 Registration Statement.

Awards Subject to Clawback

As of April 2, 2012, any incentive awards paid under the Plan are subject to forfeiture, recovery, or other action by eBay as necessary for compliance with any company policy or as required by law.

Duration and Amendment

If the material terms of the performance goals under the Plan are approved by our stockholders, it will continue in effect until the fifth anniversary of the date of such approval. The Compensation Committee may amend or terminate the Plan at any time and for any reason. If appropriate to maintain the Plan’s qualification under Section 162(m) of the Code, material amendments of the Plan will be conditioned on stockholder approval.

The Board of Directors Recommends a Vote FOR Proposal 3.

32	2015 Annual Meeting of Stockholders

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 4 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent auditors retained to audit our consolidated financial statements. We have appointed PricewaterhouseCoopers LLP, or PwC, as our independent auditors for the fiscal year ending December 31, 2015. PwC has audited our historical consolidated financial statements for all annual periods since our incorporation in 1996. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent audit firm. Further, in conjunction with the mandated rotation of the independent audit firm’s lead engagement partner, the Audit Committee will continue to be directly involved in the selection and evaluation of PwC’s lead engagement partner. The Board and the Audit Committee believe that the continued retention of PwC to serve as our independent auditors is in the best interests of eBay and our stockholders. We expect that representatives of PwC will be present at the Annual Meeting, will have an opportunity to make a statement if they wish, and will be available to respond to appropriate questions.

Our Bylaws do not require that the stockholders ratify the appointment of PwC as our independent auditors. However, we are submitting the appointment of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Board and the Audit Committee will reconsider whether or not to retain PwC. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of eBay and our stockholders.

The Board of Directors and the Audit Committee Recommend a Vote FOR Proposal 4.

Audit and Other Professional Fees

During the fiscal years ended December 31, 2014 and December 31, 2013, fees for services provided by PwC were as follows (in thousands):

	Year Ended December 31,
	2014	2013
Audit Fees	$12,321	$10,796
Audit-Related Fees	1,370	2,154
Tax Fees	874	820
All Other Fees (1)	2,243	1,405
Total	$16,807	$15,175

(1) For 2014 and 2013, includes approximately $1.7 million and $0.3 million, respectively, of lease payments to PwC Russia for office space in Russia pursuant to a sublease arrangement negotiated on an arm’s-length basis.

“Audit Fees” consist of fees incurred for services rendered for the audit of eBay’s annual financial statements, review of financial statements included in eBay’s quarterly reports on Form 10-Q, other services normally provided in connection with statutory and regulatory filings, for attestation services related to compliance with the Sarbanes-Oxley Act of 2002, and services rendered in connection with securities offerings. “Audit-Related Fees” consist of fees incurred for due diligence procedures in connection with acquisitions and divestitures and consultation regarding financial accounting and reporting matters. “Tax Fees” consist of fees incurred for transfer pricing consulting services, tax planning and advisory services, and tax compliance services. “All Other Fees” consist of fees incurred for permitted services not included in the category descriptions provided above with respect to “Audit Fees,” “Audit-Related Fees,” and “Tax Fees,” and include fees for consulting services, compliance-related services, and software licenses, as well as the lease payments described above.

The Audit Committee has determined that the non-audit services rendered by PwC were compatible with maintaining its independence. All such non-audit services were pre-approved pursuant to the pre-approval policy set forth below.

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Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy requiring the pre-approval of any non-audit engagement of PwC. In the event that we wish to engage PwC to perform accounting, technical, diligence, or other permitted services not related to the services performed by PwC as our independent registered public accounting firm, our internal finance personnel will prepare a summary of the proposed engagement, detailing the nature of the engagement, the reasons why PwC is the preferred provider of such services, and the estimated duration and cost of the engagement. The report will be provided to our Audit Committee or a designated committee member, who will evaluate whether the proposed engagement will interfere with the independence of PwC in the performance of its auditing services.

On an interim basis, any non-audit engagement may be presented to the Chair of the Audit Committee for approval and to the full Audit Committee at its next regularly scheduled meeting.

AUDIT COMMITTEE REPORT

We constitute the Audit Committee of the Board. The Audit Committee’s responsibility is to provide assistance and guidance to the Board in fulfilling its oversight responsibilities to eBay’s stockholders with respect to:

eBay’s corporate accounting and reporting practices;
eBay’s compliance with legal and regulatory requirements;
The independent auditors’ qualifications and independence;
The performance of eBay’s internal audit function and independent auditors;
The quality and integrity of eBay’s financial statements and reports;
Reviewing and approving all audit engagement fees and terms, as well as all non-audit engagements with the independent auditors; and
Producing this report.

The Audit Committee members are not professional accountants or auditors and these functions are not intended to replace or duplicate the activities of management or the independent auditors. Management has primary responsibility for preparing the financial statements and designing and assessing the effectiveness of internal control over financial reporting. Management and the internal auditing department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. PwC, eBay’s independent auditors, are responsible for planning and carrying out an audit of eBay’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and eBay’s internal control over financial reporting, expressing an opinion on the conformity of eBay’s audited financial statements with generally accepted accounting principles as well as the effectiveness of eBay’s internal control over financial reporting, reviewing eBay’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures.

During 2014 and in early 2015, in connection with the preparation of eBay’s annual report on Form 10-K for the year ended December 31, 2014, and in fulfillment of our oversight responsibilities, we did the following, among other things:

Discussed with PwC the overall scope of and plans for their audit;
Reviewed, upon completion of the audit, the financial statements to be included in the Form 10-K and management’s report on internal control over financial reporting and discussed the financial statements and eBay’s internal control over financial reporting with management;
Conferred with PwC and with senior management of eBay regarding the scope, adequacy, and effectiveness of internal accounting and financial reporting controls (including eBay’s internal control over financial reporting) in effect;
Instructed PwC that the independent auditors are ultimately accountable to the Board and the Audit Committee, as representatives of the stockholders;
Discussed with PwC both during and after completion of their audit processes, the results of their audit, including PwC’s assessment of the quality and appropriateness, not just acceptability, of the accounting principles applied by eBay, the reasonableness of significant judgments, the nature of significant risks and exposures, the adequacy of the disclosures in the financial statements as well as other matters required to be communicated under generally accepted auditing standards, including the matters required by applicable accounting standards; and
Obtained from PwC, in connection with the audit, a timely report relating to eBay’s annual audited financial statements describing all critical accounting policies and practices to be used, all alternative treatments of financial information within generally accepted accounting principles that were discussed with management, ramifications of the use of such alternative disclosures and treatments, the treatment preferred by PwC, and any material written communications between PwC and management.

Our committee held 10 meetings in 2014. Throughout the year, we conferred with PwC, eBay’s internal audit team, and senior management in separate executive sessions to discuss any

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matters that the Audit Committee, PwC, the internal audit team, or senior management believed should be discussed privately with the Audit Committee. We have direct and private access to both the internal and external auditors of eBay.

We have discussed with PwC the matters required to be discussed by the statement on Auditing Standards No. 16 (Communication with Audit Committees). The Audit Committee has also received the written disclosures and the letter from PwC required by the applicable Public Company Accounting Oversight Board requirements for independent accountant communications with audit committees concerning auditor independence, and has discussed the independence of PwC with that firm. We have concluded that PwC’s provision to eBay and its affiliates of the non-audit services reflected under “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” above is compatible with PwC’s obligation to remain independent.

We have also established procedures for the receipt, retention, and treatment of complaints received by eBay regarding accounting, internal accounting controls, or auditing matters and for the confidential anonymous submission by eBay employees of concerns regarding questionable accounting or auditing matters.

After reviewing the qualifications of the current members of the committee, and any relationships they may have with eBay that might affect their independence from eBay, the Board determined that each member of the Audit Committee meets the independence requirements of the Nasdaq Global Select Market and of Section 10A of the Exchange Act, that each member is able to read and understand fundamental financial statements, and that Mr. Anderson qualifies as an “audit committee financial expert” under the applicable rules promulgated pursuant to the Exchange Act. The Audit Committee operates under a written charter adopted by the Board. The Audit Committee Charter, as so amended, is shown on the corporate governance section of eBay’s investor relations website at http://investor.ebayinc.com/corporate-governance.cfm. Any future changes in the committee charter or key practices will also be reflected on the website.

Based on our reviews and discussions described above, we recommended to the Board, and the Board approved, the inclusion of the audited financial statements in eBay’s Annual Report on Form 10-K for the year ended December 31, 2014, which eBay filed with the SEC on February 6, 2015. We have also recommended, and the Board has approved, the appointment of PwC as our independent auditors for the fiscal year ending December 31, 2015.

AUDIT COMMITTEE

Fred D. Anderson (Chairman)
David M. Moffett
Richard T. Schlosberg, III

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PROPOSAL 5 — STOCKHOLDER PROPOSAL REGARDING STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING

John Chevedden, whose address is 2215 Nelson Ave., No. 205, Redondo Beach, California, has advised the Company that he intends to present the following stockholder proposal at the 2015 Annual Meeting. Mr. Chevedden has indicated that he holds no fewer than 180 shares of eBay common stock.

The text of the stockholder proposal and supporting statement appear exactly as received by eBay unless otherwise noted. All statements contained in the stockholder proposal and supporting statement are the sole responsibility of the proponent. The stockholder proposal may contain assertions about the Company or other matters that we believe are incorrect, but we have not attempted to refute all of those assertions.

The stockholder proposal will be voted on at the 2015 Annual Meeting only if properly presented by or on behalf of the proponent. Adoption of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy. Abstentions will be counted as present for purposes of this vote and therefore will have the same effect as a vote against this stockholder proposal. Broker non-votes will not be counted as present and are not entitled to vote on this proposal.

The Board recommends a vote AGAINST the stockholder proposal based on the reasons set forth in eBay’s Statement of Opposition following the stockholder proposal.

Proposal 5 — Stockholder Proposal Regarding Stockholder Action by Written Consent Without a Meeting

John Chevedden’s Proposal and Supporting Statement (as received)

Proposal 5 – Right to Act by Written Consent

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

Wet Seal (WTSLA) shareholders successfully used written consent to replace certain underperforming directors in 2012. This proposal topic also won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent.

A shareholder right to act by written consent and to call a special meeting are 2 complimentary ways to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle. This is important because there could be 15-months between annual meetings. A shareholder right to act by written consent is one method to equalize our limited provisions for shareholders to call a special meeting. For instance 25% of eBay shareholders are now needed to call a special meeting when Delaware law allows 10% of shareholders.

An added incentive to vote for this proposal is our Company’s clearly improvable corporate governance as reported in 2014:

GMI Ratings, an independent investment research firm gave our company a F in accounting and D for executive pay with $48 million in 2013 Total Realized Pay for John Donahoe. eBay did not disclose specific, quantifiable performance objectives for our CEO. Unvested equity pay does not lapse upon CEO termination. Meanwhile shareholders had a potential 9% stock dilution.

Five directors had 10 to 18-years long tenure–independence concern. These directors controlled 45% of the votes on our board committees-further extending their influence. Our full board had only 5 meetings in a year and there were only 2 directors on our audit committee. David Dorman was potentially overcommitted with seats on 4 public boards. There was not one independent director who had general expertise in risk management, based on GMI’s standards.

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value:

Right to Act by Written Consent — Proposal 5*

***

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eBay’s Statement in Opposition

The Board has carefully considered this proposal and, for the reasons set forth below, does not believe that it is in the best interests of eBay and its stockholders.

The Board believes that eBay’s stockholders are best served by holding meetings whereby all stockholders are provided with notice of the meeting and an opportunity to consider and discuss the proposed actions and vote their shares. Currently, eBay’s Amended and Restated Certificate of Incorporation and Bylaws provide that special meetings of eBay’s stockholders may be called at the request of holders of 25% of eBay’s outstanding common stock. This is only one-half of the percentage of stockholders that would be necessary to act by written consent under the proposal. Therefore, any coalition of investors proposing to act by written consent could certainly call a special meeting. This gives eBay’s stockholders a meaningful ability to propose actions for stockholder consideration between annual meetings.

All eBay stockholders have the opportunity to participate in annual stockholder meetings and any special stockholder meetings called pursuant to the procedure described above to determine proposed actions. These stockholder meetings offer important protections and advantages that are absent from the written consent process:

The meeting and the stockholder vote take place in a transparent manner on a specified date that is publicly announced well in advance, giving all interested stockholders a chance to express their views and cast their votes;

The meeting provides stockholders with a forum for open discussion and consideration of the proposed stockholder action;

Accurate and complete information about the proposed stockholder action is widely distributed in the proxy statement before the meeting, which promotes a well-informed discussion on the merits of the proposed action; and

The Board is able to analyze and provide a recommendation with respect to actions proposed to be taken at a stockholder meeting.

In contrast, adoption of this proposal would make it possible for the holders of a bare majority of shares of eBay common stock outstanding to take significant corporate action without any prior notice to the Company or the other eBay stockholders, and without giving all stockholders an opportunity to consider, discuss, and vote on stockholder actions that may have important ramifications for both eBay and its stockholders. This approach would effectively disenfranchise all of those stockholders who do not have (or are not given) the opportunity to participate in the written consent. If this proposal were implemented, proposed stockholder actions involving important decisions could be approved without the important safeguard of advance notice to all eBay stockholders and without the benefit of enabling all eBay stockholders to consider arguments for and against, express their views, and vote. The Board believes that the written consent procedure is more appropriate for a closely-held corporation with a small number of stockholders, and not for a widely-held public company such as eBay.

The Board further believes that eBay’s strong corporate governance practices make adoption of this proposal unnecessary. In addition to giving stockholders the right to call special meetings, eBay’s corporate governance practices already provide transparency and accountability of the Board to all of eBay’s stockholders, and demonstrate that eBay is responsive to stockholder concerns:

Annual Election of Board of Directors – All eBay directors are elected annually by the stockholders, and stockholders can remove directors with or without cause.

Majority Voting – eBay has adopted a majority voting standard for the election of directors in uncontested elections. In addition, eBay’s charter and bylaw provisions do not have supermajority voting provisions — stockholders can approve binding bylaw amendments with a majority vote.

No Stockholder Rights Plan – eBay does not have a stockholder rights plan, also known as a poison pill.

Stockholder Engagement – Stockholders can communicate directly with the Board and/or individual directors. In addition, eBay regularly engages with its investors to solicit their views on important issues such as executive compensation and corporate governance in general. eBay has, for example, added directors and made significant changes to its corporate governance based on direct input from, and discussions with, stockholders.

For the reasons set forth above, the Board believes that implementation of this proposal is not in the best interests of eBay and its stockholders.

The Board of Directors Recommends a Vote AGAINST Proposal 5.

Unless you specify otherwise, the Board intends the accompanying proxy to be voted against this item.

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PROPOSAL 6 — STOCKHOLDER PROPOSAL REGARDING
STOCKHOLDER PROXY ACCESS

The Comptroller of the City of New York has advised the Company that it is the custodian and trustee of the New York City Employees’ Retirement System, the New York City Fire Department Pension Fund, the New York City Teachers’ Retirement System, and the New York City Police Pension Fund, and custodian of the New York City Board of Education Retirement System (the “NY Funds”), and that it intends to present the following stockholder proposal at the 2015 Annual Meeting on behalf of the Systems. Each of the NY Funds has advised the company that it holds a number of shares representing more than $2,000 of eBay common stock.

The text of the stockholder proposal and supporting statement appear exactly as received by eBay unless otherwise noted. All statements contained in the stockholder proposal and supporting statement are the sole responsibility of the proponent. The stockholder proposal may contain assertions about the Company or other matters that we believe are incorrect, but we have not attempted to refute all of those assertions.

The stockholder proposal will be voted on at the 2015 Annual Meeting only if properly presented by or on behalf of the proponent. Adoption of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy. Abstentions will be counted as present for purposes of this vote and therefore will have the same effect as a vote against this stockholder proposal. Broker non-votes will not be counted as present and are not entitled to vote on this proposal.

The Board recommends a vote AGAINST the stockholder proposal based on the reasons set forth in eBay’s Statement of Opposition following the stockholder proposal.

The Board currently intends to implement an appropriate, reasonable form of proxy access even if this proposal does not receive the required vote of stockholders. The board believes that the best form of proxy access for eBay differs from the proxy access construct advanced by the stockholder proponent.

Proposal 6 — Stockholder Proposal Regarding Stockholder Proxy Access

Comptroller of the City of New York Proposal and Supporting Statement (as received)

RESOLVED: Shareholders of eBay Inc. (the “Company”) ask the board of directors (the “Board”) to adopt, and present for shareholder approval, a “proxy access” bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the “Nominator”) that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

a)	have beneficially owned 3% or more of the Company’s outstanding common stock continuously for at least three years before submitting the nomination;
b)	give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and
c)	certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (c) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

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SUPPORTING STATEMENT

We believe proxy access is a fundamental shareholder right that will make directors more accountable and contribute to increased shareholder value. The CFA Institute’s 2014 assessment of pertinent academic studies and the use of proxy access in other markets similarly concluded that proxy access:

●	Would “benefit both the markets and corporate boardrooms, with little cost or disruption.”
●	Has the potential to raise overall US market capitalization by up to $140.3 billion if adopted market-wide. (http://www.cfapubs.org/ doi/pdfIl0.2469/ccb. v20I4.n9.I)

The proposed bylaw terms enjoy strong investor support - votes for similar shareholder proposals averaged 55% from 2012 through September 2014 - and similar bylaws have been adopted by companies of various sizes across industries, including Chesapeake Energy, Hewlett-Packard, Western Union and Verizon.

We urge shareholders to vote FOR this proposal.

***

eBay’s Statement in Opposition

The Board Recommends You Vote “AGAINST” This Proposal For The Following Reasons:

eBay’s Board has carefully considered this stockholder proposal and does not believe that its adoption, in the form proposed, is in the best interests of eBay and its stockholders. In particular, the Board believes that this proposal was not prepared with eBay’s specific attributes in mind and has features that could lead to significant disruption and distraction to the detriment of the Company and its stockholders. The Board currently intends to implement an appropriate, reasonable form of proxy access even if this proposal does not receive the required vote of stockholders. The Board believes that the best form of proxy access for eBay differs from the proxy access construct advanced by the stockholder proponent.

eBay’s Board believes that strong corporate governance practices that provide meaningful rights to our stockholders and ensure director accountability are key to our relationships with our stockholders and to promoting their long-term interests. eBay regularly monitors and responds to corporate governance developments, including with respect to evolving issues such as proxy access. eBay is not opposed to proxy access in principle, but the Board believes that an appropriate framework for proxy access should be specifically tailored to enhance the rights of significant, long-term stockholders without unduly risking the costs and distractions associated with encouraging unnecessary contests in director elections.

In addition, eBay’s Board believes that the appropriate process for implementing new proxy access rights as a permanent feature of eBay’s corporate governance should be a deliberate and measured one, involving consultation with stockholders, a review of marketplace developments, and consideration of unintended consequences.

The eBay Board believes that the proxy access framework advocated by this proposal fails to strike the right balance. In particular, because this proposal (i) seeks a relatively low proxy access ownership threshold (3%) without expressly providing for reasonable limits on permitted aggregation or “grouping” of stockholders to meet this threshold, (ii) does not take into account whether and the extent to which stockholder-nominated candidates are already on the Board, and (iii) contemplates an extremely high proportion of the Board (25%) being available for proxy access candidates, it risks introducing a disruptive and potentially destabilizing dynamic into the Board election process. Were this proposal to be implemented as proposed, eBay would be subject to the continuous distraction of the threat of annual proxy contests that could over time shift control. Not only would this be very likely to adversely affect the Company’s operations, but it would be a particularly unjustified outcome given the significant extent to which our existing corporate governance structure already ensures responsiveness and accountability to stockholders.

As described below, even if this proposal fails to pass, the Board intends to continue to engage with stockholders to develop an appropriate, Company-specific version of proxy access that could grant new rights to stockholders on terms that we believe are much more appropriate for the Company and much less likely to put stockholder value at risk. Accordingly, stockholders should understand that supporting this proposal is neither the only nor, in our view, the preferable path to achieving proxy access at eBay.

The proposal reflects a “one size fits all” approach to proxy access that fails to recognize that eBay’s strong corporate governance structure already ensures the Board is accountable and responsive to stockholders.

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The Board notes that the proponent and other pension funds submitted substantially identical versions of this proposal to nearly one hundred companies, failing to draw any distinction between the specific circumstances and governance profiles of each individual company. This proposal therefore does not take into account the Board’s actions to develop a strong corporate governance profile that promotes clear accountability and responsiveness to stockholders. In determining to recommend that you vote against this proxy access proposal, the Board took into account the following factors that underscore the Company’s strong governance profile:

●

Regular Strategic Reviews Culminating in Decisive Strategic, Stockholder-Oriented Action – Following thorough strategic reviews of eBay’s growth strategies, structure and the evolving industry landscape, the eBay Board unanimously approved a plan to separate the Company’s eBay and PayPal businesses into independent publicly traded companies.

●

Active Stockholder Engagement – eBay regularly engages with its investors to solicit their views on important issues such as executive compensation, corporate governance and company strategies. Stockholders can communicate directly with the Board, individual committees and/or individual directors.

●	Demonstrated Openness to Stockholder Representation on the Board – Through engagement and negotiated resolutions, eBay has agreed to appoint stockholder-nominated candidates to its Board.
●	Separation of CEO and Chairman Roles – eBay’s CEO does not serve as Chairman of the Board.
●	Robust Lead Independent Director Structure – eBay’s independent directors are led by an experienced and empowered lead director with clear powers and authorities.
●

Majority-Independent, World-Class Board – eBay’s independent Board has been designed to effectively advocate for the interests of all stockholders. It is an exceptionally strong Board, with a diverse group of highly qualified directors with deep experience in the technology and financial services sectors and a track record of value creation. The strength of the Board is testament to the effective and independent workings of the Corporate Governance and Nominating Committee.

●

Strong Director Succession and Board Refreshment Practices – eBay’s Board and Corporate Governance and Nominating Committee have recently added new, highly qualified, independent directors to the Board to infuse new ideas and fresh perspectives into the boardroom, while preserving valuable institutional knowledge. Seven of the Board’s 15 members standing for election at this Annual Meeting joined the Board in the past year, and the Board develops and reviews long-range Board succession plans to identify, recruit and appoint new directors who meet our robust Board composition guidelines and director selection criteria.

●

Stockholder Rights to Call Special Meetings – eBay’s stockholders may call a special meeting at which they can nominate director candidates or propose other business at the request of holders of 25% of eBay’s outstanding common stock.

●	Annual Election of Board of Directors – All eBay directors are elected annually by the stockholders, and stockholders can remove directors with or without cause.
●	Majority Voting – eBay has adopted a majority voting standard for the election of directors in uncontested elections and directors who do not receive majority support must tender their resignations.
●	No Supermajority Provisions – eBay’s charter and bylaw provisions do not have supermajority voting provisions, and stockholders can approve binding bylaw amendments with a simple majority vote.
●	No Stockholder Rights Plan – eBay does not have a stockholder rights plan, also known as a poison pill.
●

Stockholder Proposals for Inclusion on the Company’s Proxy Statement – Stockholders can seek changes by submitting proposals for inclusion in our annual proxy statement to be voted on at our annual stockholders’ meeting.

●

Stockholder Impact on Board Composition – Stockholders can influence the composition of the Board by providing direct feedback to the Board, including proposing director nominees for consideration by the independent directors, nominating directors directly pursuant to the Company’s bylaws and soliciting proxies for their preferred director nominees under federal proxy rules.

The version of proxy access contemplated by the proposal is inappropriate and unnecessary for a Company with existing policies and procedures as robust and stockholder-friendly as eBay’s.

The proposal’s suggested proxy access framework could have significant adverse consequences.

The Board strongly believes that allowing one quarter of the Board to be elected through proxy access every year may be highly disruptive, may adversely affect the continuity and effectiveness of the Board’s operations and, especially when taken together with other stockholder-nominated candidates, may have serious control-shifting implications. To the extent the concept of proxy access has merit, it is to provide a company’s significant long-term stockholders a greater voice in its direction and management, reflected in representation on the board, not to thrust the company into perpetual proxy contests. Many companies faced with this proposal have expressed the view that the limit on the number of directors elected by proxy access should be significantly below 25%. eBay believes that 25% is too high and would have serious negative consequences.

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In addition, the Board concurs with the views expressed by several major institutional investors that a 3% threshold is too low given the potential costs and disruption that could result from such a proxy access regime, particularly in light of the lack of reasonable limits on grouping in this proposal. Candidates placed directly into our proxy materials by holders or unlimited groups of holders of as little as 3% of our outstanding shares may serve the special interests and particular agendas of those holders and fail to represent the best interests of the Company and its stockholders as a whole. Unlike the independent members of the Corporate Governance and Nominating Committee, who owe fiduciary duties to all of our stockholders when recommending director candidates, stockholders and stockholder groups invoking the proposed proxy access process would have no fiduciary obligations to other stockholders and may cause the Company considerable expense and distraction, while serving only such stockholders’ own interests. The wrong kind of proxy access would unduly undermine the role of eBay’s independent and highly effective Corporate Governance and Nominating Committee, and could foment a value-destructive short-term focus on the part of the Board and management team and discourage highly qualified director candidates from serving. The Board believes the low proxy access ownership threshold, the absence of a specified cap on aggregation, the failure to take account of existing stockholder representation on the Board, and the high permissible percentage of proxy access candidates contemplated by this proposal do not adequately protect the Company and its stockholders from these significant risks.

The Board currently intends to implement an appropriate, reasonable form of proxy access even if this proposal does not receive the required vote of stockholders. The Board believes that the best form of proxy access for eBay differs from the proxy access construct advanced by the stockholder proponent.

The Board of Directors Recommends a Vote AGAINST Proposal 6.

Unless you specify otherwise, the Board intends the accompanying proxy to be voted against this item.

PROPOSAL 7 — STOCKHOLDER PROPOSAL REGARDING GENDER PAY

Arjuna Capital/Baldwin Brothers Inc., whose address is 204 Spring Street, Marion, Massachusetts, on behalf of Dylan Sage, has advised the Company that it intends to present the following stockholder proposal at the 2015 Annual Meeting. Mr. Sage has indicated that he holds more than $2,000 of eBay common stock.

The text of the stockholder proposal and supporting statement appear exactly as received by eBay unless otherwise noted. All statements contained in the stockholder proposal and supporting statement are the sole responsibility of the proponent. The stockholder proposal may contain assertions about the Company or other matters that we believe are incorrect, but we have not attempted to refute all of those assertions.

The stockholder proposal will be voted on at the 2015 Annual Meeting only if properly presented by or on behalf of the proponent. Adoption of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy. Abstentions will be counted as present for purposes of this vote and therefore will have the same effect as a vote against this stockholder proposal. Broker non-votes will not be counted as present and are not entitled to vote on this proposal.

The Board recommends a vote AGAINST the stockholder proposal based on the reasons set forth in eBay’s Statement of Opposition following the stockholder proposal.

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PROPOSALS REQUIRING YOUR VOTE

Proposal 7 — Stockholder Proposal Regarding Gender Pay

Arjuna Capital/Baldwin Brothers Inc.’s Proposal and Supporting Statement (as received)

Gender Pay Parity

Whereas:

The median income for a woman working full time in the United States is reported to be 78 percent of that of their male counterparts and the technology industry struggles to attract and retain women workers. A large body of evidence suggests that diversity leads to better performance.

A November 2014 New Yorker article reports that men make up sixty to seventy percent of employees at technology companies, forty-five percent of tech companies don’t have a single female executive, there are few women in senior management and on company boards, and there are high rates of attrition among women in technology occupations. In 2008, the Harvard Business Review reported a study indicating 56 percent of the mid career women working in tech ended up leaving the field. Further, the Atlantic reports, “while 57 percent of occupations in the workforce are held by women, in computing occupations that figure is only 25 percent.”

Women are represented even less in executive positions. At eBay, approximately 42% of our Company’s employees are women, but women only account for 28% of the firm’s leadership.

Mckinsey & Company has found companies with highly diverse executive teams had higher returns on equity and earnings performance than those with low diversity and a May 2014 study found gender diverse teams were better at driving “radical innovation.”

The National Center for Women and Information Technology reports key benefits of gender diversity include: better financial performance, superior team dynamics and productivity, teams that stay on schedule and under budget, and improved employee performance.

Regulatory and litigation risk also exists related to pay parity. The Paycheck Fairness Act of 2014 is pending before Congress to improve company-level transparency and strengthen penalties for equal-pay violations.

President Obama has signed an executive action requiring companies who do business with the federal government to report pay data by gender and race. AstraZeneca and G&K Services Co. where both forced to pay settlements after the government sued them for gender discrimination.

The Wall Street Journal reports, “Academic research attributes salary inequalities to several factors – from outright bias to women failing to ask for raises. Some research suggests that employers put a premium on working long hours, which puts women at a disadvantage because they are often responsible for more housework and child care.” Harvard University economist Claudia Goldin concluded the pay gap stems from women making less in the same jobs as their male counterparts.

Reuters reports Microsoft’s CEO was criticized for suggesting women in technology should not ask for raises but have faith in the “system.”

Resolved: Shareholders request eBay prepare a report by September 2015, omitting proprietary information and prepared at reasonable cost, on the Company’s policies and goals to reduce the gender pay gap.

Supporting Statement: A report adequate for investors to assess eBay’s strategy and performance would include the percentage pay gap between male and female employees, policies to improve performance, and quantitative reduction targets.

***

eBay’s Statement in Opposition

The Board has carefully considered this proposal and, for the reasons set forth below, does not believe that it is in the best interests of eBay and its stockholders.

As a leader in commerce and digital payments, we take diversity seriously. Since eBay was founded in 1995, we have believed in the power of technology to democratize commerce and create more opportunities for all. We believe in the same power of inclusion and opportunity inside our company. Enabling talented people to thrive matters. Diversity matters. It makes us stronger, and it makes us better.

While we are committed to fostering all types of diversity, increasing the number of women in leadership roles, in particular, has been a long-standing focus for the Company. In 2010, eBay Inc. President and CEO John Donahoe launched our Women’s Initiative Network (WIN). The mission of WIN is to attract and engage women to build lasting, successful careers in the Company.

Through WIN, we have more than doubled the number of women in leadership roles and increased the share of leadership positions held by women. And we have continued to expand

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PROPOSALS REQUIRING YOUR VOTE

WIN around the world. Supporting our commitment to women, we also maintain partnerships with the Anita Borg Institute and Lean In. And we leverage research insights from the Clayman Institute for Gender Research at Stanford University, as well as from leading academics. In various leadership forums globally, we provide ongoing diversity and inclusion training, including gender diversity and unconscious bias.

In August 2014, we publicly shared our global gender diversity and U.S. ethnic diversity workforce data, which can be found at http://blog.ebay.com/building-stronger-better-diverse-ebay/, and we committed to publishing this data annually as well. The 2014 data shows that our continued focus on diversity and inclusion has positioned us as an industry leader, with women representing 42 percent of our global workforce and 28 percent of our global leaders. Moreover, eBay Inc.’s board of directors includes three women, Bonnie S. Hammer, Gail J. McGovern, and Kathleen C. Mitic.

We remain committed to our on-going efforts to promote diversity in the workplace and strongly believe we continue to make demonstrable progress in building a diverse eBay. As such, the Board feels that the proposal would not enhance the Company’s existing commitment to an inclusive culture or meaningfully further its goal and efforts in support of workplace diversity.

For the reasons set forth above, the Board believes that implementation of this proposal is not in the best interests of eBay and its stockholders.

The Board of Directors Recommends a Vote AGAINST Proposal 7.

Unless you specify otherwise, the Board intends the accompanying proxy to be voted against this item.

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OUR EXECUTIVE OFFICERS

Executive officers are elected annually by the Board and serve at the discretion of the Board. Set forth below is information regarding our executive officers as of March 18, 2015.

Name	Age	Position	Biography
John J. Donahoe	54	President and Chief Executive Officer	John J. Donahoe’s biography is set forth under the heading “Proposal 1 — Election of Directors — Nominees for Election for a One-Year Term Expiring at Our 2016 Annual Meeting,” above.
Elizabeth L. Axelrod	52	Senior Vice President, Human Resources	Elizabeth L. Axelrod serves eBay as Senior Vice President, Human Resources. She has served in that capacity since March 2005.
Michael R. Jacobson	60	Senior Vice President, Legal Affairs, General Counsel and Secretary	Michael R. Jacobson serves eBay as Senior Vice President, Legal Affairs, General Counsel and Secretary. He has served in that capacity or as Vice President, Legal Affairs, General Counsel since August 1998.
Alan L. Marks	52	Senior Vice President, Corporate Communications	Alan L. Marks serves eBay as Senior Vice President, Corporate Communications. He has served in that capacity since April 2008. From February 2005 to April 2008, Mr. Marks served as Director, Corporate Media Relations of Nike, Inc., a sports equipment and sportswear company.
Daniel H. Schulman	57	President and CEO-designee, PayPal	Daniel H. Schulman serves eBay as President and CEO-designee, PayPal. He has served in that capacity since September 2014. From August 2010 to August 2014, Mr. Schulman served as Group President, Enterprise Group of American Express. Mr. Schulman was President, Prepaid Group of Sprint Nextel Corporation, a cellular phone service provider, from November 2009 until August 2010, when Sprint Nextel acquired Virgin Mobile, USA, a cellular phone service provider.
Robert H. Swan	54	Senior Vice President, Finance and Chief Financial Officer	Robert H. Swan serves eBay as Senior Vice President, Finance and Chief Financial Officer. He has served in that capacity since March 2006.
Devin N. Wenig	48	President and CEO-designee, eBay Marketplaces	Devin N. Wenig serves eBay as President and CEO-designee, eBay Marketplaces. He has served as President, eBay Marketplaces since September 2011 and as CEO-designee since September 2014. From April 2008 to August 2011, Mr. Wenig served as Chief Executive Officer of Thompson Reuters Markets, the largest division of Thomson Reuters Inc., a global media organization. From June 2006 to April 2008, Mr. Wenig was Chief Operating Officer and a Board member of Reuters Group PLC, a global media company.

44	2015 Annual Meeting of Stockholders

COMPENSATION DISCUSSION AND ANALYSIS

Dear eBay Stockholder,

In 2014, under the leadership of John Donahoe, our CEO, the Company undertook a thorough strategic review of its commerce business and its payments business. For more than a decade eBay and PayPal mutually benefited from being part of one company, creating substantial stockholder value. However, following that strategic review, the Company’s management and Board unanimously agreed that keeping eBay and PayPal together beyond 2015 clearly became less advantageous to each business strategically and competitively. Therefore, in September 2014, the Board approved a plan to separate its eBay Marketplaces and PayPal businesses into independent, publicly traded companies in 2015. The priorities of the current executive management team therefore expanded to include not only delivering business results for the Company but also the important work of creating a transition plan to build two great internet companies with strong foundations, business models and leadership teams. The compensation programs for late 2014 and 2015 reflect those priorities.

During this important transition period in the Company’s history, the Board extends its heartfelt thanks and deep appreciation to Mr. Donahoe and his corporate leadership team, which has worked together since Mr. Donahoe became CEO in 2008. This team led the strategy work that resulted in the Board deciding to separate eBay and PayPal. The decision by Mr. Donahoe and his team to not place themselves in operating roles in either of the new companies has enabled a highly effective separation process and smooth management succession plan. The team’s decisions and actions on behalf of eBay, PayPal, and the Company’s stockholders give the Board great confidence in its decision, the overall separation process and the future success of eBay and PayPal.

The Compensation Committee of your Board is committed to an executive compensation program designed to serve the long-term interests of our stockholders. We believe that attracting and retaining superior talent – supported by a competitive compensation program that is highly performance-based – is key to delivering long-term stockholder returns. At no time have these goals been as important as they are during this critical time as we transition to becoming two great, independent businesses.

The Compensation Discussion and Analysis that follows covers the Committee’s decisions regarding our named executive officers’ compensation for 2014, as well as actions we have taken in connection with the spin-off of our PayPal business. We encourage you to read the following Compensation Discussion and Analysis carefully and we hope you agree that our programs create the proper incentives and rewards for creating long-term value for our stockholders.

Edward W. Barnholt
(Committee Chairman)

David W. Dorman

William C. Ford, Jr.

Kathleen C. Mitic

Thomas J. Tierney

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COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

Our Compensation Program

The goals of our executive compensation program are to:

●	align compensation with our business objectives and performance,
●	motivate named executive officers (NEOs) to enhance long-term stockholder value,
●	position us competitively among the companies against which we recruit and compete for talent, and
●	enable us to attract, retain, and reward NEOs and other key employees who contribute to our long-term success.

How We Pay Our NEOs

We achieve these objectives by employing the following elements of pay for our NEOs:

●	long-term equity compensation,
●	an annual cash incentive, and
●	base salary.

Our NEOs also participate in our broad-based retirement and benefit programs, and receive limited perquisites.

Our 2014 NEO Pay

The following shows the breakdown of reported 2014 compensation for our NEOs that were employed for all of 2014.* This chart illustrates the predominance of equity incentives and performance-based components in our regular executive compensation program.

Time-Based Restricted Stock Units (RSUs)	Salary	Other Compensation	Annual Cash Incentive (ACI)	Stock Options	Performance-Based Restricted Stock Units (PBRSUs)	Performance-Based (PBRSUs, options, and 75% of Annual Cash Incentive)

*Mr. Carges and Mr. Marcus terminated employment during 2014 and therefore have not been included for purposes of the chart. In addition, Mr. Schulman, who was hired as President of PayPal and is its CEO-designee following the spin-off of our PayPal business, was excluded for purposes of this chart because he was hired on September 30, 2014 and was only employed for approximately one-quarter of the year. See pages 57-58 and 60 and the Compensation Tables below for additional details regarding Mr. Schulman’s reported 2014 compensation.

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COMPENSATION DISCUSSION AND ANALYSIS

Our 2014 Company Performance

2013-2014 Performance Based Restricted Stock Unit (PBRSU) Program

●	Awards were earned at 43% of target based on Company performance:

Foreign-exchange neutral (FX-neutral) revenue ($ billions)	Non-GAAP operating margin dollars ($ billions)	Return on Invested Capital (%) Modifier

2012 Performance Share Unit (PSU) Awards to CEO and CFO: 2014 Vesting Opportunity

●	PSUs did not vest in 2014 and were forfeited based on Company performance for 2014 and cumulative performance from 2012-2014.

2014 PSU Vesting Opportunity
(shares)

2014 Annual Cash Incentive Award

●	Company performance component paid at 94% of target based on the following performance:

FX-neutral revenue ($ billions)	Non-GAAP net income ($ billions)

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COMPENSATION DISCUSSION AND ANALYSIS

Our Pay Practices

Our pay practices align with and support the goals of our executive pay program and demonstrate our commitment to sound compensation and governance practices.

We align executive compensation with the interests of our stockholders	✓	Emphasize pay for performance alignment
	✓	Deliver a majority of total compensation opportunity in our regular compensation program through performance-based compensation: PBRSUs, stock options, and annual cash incentives
	✓	Set meaningful stock ownership requirements for executive officers
We avoid excessive risk-taking	✓	Maintain a clawback policy
	✓	Use multiple performance measures, caps on incentive payments, and overlapping two-year performance periods for PBRSU awards
We adhere to compensation best practices	✓	The Compensation Committee retains an independent compensation consultant
	✓	Prohibit hedging and pledging transactions by executive officers and directors
	✓	Provide only limited perquisites to executive officers that are not available to all employees
	✕	No tax gross-ups for change in control benefits and perquisites
	✕	No “single trigger” acceleration of PBRSUs, RSUs or stock options upon a change in control
	✕	No repricing or buyout of underwater stock options without stockholder approval
	✕	No dividends or dividend equivalents accrued or paid on PBRSUs or RSUs

Supporting our Executive Compensation Program

Our Compensation Committee believes that the goals of our executive compensation program are appropriate and that the program is properly structured to achieve those goals. We have engaged in ongoing discussions with our investors, who generally support those goals and the program, and we believe our stockholders as a whole should support them as well.

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COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis is presented as follows:

Elements of Our Executive Compensation Program provides a description of our executive compensation practices, programs and processes.
Compensation Decisions for 2014 explains executive compensation decisions made in 2014.
2014 Business Results highlights results that affected compensation.
Separation Arrangements, Severance and Change-in-Control Arrangements with Executive Officers, and Clawbacks covers the Committee’s considerations and actions associated with (a) the appointment of Mr. Schulman and Mr. Wenig as CEO-designees of PayPal and eBay, respectively, (b) the compensation arrangements for certain executive officers transitioning responsibilities in connection with the spin-off of our PayPal business (“Spin-Off”), and (c) NEOs that separated during 2014.
Further Considerations for Setting Executive Compensation covers the role of eBay’s compensation consultant, peer group considerations and the impact of accounting and tax requirements on compensation.

This Compensation Discussion and Analysis focuses on the compensation of our NEOs for 2014, who were:

●	John J. Donahoe, President and Chief Executive Officer (CEO)
●	Daniel H. Schulman, President, PayPal (appointed PayPal CEO-designee following Spin-Off)
●	Devin N. Wenig, President, eBay Marketplaces (appointed eBay CEO-designee following Spin-Off)
●	Robert H. Swan, Senior Vice President, Finance and Chief Financial Officer (CFO)
●	Michael R. Jacobson, Senior Vice President, Legal Affairs, General Counsel and Secretary
●	David A. Marcus, Former President, PayPal*
●	Mark T. Carges, Former Chief Technology Officer (CTO)**

*David Marcus resigned as President of PayPal, effective June 27, 2014.
**Mark Carges resigned as Chief Technology Officer of eBay Inc., effective November 3, 2014.

Investor Feedback and 2014 “Say on Pay” Vote

The Company has established a practice of regularly engaging with investors to solicit their feedback on our executive compensation program and other governance matters. This engagement helps us better understand our stockholders’ views on executive compensation, including the overall design of our program and how information is presented in our Compensation Discussion and Analysis. At the 2014 annual meeting of stockholders, following extensive discussions with our stockholders in 2013 to understand their assessment of our executive compensation programs, stockholders approved our executive compensation program by approximately 93% of the stockholder votes. The Compensation Committee considered this 93% level of approval of the Company’s 2014 “say on pay” vote in determining that the Company’s executive compensation philosophy, objectives, and elements continue to be appropriate. Consequently, the Committee did not materially change to the Company’s executive compensation program in response to the 2014 “say on pay” vote.

ELEMENTS OF OUR EXECUTIVE COMPENSATION PROGRAM

Our executive compensation program is designed to:

●	align compensation with our business objectives and performance,
●	motivate executive officers to enhance long-term stockholder value,
●	position us competitively among the companies against which we recruit and compete for talent, and
●	enable us to attract, retain, and reward executive officers and other key employees who contribute to our long-term success.

To achieve these objectives, we have three principal components of our executive compensation: long-term equity compensation, an annual cash incentive, and base salary. The Committee seeks to ensure that total compensation for our NEOs is heavily weighted to variable, performance-based compensation by delivering a majority of compensation in the form of PBRSUs, stock options, and annual cash incentives.

The Committee chose a mix of equity and cash compensation vehicles—some dependent purely on financial targets that the Committee believes correlate with operating performance and long-term stock performance and others directly related to stock price and the returns received by investors in the Company—to compensate management based on both long-term value drivers and returns received by our stockholders. Our executive officers also were eligible to participate in our broad-based retirement and benefit programs and received limited perquisites.

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COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Dashboard below provides a snapshot of the key elements of our 2014 executive compensation program and describes why each element is provided. Additional information about these key elements is included in the sections following the dashboard.

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COMPENSATION DISCUSSION AND ANALYSIS

In making decisions regarding the amount and form of each element of compensation for each of our executive officers, the Committee takes into account the size and complexity of the executive officer’s job and business unit or function, including the following:

For our CEO	For executive officers other than the CEO

●The Company’s overall financial performance
●Performance versus other goals, such as defining corporate and business unit strategy and executing against it
●Supporting the business units in the achievement of their goals
●Leadership
●Improving and supporting innovation and execution at the Company
●Hiring, developing, and retaining the senior leadership team
●Planning for succession
●Investing in technology and key talent
●Driving gender diversity as a priority for the Company

●Performance against financial performance measures for the executive’s business unit or function
●Defining business unit or function strategy and executing against it
●Organizational development, including hiring, development, and retention of the senior leadership team of each organization
●Leadership
●Improving and supporting innovation and execution for the business unit or function
●Negotiating, closing, and integrating acquisitions, dispositions, and/or strategic partnerships
●Achievement of strategic and operational objectives, including control of costs and charges

The Committee gives no specific weighting to these goals and it evaluates individual performance in a holistic manner.

Equity Incentive Awards

We use three primary forms of equity compensation:

●	PBRSUs,
●	Time-based RSUs, and
●	Stock Options.

Annual Equity Awards: Value

The value of annual equity awards is determined within guidelines that the Committee annually establishes for each position. These guidelines are based on our desired pay positioning relative to companies with which we compete for talent. The midpoint of the guidelines, or the median target award, reflects the 50th percentile of the competitive market. Individual awards are based on individual performance, potential, and the total value of unvested equity previously granted to each individual executive officer. The individual awards can be higher or lower than the median target award by an amount ranging from zero to three times the median target award. The Committee limits the use of supplemental equity awards to only extraordinary circumstances.

In 2014, the Committee set equity award guidelines by position based on the following:

●	equity compensation practices of technology companies in our peer group, as disclosed in their public filings (See page 68 for our 2014 peer group), and
●	equity compensation practices for comparable technology companies that are included in proprietary third-party surveys

The Committee also carefully considers share usage each year and sets an upper limit on the number of shares that can be used for equity compensation.

The Committee may make special equity-related compensation decisions for performance, retention, acquisitions, and/or recruitment purposes (including payments for equity or other compensation awards from a former employer that an executive officer may be required to forfeit or forego by accepting employment with the Company) that cause individual equity compensation in a particular year to differ from the Committee’s regular stated compensation strategy and guidelines. As discussed in more detail in the introductory letter and sections 2-4 below, 2014 was an extraordinary year for the Company because we announced the Spin-Off of our payments business. As a result, the Committee determined that it was necessary to make compensation decisions to help us attract and retain key executive officers deemed instrumental to the thoughtful and orderly execution of the Spin-Off and the positioning of both eBay Marketplaces and PayPal for success as independent, publicly-traded companies. In this section we have described the general equity program design. For decisions that were made specifically in relation to the Spin-Off, please see sections 2-4 below.

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COMPENSATION DISCUSSION AND ANALYSIS

PBRSU Program

Design and Performance Periods. Executive officers are eligible to receive awards of PBRSUs, which will result in grants of RSUs with additional time-based vesting requirements, if the Company exceeds specified financial performance criteria set by the Committee. The amount and value of the award depend on the Company’s performance relative to the performance goals approved by the Committee at the beginning of the performance period. The 2013-2014 and 2014-2015 PBRSU cycles each have two-year performance periods.

Under the PBRSU program, assuming above-minimum threshold performance, time-based RSUs will be granted to the executive officers. Beginning with the 2014-2015 performance period, and subject to the provisions relating to the Spin-Off described in sections 3-4 below, 100% of any PBRSU awards granted to our CEO and CFO will vest, if at all, one year after the grant is made following the end of the two-year performance period. This modification subjects 100% of the CEO and CFO PBRSU awards to a full three years of stock price volatility before the shares vest. This provision applies to the CEO-designees of PayPal and eBay with respect to their 2015-2016 PBRSU awards. For all executive officers other than the CEO and CFO, one-half of the RSUs will vest in March following the end of the performance period and the other half of the award will vest in March of the following year, more than one full year following the completion of the performance period. The Committee believes that the post-performance period vesting feature of the PBRSUs provides an important mechanism that helps to retain executive officers and align their interests with long-term stockholder value.

Setting a Target Value of PBRSU Shares. As discussed above, the Committee establishes a target level of total annual equity compensation for each executive officer, a portion of which will be awarded in PBRSUs. If the Company’s performance meets the target performance goals, the target level of PBRSUs will be issued. If the Company’s performance exceeds or falls short of the target performance goals, the number of PBRSUs granted will be increased or decreased formulaically.

Performance Measures and Rationales. The following table outlines the performance periods and performance measures and the Committee’s rationale for their selection:

Performance Periods	2013-2014 and 2014-2015
Performance Measures	FX-neutral revenue (1) Non-GAAP operating margin dollars (2) Return on invested capital (modifier)
Compensation Committee Rationale

The Committee believes these measures are key drivers of our long-term success and stockholder value, and directly affected by the decisions of the Company’s management.

Both FX-neutral revenue and non-GAAP operating margin dollars measures are used to help ensure that leaders are accountable for driving profitable growth, and making appropriate tradeoffs between investments that increase operating expense and future growth in revenue.

The return on invested capital modifier is used to hold leaders accountable for the efficient use of capital.

(1) Calculated on a fixed foreign exchange basis (referred to as FX-neutral).

(2) Non-GAAP operating margin dollars excludes certain items, primarily stock-based compensation expense and related employer payroll taxes, amortization of acquired intangible assets, impairment of goodwill, separation expenses, and certain one-time gains, losses and/or expenses.

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COMPENSATION DISCUSSION AND ANALYSIS

PBRSU Mechanics and Targets.The two year targets are generally set in a manner consistent with the one-year income target for the annual cash incentive plan and the three year targets provided to the investment community at the Company’s analyst events. To receive a PBRSU grant, at least one of the FX-neutral revenue or non-GAAP operating margin dollars minimum performance thresholds must be met. Each of the minimum performance threshold for FX-neutral revenue and non-GAAP operating margin dollars is independent and, if either minimum threshold is met, the award is funded with respect to that performance measure in accordance with the percentages outlined in the table below. If the minimum performance level for either FX-neutral revenue or non-GAAP operating margin dollars is not met, then there is no funding attributable to that performance measure. For example, if the minimum FX-neutral revenue threshold is not met and performance of non-GAAP operating margin dollars is at target, the funding level is 50% of the total payout that would have been earned had the performance levels for both criteria been exactly at target, subject to the return on invested capital modifier.

The following chart shows the minimum, target, and maximum funding levels for FX-neutral revenue and non-GAAP operating margin dollars:

	Minimum	Target	Maximum
FX-neutral revenue	25%	50%	100%
Non-GAAP operating margin dollars	25%	50%	100%

The number of shares awarded is determined by comparing our actual performance for FX-neutral revenue and non-GAAP operating margin dollars over the performance period against the minimum, target, and maximum performance levels and converting the result into a funding percentage. The FX-neutral revenue and non-GAAP operating margin dollars measures are then added together and this total is multiplied by the third measure, return on invested capital, with the modification multiplier determined in accordance with the table below:

	Minimum	Target	Maximum
Return on invested capital (modifier)	80%	100%	120%

The target award is multiplied by the percentage resulting from this calculation to determine the actual number of PBRSUs awarded, subject to Committee-approved variation due to material events not contemplated at the time the targets were set (such as major acquisitions) and to the Committee’s negative discretion. Accordingly, PBRSU awards range from 0% to 240% of an executive officer’s target award, based on eBay’s FX-neutral revenue, non-GAAP operating margin dollars, and return on invested capital for the two-year performance period.

Annual Cash Incentive Awards

Performance Period. The cash incentive plan, known as the eBay Incentive Plan, or eIP, is a short-term incentive plan. The Committee determines the length of the performance period for the cash incentive plan, which has historically been annual (including for 2014).

Design. The Committee believes that incentive payouts should be tightly linked to eBay’s performance, with individual compensation differentiated based on individual performance. When defining Company performance, the Committee focuses primarily on financial performance metrics (FX-neutral revenue and non-GAAP net income).

To support a tight link between Company performance and any incentive payouts, the annual cash incentives payable for 2014 had both a minimum FX-neutral revenue threshold and a minimum non-GAAP net income threshold. Unless both of these thresholds are met, there is no incentive payout. If both thresholds are met, the Company uses total non-GAAP net income as the primary determinant of the payout for the annual cash incentive plan. The amount at which the plan is funded is determined based on the Company’s actual performance as measured against the targets set by the Committee, with 75% of the award for our NEOs based on the Company’s non-GAAP net income financial performance.

To facilitate differentiation based on individual performance, 25% of the award for our NEOs is based on individual performance. In circumstances where the Company’s financial performance is above its threshold goal but below target, a modifier is applied to the individual performance component to reduce it proportionately based on the Company financial performance component. For example, if the Company exceeded the FX-neutral revenue threshold but total non-GAAP net income

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COMPENSATION DISCUSSION AND ANALYSIS

was 90% of target, then the individual performance component would be calculated as follows: Target incentive amount x 25% x individual performance score x 90%.

In 2014, the annual cash incentive program also included a customer satisfaction Net Promoter Score (NPS) and employee engagement employee Net Promoter Score (eNPS) incentive for employees at director-level and above. Each of these was tied to the achievement of a statistically significant improvement over a multi-year period, and would result in an additional payout of 5% of the incentive target if the respective performance measure is achieved. These secondary measures were included to focus employees on improving NPS and eNPS. Because the Company expects to separate into two companies before the end of 2015, the Committee has eliminated the NPS and eNPS performance metrics for 2015.

Performance Measures and Rationale. The Committee believes that the primary performance measure of non-GAAP net income is the key measure of short- and intermediate-term results for the Company. The Committee also believes that a revenue threshold should be included to ensure that no cash incentive is paid if future income may be impaired by insufficient revenue growth. The Committee also believes that the secondary performance measures for director-level and above employees drive accountability for improving NPS and eNPS and support the Company’s success.

The following table provides more information on the primary and individual performance measures set in 2014 for executive officers and additional rationale for their selection:

Performance Measures (1)	Rationale
Primary Company financial performance measure
Non-GAAP net income (2), subject to a Minimum FX-neutral revenue threshold (3)

The Committee believes non-GAAP net income is the key measure of short- and intermediate-term results for the Company given that it can be directly affected by the decisions of the Company’s management and provides the most widely followed measure of financial performance. The Committee also believes that this primary non-GAAP net income measure should be subject to a minimum revenue threshold and should result in no cash incentive being paid when future income will be negatively impacted by insufficient revenue growth.

Individual measure
Individual performance	The Committee believes that a portion of the compensation payable under this plan should be differentiated based on individual performance for which a review is conducted at the end of the year.

(1) Both minimum FX-neutral revenue and minimum non-GAAP net income thresholds must be met in order for there to be any incentive payout based on Company performance or individual performance, with the funding level for Company performance based on the amount of non-GAAP net income. The incentive payouts for NPS and eNPS are independent from the payout tied to the Company’s financial performance (but will only be paid in a year when the Company’s minimum financial performance metrics are met).

(2) Non-GAAP net income excludes certain items, primarily stock-based compensation expense and related employer payroll taxes, amortization of acquired intangible assets, impairment of goodwill, separation expenses, certain one-time gains, losses and/or expenses, and income taxes related to these items. Non-GAAP net income is calculated quarterly, is publicly disclosed as part of our quarterly earnings releases, and is a basis of third-party analysts’ estimates of the Company’s results.

(3) Calculated on a FX-neutral basis.

Annual Cash Incentive Plan Mechanics, Assessment, and Target Positioning Strategy. Each year, the Committee establishes (1) Company performance measures based on business criteria and target levels of performance and (2) a formula for calculating a participant’s award based on actual Company performance compared to the pre-established performance measures. Performance measures may be based on a wide variety of business metrics. The Committee has chosen to use non-GAAP net income as its primary measure of performance for a number of years because it is the key measure of short- and intermediate-term results for the Company given that it can be directly affected by the decisions of the Company’s management and provides the most widely followed measure of financial performance. Targets are set in the first quarter of the year based primarily on the Company’s Board-approved budget for the year.

After the end of each year, the Company’s actual performance is compared to the performance measures to determine the funding level of that portion of the annual cash incentive plan, subject to Committee approved variation due to material events not contemplated at the time the targets were set (such as major acquisitions) and to the Committee’s negative discretion. With respect to individual performance, our CEO presents the Committee with his assessment of the individual performance of

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COMPENSATION DISCUSSION AND ANALYSIS

the executive officers who are his direct reports. The Committee reviews his assessments and makes a subjective determination of the level of individual performance for each of those executive officers. In addition, the Committee (with input from the Lead Independent Director and other independent members of the Board) makes a subjective determination of the individual performance of the CEO. In making its determination of the individual performance of each executive officer, the Committee does not give any specific weighting to individual goals.

The Committee assesses annual cash incentive award opportunities against data from public filings of our peer group companies and general industry data for comparable technology companies that are included in proprietary third-party surveys, and aims to set target annual cash incentive opportunities for our NEOs at approximately the 50th percentile based on that data.

Base Salary

Assessment and Target Positioning Strategy. At the beginning of each year, the Committee meets to review market data and to review and approve each executive officer’s base salary for the year. The Committee assesses competitive market data on base salaries from public filings of our peer group companies and general industry data for comparable technology companies that are included in proprietary third-party surveys. When considering the competitive market data, the Committee also considers the fact that the data is historical and does not necessarily reflect those companies’ current pay practices. The Committee assesses each executive officer’s base salary against the 50th percentile of the salaries paid to comparable executives at peer group companies. The Committee also considers individual performance, levels of responsibility, breadth of knowledge, and prior experience in its evaluation of base salary adjustments.

Perquisites

We provide certain executive officers with perquisites and other personal benefits not available to all employees that the Committee believes are reasonable and consistent with our overall compensation program and philosophy. These benefits are provided to enable the Company to attract and retain these executive officers. The Committee periodically reviews the levels of these benefits provided to our executive officers. Of these benefits, the most significant ongoing benefit is allowing Mr. Donahoe and Mr. Swan limited personal use of the corporate airplane. For 2014, Mr. Donahoe’s personal use of the corporate airplane was limited to 50 hours and Mr. Swan’s personal use of the corporate airplane was limited to 20 hours. The Company does not grant bonuses to cover, reimburse, or otherwise “gross-up” any income tax owed for personal travel on the corporate airplane. In addition, pursuant to the terms of Mr. Schulman’s offer letter, Mr. Schulman is eligible to receive certain relocation benefits in connection with his relocation to the San Francisco Bay Area. Mr. Schulman’s relocation assistance included assistance with selected costs and expenses related to moving from New York to the San Francisco Bay Area (including temporary housing and transportation) and related tax reimbursements, consistent with the Company’s existing relocation policies. Mr. Schulman’s relocation assistance was negotiated as part of the terms of his offer to join the Company. The Committee believes it was necessary to offer Mr. Schulman relocation assistance in order to attract him to join the Company.

COMPENSATION DECISIONS FOR 2014

In 2014, PBRSUs, RSUs, and stock options were the only types of equity incentive awards granted to our NEOs. Once the value of the annual equity incentive awards had been set for each executive officer, a formula was used to allocate the annual equity award as follows:

●	50% PBRSUs,
●	30% time-based RSUs, and
●	20% stock options

The only exception to the 2014 equity award allocation occurred with respect to Mr. Schulman’s (1) initial equity award, which was allocated 50% RSUs, 30% PBRSUs, and 20% stock options in recognition of the fact that he joined the Company in September after the 2014-2015 PBRSU cycle was approximately one-third completed, and (2) make-good awards and payments.

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COMPENSATION DISCUSSION AND ANALYSIS

When making compensation decisions, the Committee evaluated the NEOs based on their leadership, competencies, innovation, and both past and expected future contributions toward eBay’s financial, strategic and other priorities. In addition, the Committee considered succession planning, individual holding power, and retention concerns as well as the total value of each NEO’s unvested equity awards. Based on its assessment, the Committee determined individual awards based on the factors and guidelines described above. As discussed in more detail below, in connection with the decision to spin-off the Company’s payments business, the Committee appointed Mr. Schulman as President of PayPal and its CEO-designee following the Spin-Off. The Committee appointed Mr. Wenig as the CEO-designee of eBay following the Spin-Off. The compensation decisions related to these appointments are discussed in detail below.

Determining 2014 Target Compensation for our CEO

As in prior years, the Committee took a multi-year view of Mr. Donahoe’s total compensation, with the objectives of retaining and motivating him while providing a strong pay for performance element. In doing so, the Committee sought to focus Mr. Donahoe’s attention on the longer-term performance of the Company. The Committee considered many factors in setting the various components of the CEO’s compensation at its meetings in early 2014, including eBay’s and Mr. Donahoe’s overall performance, competitive compensation data from public filings of peer companies, and retention objectives. The Committee also solicited input from the independent members of the Board. The Committee then exercised its judgment to determine 2014 compensation for the CEO.

The Committee determined that the Company remained well positioned for 2014 and future years, in large part due to Mr. Donahoe’s leadership, strategic decision-making and sustained performance, which included:

Successfully managing a portfolio of businesses to deliver solid annual financial results and positioning the Company for continued growth in revenue and profits
Articulating a clear strategy for the Company, executing against it, and modifying it as the Company’s portfolio of businesses and the industries in which they compete change
Driving innovations and successfully introducing innovative new products
Establishing and maintaining relationships with strategic customers and technology partners
Driving global expansion
Positioning the Company for enduring success grounded in culture and shared purpose
Developing and strengthening the Company’s leadership team
Planning for succession
Investing in technology and key talent
Driving gender diversity as a priority for the Company

The Committee determined Mr. Donahoe’s and the Company’s sustained performance warranted total equity compensation that was consistent with his 2013 awards. As a result, the Committee approved equity awards with a total grant date value of $11 million for Mr. Donahoe as of the date of grant (April 1, 2014) and allocated in accordance with the Company’s standard practice: 50% PBRSUs, 30% RSUs, and 20% stock options. The Committee also determined that no adjustments were required for Mr. Donahoe’s target cash incentive award or base salary based on his positioning relative to the market.

56	2015 Annual Meeting of Stockholders

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Decisions Related to the Spin-Off of the PayPal Business

As noted above, in September 2014, the Board approved a plan to separate its eBay Marketplaces and PayPal businesses into independent, publicly traded companies in 2015, subject to customary conditions. Mr. Donahoe and certain members of his senior leadership team are leading the efforts to execute the Spin-Off in a manner designed to position eBay Marketplaces and PayPal for success while also delivering business results. In addition, in connection with the Spin-Off announcement, Mr. Donahoe, working closely with the Board and the Committee, implemented an orderly succession plan whereby Mr. Wenig, eBay’s current President of eBay Marketplaces, will become its next CEO, and Mr. Schulman, an executive hired in September 2014, will become CEO of PayPal. Upon completion of the Spin-Off, Mr. Donahoe and Mr. Swan as well as certain other members of Mr. Donahoe’s senior leadership team will transition their responsibilities to the new leaders of each business. Mr. Donahoe and Mr. Swan will serve on the boards of one or both of the companies to provide continuity. The Committee appreciates the strategy review the leadership team led, the successful execution of the separation of the businesses, and the succession of responsibilities to a strong, seasoned, and accomplished management team are critical to driving the greatest value for the Company’s stockholders.

In connection with the decisions to name Mr. Schulman and Mr. Wenig as CEO-designees of PayPal and eBay, respectively, the Committee determined that Mr. Schulman and Mr. Wenig’s compensation arrangements should be equivalent because eBay and PayPal would each be large, public companies in the Internet and technology space following the Spin-Off. As a result, there were several significant compensation actions taken during 2014 with respect to Mr. Schulman, Mr. Wenig, and the NEOs that will transition their responsibilities to the new leaders of each business that are described below and in sections 3-4.

Hiring Dan Schulman as President of PayPal and its CEO-Designee Following the Spin-Off

In connection with hiring Mr. Schulman to become the future CEO of PayPal, the Committee conducted a comprehensive review of pay structures for CEOs at comparable public companies as well as internal pay at the Company. The Committee concluded that it was important to provide a target total compensation opportunity competitive with the compensation of leaders at other major internet and technology companies, with an annual compensation structure consistent with the Company’s current pay-for-performance philosophy and weighted heavily in favor of performance-based compensation, excluding the one-time make-good awards and payments. In considering the compensation package for Mr. Schulman, the Committee was mindful of the competition for talented executives in the technology and payments sectors, Mr. Schulman’s existing compensation arrangements with his then-current employer – including equity and incentive compensation that would be forfeited in connection with his departure, as well as clawback provisions that would require him to repay gains made on certain equity awards and annual incentive payments – and the demands on and responsibilities of the leader of a global organization with PayPal’s scope and stature. Overall, the Committee concluded that the complexity of the PayPal business, the demands on that business as a publicly traded company and the competitive market data should result in a compensation arrangement substantially similar to that of Mr. Donahoe’s compensation as CEO of the Company. Accordingly, the Committee approved the following compensation arrangements for Mr. Schulman in connection with his appointment as President of PayPal and its CEO-designee following the Spin-Off:

New Hire Compensation:

●	Annual Salary: $900,000 ($1 million effective immediately following the Spin-Off)
●	Target Cash Incentive Award: 175% of annual salary (200% following the Spin-Off)
●	Initial Equity Awards: Target Grant Value of $9 million
○	Allocation: 30% PBRSUs, 50% RSUs, and 20% stock options
○	PBRSU/RSU weighting was adjusted from the standard allocation in recognition of the fact that Mr. Schulman joined the Company in September after the 2014-2015 PBRSU performance cycle was approximately one-third completed; it is expected that future awards will have the standard allocation of 50% PBRSUs, 30% RSUs, and 20% options

Make-Good Awards and Payments:

In connection with his prior employment, Mr. Schulman was subject to a “clawback agreement” that would require Mr. Schulman to repay his former employer for gains made on equity and incentive awards, as well as forfeited equity awards, in the event he accepted employment with a company viewed to be a strategic competitor.

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COMPENSATION DISCUSSION AND ANALYSIS

By accepting employment with the Company, which was designated as a strategic competitor, Mr. Schulman was required to make repayments and forfeit vested equity with a total value in excess of $17 million. In recognition of the clawback repayments and forfeited vested equity plus the fact that Mr. Schulman would be forgoing performance-based compensation that he had substantially earned prior to joining the Company, Mr. Schulman has been granted a number of “make-good” awards, as follows:

●	Payment Made for Clawback
○	Make-Good Equity and Annual Incentive Award Clawback Payment: A total payment of $13,620,415
-	In recognition that the pre-tax income Mr. Schulman received from equity and annual incentive compensation awards that vested or were exercised during the 24 months prior to his termination of employment was required to be repaid to Mr. Shulman’s former employer (a portion of which was paid directly by the Company) pursuant to a clawback arrangement. This clawback was triggered because Mr. Schulman accepted employment with PayPal, which his former employer viewed as a strategic competitor

●	Payment Made for Terminated Options
○	Vested Option Make-Good Payment: $3,626,537
-	In recognition that Mr. Schulman’s vested options with his former employer were terminated as of the date he accepted employment with PayPal because his former employer viewed PayPal as a strategic competitor
-	Paid within two payroll periods of start date

●	Equity Awards and Cash Payments for Substantially Earned Awards
○	Make-Good RSU Awards: Target Grant Value of $8,214,932
-	Designed to make Mr. Schulman whole on equity awards granted by former employer that would have vested within approximately 16 months from date of hire and that were forfeited when he accepted employment with PayPal
●	RSUs: $4,143,503 grant value, vesting 100% on December 24, 2014
●	RSUs: $4,071,429 grant value, vesting 100% on January 28, 2016
○	Make-Good Cash Payments:
-	Make-Good Bonus Payment: $3,631,250
●	In recognition that Mr. Schulman forfeited his 2014 bonus from his former employer when he accepted employment with PayPal
●	Paid on December 24, 2014, subject to full or partial repayment if bonus received from his former employer
-	Make-Good Portfolio Grant Payment: $2,600,000
●	In recognition that Mr. Schulman forfeited cash-based incentive “portfolio” awards from his former employer when he accepted employment with PayPal
●	50% paid on Dec. 24, 2014, and 50% to be paid on Feb. 15, 2016

Commitment to Future Equity Awards:

The Company also agreed to the size of Mr. Schulman’s annual equity award for 2015 as well as an equity award upon the completion of the Spin-Off as follows:

●	2015 Focal (Annual) Awards: Target Grant Value of $9 million
○	Grant date – April 1, 2015
○	Standard allocation: 50% PBRSUs, 30% RSUs, and 20% options
○	PBRSU vesting will apply CEO vesting schedule (2015-2016 PBRSU award granted in early 2017; if performance targets are met and RSUs are granted, the RSUs will vest 100% in 2018 on the first anniversary of the date of grant)

●	Spin-Off Awards: Target Grant Value of $2 million
○	Grant date - subject to and effective immediately prior to the Spin-Off
○	Standard allocation: 50% PBRSUs, 30% RSUs, and 20% options
○	Vesting subject to discretion of PayPal’s Compensation Committee, but full vesting is expected to be over four years from the date of grant for RSUs and stock options and the CEO vesting schedule described above for PBRSUs

Relocation:

In addition, the Company assisted Mr. Schulman with certain expenses he incurred in connection with his relocation to the San Francisco Bay Area. Mr. Schulman’s relocation assistance included assistance with selected costs and expenses related to moving from New York to the San Francisco Bay Area (including temporary housing and transportation) and related tax reimbursements, consistent with the Company’s existing relocation policies.

58	2015 Annual Meeting of Stockholders

COMPENSATION DISCUSSION AND ANALYSIS

Setting Devin Wenig’s 2014 Compensation and Adjustment in Connection with Appointment as CEO-Designee of eBay Following the Spin-Off

Mr. Wenig had served as President of eBay Marketplaces for three years and, in connection with appointing Mr. Wenig to become the future CEO of eBay, the Committee recognized that Mr. Donahoe had a strong succession plan in place for the Marketplaces business. The Committee determined that Mr. Wenig was well-qualified to lead the Company as its next CEO and thought it was important to have comparable compensation for the future CEOs of eBay and PayPal because PayPal and eBay will be large, comparably-sized public companies in the Internet and technology space. Accordingly, the Committee approved the following compensation arrangements for Mr. Wenig in connection with his appointment as the CEO-designee of eBay following the Spin-Off:

Immediate changes to compensation:

●	Annual Salary: $900,000 ($1 million effective immediately following the Spin-Off, which shall remain in effect for at least 24 months following the Spin-Off)
●	Target Cash Incentive Award: 175% of annual salary (200% following the Spin-Off)
●	2014 Top-Up Equity Awards: $4 million
○ Standard allocation: 50% PBRSUs, 30% RSUs, and 20% stock options
○ PBRSUs based on 2014-2015 performance period with award granted in March 2016; vests 50% on the grant date and 50% on the one-year anniversary of the grant date

Summary of changes to Mr. Wenig’s Compensation

	As of April 1, 2014*	In connection with becoming CEO-designee of eBay (September 30, 2014)
Base salary	$800,000	$900,000
Target Cash Incentive Award (percentage of base salary)	100%	175%
Equity Award	$5,000,000	$4,000,000

*The Committee did not adjust Mr. Wenig’s annual base salary or target cash incentive award on April 1, 2014, and his annual (Focal) equity award of $5 million was consistent with his 2013 annual equity award.

Commitment to Future Equity Awards:

The Company also agreed to the size of Mr. Wenig’s annual equity award for 2015 as well as an equity award upon the completion of the Spin-Off as follows:

●	2015 Annual Equity Awards: Target Grant Value of $9 million
	○	Grant date – April 1, 2015
	○	Standard allocation: 50% PBRSUs, 30% RSUs, and 20% options
	○	PBRSU vesting will apply CEO vesting schedule (2015-2016 PBRSU award granted in early 2017; if performance targets are met and RSUs are granted, the RSUs will vest 100% in 2018 on the first anniversary of the date of grant)
●	Spin-Off Awards: Target Grant Value $2 million
	○	Grant date - subject to and effective immediately prior to the Spin-Off
	○	Standard allocation: 50% PBRSUs, 30% RSUs, and 20% options
	○	Vesting subject to discretion of eBay’s Compensation Committee, but full vesting is expected to be over four years from the date of grant for RSUs and stock options and the CEO vesting schedule for PBRSUs

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COMPENSATION DISCUSSION AND ANALYSIS

Breakdown of 2014 Compensation for Messrs. Donahoe, Schulman, and Wenig

The following charts show the breakdown of reported 2014 compensation for Messrs. Donahoe, Schulman,* and Wenig. These charts illustrate the predominance of equity incentives and performance-based components in our regular executive compensation plan.

Time-Based Restricted Stock Units (RSUs)	Salary	Other Compensation	Annual Cash Incentive (ACI)	Stock Options	Performance-Based Restricted Stock Units (PBRSUs)	Performance-Based (PBRSUs, options, and 75% of Annual Cash Incentive)

*This chart excludes the make-good awards and payments to Mr. Schulman, which were made in recognition that Mr. Schulman was required to make repayments to his former employer and forfeit vested equity with a total value in excess of $17 million, and he would be foregoing performance-based compensation that he had substantially earned prior to joining the Company.

60	2015 Annual Meeting of Stockholders

COMPENSATION DISCUSSION AND ANALYSIS

Summary of Total Target Equity Award, Target Annual Cash Incentive Award, and Salary for other NEOs

In addition to the compensation decisions related to Messrs. Donahoe, Schulman, and Wenig described above, the Committee reviewed the target annual equity awards, target annual cash incentive awards, and salaries for the remaining NEOs based on available market data as well as Company and individual performance. The Committee determined only minor adjustments were required with respect to the target annual equity awards and base salaries of these NEOs. For the target cash incentive awards, no changes were made, except the Committee determined it would increase Mr. Swan’s target cash incentive award from 100% of annual salary to 125% in recognition of the unique role Mr. Swan serves within the Company and competitive compensation data for similarly impactful roles. The following chart shows the compensation adjustments for the remaining NEOs, effective April 1, 2014 (i.e., the Focal Date):

NAME	Target Annual Equity Award	Change from Target Annual Equity Award for 2013	Target Percentage of Annual Salary for Annual Cash Incentive Award	Change from Target Percentage for 2013	Base Salary	Change from 2013 Base Salary
Robert H. Swan	$6 million	No change	125%	25% increase	$850,000	No change
Michael R. Jacobson	$2.5 million	No change	75%	No change	$600,000	No change
David A. Marcus	$5 million	↑8.7%	100%	No change	$725,000	↑3.6%
Mark T. Carges	$3 million	↓6.3%	75%	No change	$625,000	No change

2014 BUSINESS RESULTS

Our compensation programs are designed to align compensation with our business objectives and performance. The following is a summary of the business results that directly affected 2014 compensation, including performance-based equity awards and annual cash incentives.

PBRSUs

The Company’s 2014 performance affected two PBRSU award cycles, 2013-2014 and 2014-2015. The following graphs show the goals and results achieved for the 2013-2014 performance period:

Foreign-exchange neutral (FX-neutral) revenue ($ billions)	Non-GAAP operating margin dollars ($ billions)	Return on Invested Capital (%) Modifier

Based on eBay’s financial performance during the 2013-2014 performance period, the PBRSU award was funded at 43% of target. As part of its review of the Company’s financial performance against the PBRSU targets, the Committee considers whether any significant corporate events not contemplated at the time the targets were set should lead to an

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COMPENSATION DISCUSSION AND ANALYSIS

adjustment of FX-neutral revenue, non-GAAP operating margin dollars or return on invested capital results. No adjustments were made for the 2013-2014 performance period.

Based on the 2013-2014 PBRSU award funding, the NEOs received the following awards*:

NAME	PERCENTAGE OF TARGET	SIZE OF AWARD FOR 2013-2014 PERFORMANCE CYCLE	VESTING SCHEDULE**
John J. Donahoe	43%	42,453	50% on March 1, 2015; 50% on March 1, 2016
Devin N. Wenig	43%	20,309	50% on March 1, 2015; 50% on March 1, 2016
Robert H. Swan	43%	24,371	50% on March 1, 2015; 50% on March 1, 2016
Michael R. Jacobson	43%	10,155	50% on March 1, 2015; 50% on March 1, 2016

*Because Mr. Schulman did not join the Company until late 2014, he did not receive a PBRSU award for the 2013-2014 performance cycle. In addition, because Mr. Marcus and Mr. Carges each separated prior to the completion of the 2013-2014 performance cycle, they forfeited their awards.

**In connection with the Spin-Off, the second tranche of unvested RSUs granted to Messrs. Donahoe, Swan, and Jacobson in connection with their 2013-2014 PBRSU awards will accelerate as of the completion of the Spin-Off. See pages 65-66 below.

The Company’s 2014 performance will also impact the 2014-2015 PBRSU awards. When those targets were set, they were designed to be challenging but achievable over the two-year performance period. Award funding for the 2014-2015 performance period will be determined based on performance against approved targets for FX-neutral revenue, non-GAAP operating margin dollars, and return on invested capital following the completion of the applicable performance period. See page 64 for a discussion of adjustments made to 2014-2015 PBRSU awards in connection with the Spin-Off.

2012 CEO/CFO Performance Share Unit (PSU) Awards

In 2012, Mr. Donahoe and Mr. Swan were granted one-time PSU awards. The awards were performance-based and each tranche would only vest if the performance of eBay’s common stock exceeded the median total shareholder return (TSR) of the companies in its 2012 peer group for the applicable performance period. Because the 2014 TSR of eBay common stock of 6.2% and the 2012-2014 TSR of 83.9% did not exceed the median of the companies in eBay’s 2012 peer group of 25.4% for 2014 or the cumulative performance period from 2012-2014 of 100.4%, respectively, the second tranche (20%) of the PSUs granted to our CEO and CFO in 2012 did not vest and was forfeited. This is consistent with the core principle of our compensation philosophy to tie executive compensation to performance and the creation of long-term stockholder value.

2014 PSU Vesting Opportunity
(shares)

Annual Cash Incentive

2014 Annual Cash Incentive Goals and Plan Performance. The following shows the goals and 2014 performance under the financial and non-financial Company performance components of the annual cash incentive plan:

FX-neutral revenue ($ billions)	Non-GAAP net income ($ billions)

62	2015 Annual Meeting of Stockholders

COMPENSATION DISCUSSION AND ANALYSIS

As described above, the funding level under the plan could range from 50% at the minimum non-GAAP net income level to up to 200% at the maximum non-GAAP net income level (assuming the minimum FX-neutral revenue threshold was also met).

In 2014, the Company did not meet its NPS or eNPS targets, accordingly, there was no NPS or eNPS-related payout. Because the Company expects to separate into two companies before the end of 2015, the Committee has eliminated the NPS and eNPS performance metrics for 2015.

As part of its review of the Company’s performance against its targets, the Committee considers whether any significant corporate events, not contemplated at the time the targets were set, should lead to an adjustment of revenue or non-GAAP net income results. The Committee concluded that the non-GAAP net income results should be adjusted to exclude the impact of (i) an increased tax rate driven by the Company having elected to subject more of its foreign earnings to U.S. taxation, and (ii) the interest expense associated with the Company’s $3.5 billion debt issuance in July 2014. Both of these actions resulted in an increase in the Company’s available U.S. cash and enhanced its financial flexibility.

Based on eBay’s non-GAAP net income for 2014 (and the achievement of the FX-neutral revenue threshold), the portion of the annual cash incentive plan based on Company performance was funded at 94% of the target opportunity.

In early 2015, the Committee reviewed the Company results and Mr. Donahoe’s performance for the purpose of determining the individual performance component of his 2014 annual cash incentive award. The Committee assessed Mr. Donahoe’s performance relative to his 2014 goals, with input from the entire Board. The Committee does not assign fixed weightings to specific individual goals or performance criteria. Instead, the Committee takes a holistic view of performance during the year and the Company’s positioning for the future. In doing so, the Committee balanced the Company’s financial performance for 2014, which fell below expectations, with Mr. Donahoe’s accomplishments. Mr. Donahoe performed very well against many of his goals, including the strategy review that led to the decision to separate the eBay and PayPal businesses, succession planning (including at the Business Unit level), and commencing the separation-related work in a thoughtful and orderly manner, as well as effectively leading the Company through the data breach and other unexpected events. Taking all of these factors into consideration, the Committee set the individual performance component of Mr. Donahoe’s annual cash incentive award at 85% of target. That was then modified down to 94% of that amount in accordance with the terms of the plan, resulting in a payment of 79.9% of target for the individual performance component.

Because minimum thresholds for both Company-wide FX-neutral revenue and non-GAAP net income were met in 2014, the individual performance component of the annual cash incentive plan was paid. However, eBay’s non-GAAP net income for 2014 was below target, and therefore the individual performance component was modified and funded at 94% in accordance with the terms of the plan and its application to all eligible employees of the Company.

Taking into account both Company and individual performance, total annual cash incentive amounts under the annual cash incentive for 2014 for our NEOs were paid as follows:

Name	Annual Cash Incentive Target as Percentage of Base Salary	Percentage of Target*	Size of annual cash incentive award for 2014
John J. Donahoe	200	90.5	$1,809,500.07
Daniel H. Schulman**	175	94	$335,959.58
Devin N. Wenig	175	90.5	$1,303,187.91
Robert Swan	125	94	$998,750.07
Michael R. Jacobson	75	105.8	$475,874.94
David A. Marcus***	100	N/A	N/A
Mark T. Carges***	75	94	$271,153.84

*The Company performance component (75%) was paid at 94% of target. The individual performance component (25%) was based on each NEO’s individual performance score, which was calculated as a percentage of target and modified down to 94% of that amount in accordance with the terms of the plan.

**Prorated based on eligible earnings during the performance period.

***Mr. Marcus did not receive a payout under the 2014 cash incentive plan. In accordance with his separation package, Mr. Carges received a prorated cash incentive award through November 3, 2014 based on eligible earnings and actual Company performance and paid out at target for the individual component.

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COMPENSATION DISCUSSION AND ANALYSIS

Changes to PBRSU Program, PSUs, and Annual Cash Incentive for 2015

Because Mr. Donahoe and certain members of his senior leadership team, including Mr. Swan and Mr. Jacobson, will be transitioning their responsibilities to new leadership teams at eBay and PayPal as part of the decision to separate the eBay Marketplaces and PayPal businesses and in connection with an orderly succession plan, the Committee determined that it would make the following adjustments to its approach for these departing NEOs performance-based awards:

Impact to existing awards:

	○	2014-2015 PBRSU cycle: Payout will be based on actual versus budgeted eBay Inc. performance through the last completed quarter of 2015 prior to the Spin-Off
	○	2015 PSUs: In the event the Spin-Off occurs in 2015, Mr. Donahoe and Mr. Swan’s 2015 PSU vesting opportunity will be determined based on whether total shareholder return exceeds the median of the companies in the Company’s 2012 peer group measured for 2015 through the date immediately prior to the effective date of the Spin-Off or the cumulative performance period from 2012 through the date immediately prior to the effective date of the Spin-Off, and the 2016 vesting opportunity will be cancelled. Mr. Donahoe and Mr. Swan will remain subject to the requirement to hold all after-tax stock derived from vested PSUs (which will be adjusted to become stock in both PayPal and eBay) until December 31, 2017.
●	Impact to 2015 awards:
	○	2015-2016 PBRSU cycle: Target awards will be reduced to reflect the anticipated partial year worked and payout will be based on achievement of success measures approved by the Committee in connection with the timely and successful execution of the Spin-Off
	○	2015 Cash Incentive Award: In the event the Spin-Off occurs in 2015, performance will be measured as follows:
		-	for Company performance: based on eBay Inc. results through the last completed quarter of 2015 prior to the Spin-Off
		-	for individual performance: based on achievement of success measures in connection with the timely and successful execution of the Spin-Off

For Mr. Schulman and Mr. Wenig, the Committee determined that it would make the following adjustments to its approach:

●	Impact to existing awards:
	○	2014-2015 PBRSU performance cycle: Payout will be based on aggregate eBay Inc. performance for 2014 and business unit specific performance measures for 2015
●	Impact to 2015 awards:
	○	2015-2016 PBRSU cycle: A two-year performance cycle will be maintained but performance will be based on performance measures for each specific business unit rather than aggregate eBay Inc. performance
	○	2015 Cash Incentive Award: An annual performance period will apply and performance will be based on business unit specific performance measures rather than aggregate eBay Inc. performance

Because Mr. Marcus and Mr. Carges separated from the Company in 2014, they were not impacted by these changes.

SEPARATION ARRANGEMENTS, SEVERANCE AND CHANGE-IN-CONTROL ARRANGEMENTS WITH EXECUTIVE OFFICERS, AND CLAWBACKS

In connection with the Spin-Off, Pay Governance was retained for a special assignment to form recommendations as to the compensation structures for Mr. Schulman as the CEO-designee of PayPal, and Mr. Wenig, as the CEO-designee of the Company after Spin-Off, and the separation arrangements for those NEO’s who will transition their responsibilities in connection with the Spin-Off (including Messrs. Donahoe, Swan, and Jacobson). When approving or establishing the severance and change-in-control arrangements described below, the Committee attempted to provide severance benefits with sufficient protections and retention incentives for the executive officer and which were aligned with the interests of the Company and its stockholders. The Committee believes that these protections help the Company to attract and retain highly talented executive officers.

64	2015 Annual Meeting of Stockholders

COMPENSATION DISCUSSION AND ANALYSIS

Severance and Change-in-Control Arrangements for Mr. Schulman

In connection with becoming President of PayPal and its CEO-designee, Mr. Schulman received an offer letter that included severance arrangements. Under these arrangements, Mr. Schulman is entitled to receive the following if he is terminated without cause or resigns for good reason (each as defined in the letter) and he signs and does not revoke a waiver and release of claims against the Company:

(i)	a cash payment equal to two times the sum of (a) the greater of annual base salary or $1 million and (b) his bonus amount (where the bonus amount equals the greater of two times annual base salary or the target cash incentive award) (“Cash Severance Payment”);
(ii)	a prorated cash incentive award based on company performance for the fiscal year in which employment is terminated (if performance targets are met) (“Prorated Cash Incentive Award”);
(iii)	any make-good cash payments that have not yet been paid; and
(iv)	a cash payment equal to the value of:
	a.	the unvested Initial Equity Awards and Make-Good RSU Awards if his termination occurs outside a Change-in-Control period, provided that, if the termination occurs following the Spin-Off and outside the Change-in-Control Period, then the cash payment shall also include the cash value of any other unvested equity awards that would otherwise have vested within 12 months of his termination date; or
	b.	all unvested equity awards if his termination occurs during a Change-in-Control Period.

In the event the Spin-Off does not occur within two years from Mr. Schulman’s start date and he is terminated without cause or resigns for good reason, he will also be eligible to receive the cash value of any unvested equity awards not covered by (iv)(a) above that would otherwise have vested within 24 months of his termination date.

The “Change-in-Control Period” begins 90 days before a Change in Control (as defined in the Company’s 2008 Equity Incentive Award Plan, as amended and restated) and ends 24 months after a Change in Control.

In the event Mr. Schulman’s employment terminates due to his death or permanent disability, he or his estate will receive, within 30 days of his termination date, a cash payment equal to the value of any equity awards that would have become vested within the following 24 months.

Severance and Change-in-Control Arrangements for Mr. Wenig

In connection with becoming CEO-designee of eBay, Mr. Wenig received an offer letter that included severance arrangements. Under these arrangements, Mr. Wenig is entitled to receive the following if he is terminated without cause or resigns for good reason (as defined in the letter) and he signs and does not revoke a waiver of claims against the Company:

(i)	Cash Severance Payment;
(ii)	Prorated Cash Incentive Award; and
(iii)	a cash payment equal to the value of:
	a.	the unvested equity that would have otherwise vested within 12 months of his termination date if outside a Change-in-Control Period; or
	b.	all unvested equity awards if his termination occurs during a Change-in-Control Period (as described above).

In the event Mr. Wenig’s employment terminates due to his death or permanent disability, he or his estate will receive, within 30 days of his termination date, a cash payment equal to the value of any equity awards that would have become vested within the following 24 months.

Separation Arrangements for Certain Executive Officers Transitioning Responsibilities in Connection with Spin-Off

On December 15, 2014, the Committee adopted the Transition Success and Retention Program (the “Program”) in which executive officers who will transition their employment responsibilities to the new leadership teams of eBay Marketplaces and PayPal as part of the succession plan following the orderly execution of the Spin-Off will be entitled to certain benefits in the event the executive officer remains employed through the date of the Spin-Off and he or she is no longer employed by either company following the Spin-Off. The Program is intended to focus the executive officers on achieving an orderly succession and a successful Spin-Off, and to encourage their continued employment with the Company through the Spin-Off. Messrs. Donahoe, Swan, and Jacobson are each eligible to participate in the Program. In the event of a Spin-Off, the Program would supersede any other severance arrangements that may otherwise be available to any of the executives under existing

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COMPENSATION DISCUSSION AND ANALYSIS

employment letters, except that Mr. Donahoe and Mr. Swan will continue to have one year to exercise vested stock options granted in 2012 based on the terms and conditions of that award (assuming the Spin-Off occurs in 2015).

Under the Program, Messrs. Donahoe, Swan, and Jacobson will be eligible to receive the following:

●

Mr. Donahoe and Mr. Swan — a cash payment equal to two times the sum of their annual base salary and the annual cash incentive paid at the target amount, as well as the acceleration of all RSU and stock option awards that were outstanding and unvested as of the termination of employment date;

●

Mr. Jacobson — a cash payment equal to one and one-half times the sum of his annual base salary and the annual cash incentive paid at the target amount, as well as the acceleration of all RSU and stock option awards that are outstanding and unvested as of the termination of employment date; and

●

In addition, for all stock option awards granted to Messrs. Donahoe, Swan, and Jacobson in calendar years 2013, 2014, and 2015, the post-termination period to exercise any vested options will be extended from 3 months to 36 months.

In recognition of the fact that the performance targets under outstanding PBRSU awards were based on the presumption that the Company is a whole and has not been separated, the existing performance targets will be tied to performance of the combined company as of the quarter most recently completed prior to the Spin-Off. If performance targets are met for the period through the final calculation date, RSUs will be issued and the time-based vesting elements will accelerate.

Separation Arrangements for NEOs Terminating Employment in 2014

Mr. Marcus and Mr. Carges each terminated their employment during 2014. Mr. Marcus did not receive any separation benefits in connection with his termination.

In recognition of Mr. Carges’ leadership of the transformation of Marketplaces technology and his contribution to reestablishing eBay as a technology leader, the Committee approved the following separation package:

(i)	a lump-sum separation payment of $468,750;
(ii)	a prorated annual cash incentive award of $271,153.84, based on actual Company performance for 2014 and paid out at target for the individual component;
(iii)	accelerated vesting with respect to 21,831 PBRSUs, representing the unvested portion of his PBRSUs earned in the 2012-2013 performance period based on actual 2012 and 2013 performance;
(iv)	the cost of COBRA premiums for a period of 4 months; and
(v)	a supplemental payment of $24,000, less applicable taxes and deductions, intended to help cover the cost of COBRA premiums for fourteen additional months.

Change in Control

The Company has not entered into any arrangements with any of its executive officers to provide “single trigger” severance payments upon a change in control. As described above, the Company has put change in control protections in place for Mr. Schulman and Mr. Wenig. In addition, the following change in control provisions apply to the 2012 PSUs granted to our CEO and CFO:

●	In the event of a change in control, any outstanding unvested 2012 PSUs will vest subject to the participant’s continued employment, if either:
	(a)	eBay’s annual TSR from January 1st of the calendar year in which the change in control occurs through the date of the change in control; or
	(b)	eBay’s cumulative TSR from January 1, 2012 through the date of the change in control exceeded the median TSR for eBay’s 2012 peer group over the same respective period.

In addition, the restriction on selling vested shares will no longer apply.

The Company’s equity incentive plans generally provide for the acceleration of vesting of awards granted under the plans upon a change in control (as defined in the applicable plan) only if the acquiring entity does not agree to assume or continue the awards. These provisions generally apply to all holders of awards under the equity incentive plans. See “Potential Payments upon Termination or Change in Control” below for information regarding the value of our payment obligations in the event of termination or a Change in Control, assuming that their employment was terminated or a change in control occurred on December 31, 2014.

The Committee has determined that the Spin-Off will not constitute a Change in Control for purposes of these protections and therefore these benefits would not be available solely as a result of the execution of the Spin-Off.

66	2015 Annual Meeting of Stockholders

COMPENSATION DISCUSSION AND ANALYSIS

Clawbacks

The Committee has adopted a clawback policy that covers each officer employed as a vice president or in a more senior position, and applies to incentive compensation, which includes any cash incentive award, equity award, or equity-based award paid or awarded to any covered employee during the period in which he or she is designated as a covered employee. For all covered employees, the occurrence of either of the following events is covered: (a) an action or omission by the covered employee that constitutes a material violation of the Company’s code of business conduct; or (b) an action or omission by the covered employee that results in material financial or reputational harm to the Company. In addition, for covered employees that are employed as a senior vice president or in a more senior position or a vice president who is a member of the finance function, the following event is also covered: a material restatement of all or a portion of the Company’s financial statements that is the result of a supervisory or other failure by the covered employee.

Under the clawback policy, the Committee has the authority and discretion to determine whether an event covered by the policy has occurred and, depending on the facts and circumstances, may (but need not) require the full or partial forfeiture and/or repayment of any incentive compensation covered by the policy that was paid or awarded to a covered employee. The forfeiture and/or repayment may include all or any portion of the following:

●	Any incentive compensation that is greater than the amount that would have been paid to the covered employee had the covered event been known;
●	Any outstanding or unpaid incentive compensation, whether vested or unvested, that was awarded to the covered employee; and
●

Any incentive compensation that was paid to or received by the covered employee (including gains realized through the exercise of stock options) during the twelve (12) month period preceding the date on which the Company had actual knowledge of the covered event or the full impact of the covered event was known, or such longer period of time as may be required by any applicable statute or government regulation.

FURTHER CONSIDERATIONS FOR SETTING EXECUTIVE COMPENSATION

Role of Consultants in Compensation Decisions

Pay Governance LLC serves as the Committee’s independent compensation consultant. It provides the Committee with advice and resources to help the Committee assess the effectiveness of the Company’s executive compensation strategy and programs. Pay Governance reports directly to the Committee, and the Committee has the sole power to terminate or replace Pay Governance at any time.

As part of its engagement, the Committee has directed Pay Governance to work with our Senior Vice President of Human Resources and other members of management to obtain information necessary for Pay Governance to form recommendations and evaluate management’s recommendations to the Committee. Pay Governance also meets with the Committee during its regular meetings, in executive session (where no members of management are present), and with the Committee chair and other members of the Committee outside of the Committee’s regular meetings. As part of its engagement in 2014, Pay Governance provided an environmental scan of executive compensation, evaluated the Company’s peer group composition, evaluated compensation levels at the peer group companies, assessed and proposed equity and cash compensation guidelines for various executive job levels, assessed compensation for the Company’s executive officers, advised on the framework for the Company’s long-term incentive awards, evaluated performance-based retention strategies, evaluated clawback policies, and assessed Board compensation. In connection with the Spin-Off, Pay Governance was retained by the Committee for a special assignment to form recommendations as to the compensation structures for Mr. Schulman as the CEO-designee of PayPal, and Mr. Wenig as the CEO-designee of the Company after Spin-Off, as well as the compensation arrangements for those NEOs who will transition their responsibilities to the new leaders of each business in connection with the Spin-Off (including Messrs. Donahoe, Swan, and Jacobson). In connection with this special assignment, Pay Governance also formed recommendations and evaluated management’s recommendations regarding the compensation

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COMPENSATION DISCUSSION AND ANALYSIS

arrangements for those individuals retained as the NEOs of the two businesses following the Spin-Off, and the handling of compensation transition for the Company’s plans given an expected Spin-Off date before the end of 2015. Pay Governance’s fees for consulting advice to the Committee for the year ended December 31, 2014 were $548,778.77. Pay Governance does not provide any other services to the Company.

In addition, Towers Watson & Co. provides compensation advisory services to management to help it develop and execute the Company’s overall compensation programs, including evaluating competitive compensation levels and programs for positions below executive officer, equity compensation, international compensation, and other issues as requested by eBay Human Resources.

Compensation Consultant Conflict of Interest Assessment

The Committee recognizes that it is essential to receive objective advice from its compensation advisors. To that end, the Committee closely examines the procedures and safeguards that its compensation advisor takes to ensure that its services are objective. The Committee has assessed the independence of Pay Governance pursuant to SEC rules and concluded that Pay Governance’s work for the Committee does not raise any conflict of interest.

The Committee also reviewed Towers Watson’s work for management pursuant to the SEC rules and concluded that Towers Watson’s work for management does not raise any conflicts of interest.

Peer Group Considerations

To set total compensation guidelines, the Committee reviews market data of companies that are comparable to eBay and that it believes compete with eBay for executive talent, business, and capital. The Committee reviews both specific data from public filings from peer group companies and general industry data for comparable technology companies that are included in proprietary third-party surveys. The Committee believes that it is necessary to consider this market data in making compensation decisions to attract and retain talent. The Committee also recognizes that at the executive level, we compete for talent against larger global companies, as well as smaller, non-public companies.

In deciding whether a company should be included in the peer group, the Committee generally considers the following screening criteria:

●	revenue;
●	market value;
●	historical growth rates;
●	primary line of business;
●	whether the company has a recognizable and well-regarded brand; and
●	whether we compete with the company for talent.

For each member of the peer group, one or more of the factors listed above was relevant to the reason for inclusion in the group, and, similarly, one or more of these factors may not have been relevant to the reason for inclusion in the group.

For 2014, the peer group consisted of the following companies:

Adobe Systems Incorporated	Intel Corporation
Amazon.com, Inc.	Intuit Inc.
American Express Company	MasterCard Incorporated
Capital One Financial Corp.	Microsoft Corporation
Charles Schwab & Co., Inc.	Symantec Corporation
Cisco Systems, Inc.	Visa Inc.
Facebook, Inc.	Yahoo! Inc.
Google Inc.

To assess whether the peer group continues to reflect the markets in which we compete for executive talent, the Committee reviews the peer group each year with the assistance of its compensation consultant. For 2014, the Committee removed Dell Inc. from the list of companies used in 2013 because it had become a private company and its compensation data was no longer publicly available. For 2015, the Committee did not make any changes to the peer group (as a foreign registrant, compensation data for Alibaba Group Holding Limited is not available).

68	2015 Annual Meeting of Stockholders

COMPENSATION DISCUSSION AND ANALYSIS

Impact of Accounting and Tax Requirements on Compensation

We are limited by Section 162(m) of the Code to a deduction for federal income tax purposes of up to $1 million of compensation paid to our CEO and any of our other three most highly compensated executive officers, other than our CFO, in a taxable year. Compensation above $1 million may be deducted if, by meeting certain technical requirements, it can be classified as “performance-based compensation.” The eIP was last approved by our stockholders in 2010 and has been submitted for approval by our stockholders at the 2015 annual meeting in connection with this proxy statement. Under the eIP, the portion of the awards attributable to Company performance is intended to qualify as “performance-based compensation” under Section 162(m). Certain grants under the 2008 Equity Incentive Award Plan, which was initially approved by our stockholders in 2008 and subsequently amended and restated and most recently approved by our stockholders in 2014, are also intended to qualify as “performance-based compensation.” Although the Committee uses the requirements of Section 162(m) as a guideline, deductibility is not the sole factor it considers in assessing the appropriate levels and types of executive compensation. The Committee expressly retains the full discretion to forgo deductibility when the Committee believes it to be in the interests of the Company and our stockholders.

investor.ebayinc.com 69

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviews and approves Company compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based upon the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and eBay’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

COMPENSATION COMMITTEE

Edward W. Barnholt (Chairman)
David W. Dorman
William C. Ford, Jr.
Kathleen C. Mitic
Thomas J. Tierney

70	2015 Annual Meeting of Stockholders

COMPENSATION TABLES

2014 SUMMARY COMPENSATION TABLE

The following table, footnotes, and narrative summarize the total compensation earned by each of our named executive officers, or NEOs, for the fiscal year ended December 31, 2014 and, to the extent required under the SEC executive compensation disclosure rules, the fiscal years ended December 31, 2013 and 2012.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non- Equity Incentive Plan Compen- sation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensa- tion Earnings ($) (h)	All Other Compen- sation ($) (i)	Total ($)
John J. Donahoe President and Chief Executive Officer	2014	1,000,000	0	8,953,016	2,198,343	1,809,500	0	89,198	14,050,057
	2013	993,269	0	8,855,064	2,199,263	1,620,270	0	165,508	13,833,374
	2012	970,353	0	23,729,962	2,000,000	2,844,346	0	160,420	29,705,081
Robert H. Swan Senior Vice President, Finance and Chief Financial Officer	2014	850,000	0	4,817,366	927,596	998,750	0	76,003	7,669,715
	2013	843,269	0	5,083,468	1,188,152	687,792	0	92,629	7,895,310
	2012	820,353	0	8,866,394	635,040	1,374,091	0	130,464	11,826,340
Daniel H. Schulman (1) President and CEO-designee, PayPal	2014	204,231	0	14,508,104	1,330,803	335,960	0	22,308,808	38,687,906

Devin N. Wenig President, eBay Marketplaces and CEO-designee, eBay	2014	823,077	0	6,993,672	1,364,467	1,303,188	0	11,261	10,495,665
	2013	793,269	0	4,236,205	990,130	647,010	0	11,094	6,677,708
	2012	770,352	0	2,914,394	1,955,561	1,290,340	0	13,852	6,944,500
Michael R. Jacobson Senior Vice President, Legal Affairs, General Counsel and Secretary	2014	600,000	0	2,007,276	386,502	475,875	0	11,203	3,480,856

David A. Marcus (2) Former President, PayPal	2014	369,615	0	4,014,492	772,989	0	0	467	5,157,563
	2013	678,462	0	3,897,333	910,921	553,370	0	857	6,040,943
	2012	560,513	0	6,208,147	635,099	868,795	0	3,475	8,276,028
Mark T. Carges (3) Former Chief Technology Officer	2014	384,615	0	2,864,850	463,806	271,154	0	506,680	4,491,105
	2013	619,615	0	2,711,198	633,707	379,030	0	11,202	4,354,752
	2012	601,282	0	1,942,929	423,360	698,990	0	13,927	3,680,488

(1) Mr. Schulman joined the Company on September 30, 2014.

(2) Mr. Marcus served the Company as President of PayPal from April 2, 2012 through June 27, 2014. Mr. Marcus joined the Company in August 2011 in connection with the Company’s acquisition of Zong SA. Mr. Marcus received no separation pay or benefits in connection with his departure from the Company.

(3) Mr. Carges served the Company as Chief Technology Officer from September 2, 2008 through November 3, 2014. Mr. Carges received certain separation pay and benefits in connection with his departure from the Company as described in the narrative descriptions below for the Stock Awards column, the Non-Equity Incentive Plan Compensation column, and the All Other Compensation column.

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COMPENSATION TABLES

Stock Awards (Column (e))

The amounts reported in the Stock Awards column represent the aggregate grant date fair value of time-based restricted stock units, or RSUs, and performance-based restricted stock units, or PBRSUs, granted to each of our NEOs in 2014, 2013, and 2012, respectively, calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation — Stock Compensation. The grant date fair value of RSUs is determined using the fair value of our common stock on the date of grant, and the estimated fair value of PBRSUs is calculated based on the probable outcome of the performance measures for the applicable performance period as of the date on which the PBRSUs are granted for accounting purposes. This estimated fair value for PBRSUs is different from (and lower than) the maximum value of PBRSUs set forth below. For Mr. Donahoe and Mr. Swan, the amounts reported for 2012 also reflect the aggregate grant date fair value of the one-time performance share units, or PSUs, granted to them in 2012. The equity incentive awards included in this column were all awarded under the Company’s 2008 Equity Incentive Award Plan, as amended and restated.

RSUs: For 2014, RSUs were granted to our NEOs in connection with the Company’s annual (focal) grant in April. Mr. Schulman was granted “new hire” RSUs in connection with his joining the Company as President and CEO-designee of PayPal in September. He was also granted a total of 154,544 “Make-Good RSU Awards” with an aggregate grant value of $8,214,932, which were intended to make him whole for those equity awards granted by his former employer that would have otherwise vested within approximately 16 months from his date of hire and that he forfeited by joining PayPal. In connection with his appointment as CEO-designee of eBay in September, Mr. Wenig was granted additional RSUs, with an aggregate grant value of $1,200,000.

PBRSUs: PBRSUs provide an opportunity for our NEOs to receive grants of time-based RSUs if the performance measures for a particular time period — typically 24 months — are met. For a description of the performance measures for the 2014-2015 PBRSU awards, see “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Equity Incentive Awards — PBRSU Program” above.

For 2014, PBRSUs were granted for accounting purposes to our NEOs in connection with the Company’s annual (focal) grant in April. Mr. Schulman was granted PBRSUs for accounting purposes in connection with his joining the Company as President and CEO-designee of PayPal in September, and Mr. Wenig was granted additional PBRSUs for accounting purposes in connection with his appointment as CEO-designee of eBay in September.

Assuming the highest level of performance is achieved under the applicable performance measures for the 2014-2015 PBRSU awards, the maximum possible value of the PBRSU awards allocated to our NEOs for the 2014-2015 performance period using the fair value of our common stock on the date that such awards were granted for accounting purposes is presented below:

Name	Maximum Value of 2014-2015 PBRSUs (as of Grant Date for Accounting Purposes)
Mr. Donahoe	$12,715,252
Mr. Swan	$6,935,566
Mr. Schulman	$6,124,557
Mr. Wenig	$10,316,564
Mr. Jacobson	$2,889,927
Mr. Marcus	$5,779,741
Mr. Carges	$3,467,867

The 2014 amount reported for Mr. Carges includes 21,831 PBRSUs, representing the unvested portion of his PBRSUs earned in the 2012-2013 performance period based on actual 2012 and 2013 performance, that were otherwise scheduled to vest on March 1, 2015 but were accelerated in November 2014 pursuant to Mr. Carges’ separation agreement with the Company.

72	2015 Annual Meeting of Stockholders

COMPENSATION TABLES

The value that our NEOs received in 2014 from the vesting of their stock awards is reflected in the 2014 Option Exercises and Stock Vested table below. Additional information on all outstanding stock awards as of December 31, 2014 is reflected in the 2014 Outstanding Equity Awards at Fiscal Year-End table below.

Option Awards (Column (f))

The amounts reported in the Option Awards column represent the grant date fair value of stock option awards granted to each of our NEOs in 2014, 2013, and 2012, respectively, calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation — Stock Compensation. The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 15 to the Company’s consolidated financial statements in its Form 10-K for the fiscal year ended December 31, 2014.

For 2014, option awards were granted to our NEOs as part of the Company’s annual (focal) grant in April. Mr. Schulman was granted options in connection with his appointment as President and CEO-designee of PayPal in September, and Mr. Wenig was granted additional options in connection with his appointment as CEO-designee of eBay in September.

The value that our NEOs received in 2014 from the exercise of their stock options is reflected in the 2014 Option Exercises and Stock Vested table below. Additional information on all outstanding option awards as of December 31, 2014 is reflected in the 2014 Outstanding Equity Awards at Fiscal Year-End table below.

Non-Equity Incentive Plan Compensation (Column (g))

The amounts reported in the Non-Equity Incentive Plan Compensation column represent amounts earned by each of our NEOs under the annual cash incentive plan for services they rendered in 2014, 2013, and 2012, respectively. The 2014 amount reported for Mr. Carges represents the pro-rated amount earned under the annual cash incentive plan for services he rendered through his separation date from the Company on November 3, 2014. See “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Annual Cash Incentive Awards” above for more information.

All Other Compensation (Column (i))

General

The amounts reported in the All Other Compensation column reflect, for each of our NEOs, the sum of:

a)	the cost of personal airplane usage by our CEO or CFO, as described below;
b)	the cost of certain information technology support services provided by the Company for computer equipment located at the residences of our NEOs;
c)	the amount of the matching contributions made by the Company to the Company’s 401(k) savings plan for the benefit of our NEOs, subject to a maximum of $10,400 applicable to each participating employee for 2014, including NEOs;
d)	the dollar value of the premiums paid by the Company for group life insurance and accidental death and dismemberment coverage for the benefit of our NEOs;
e)	the dollar value of the “Make-Good Cash Payments” provided to Mr. Schulman for cash payments and equity awards to the extent that Mr. Schulman forfeited or was otherwise required to repay them to his former employer as a result of his leaving his former employer to join the Company, as described below;
f)	the cost of temporary housing for Mr. Schulman for the portion of 2014 following the date of his commencement of employment with the Company, and the reimbursement of Mr. Schulman for the amount of income taxes relating to the temporary housing and travel-related benefits provided to him, as described below;
g)	the separation pay and benefits provided to Mr. Carges in connection with his separation from the Company on November 3, 2014, as described below;
h)	the cost of Company promotional items given to Mr. Schulman, including a tax reimbursement for $117 covering the cost of the gift; and
i)	the cost of a gift certificate given to Mr. Carges, including a tax reimbursement for $548 covering the cost of the gift.

Perquisites are valued at the incremental cost of providing such perquisites, net of any reimbursements provided by our NEOs.

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COMPENSATION TABLES

Personal Airplane Usage

The Company permits limited personal use of the corporate airplane by our CEO and CFO (which includes use of the corporate airplane by the CEO and CFO who serve on the board of another entity to attend such board meetings). The cost of personal airplane usage is calculated based on a methodology that includes the weighted average cost of fuel, maintenance expenses, parts and supplies, landing fees, ground services, catering, and crew expenses associated with such use, including those associated with “deadhead” flights related to such use. Because the corporate airplane is used primarily for business travel, the methodology excludes fixed costs that do not change based on usage. Fixed costs include pilot salaries, the purchase or lease costs of the airplane, and the cost of maintenance not related to such personal travel. Executives, their families, and invited guests occasionally fly on the corporate airplane as additional passengers on business flights. In those cases, the aggregate incremental cost to the Company is a de minimis amount, and as a result, no amount is reflected in the table. Executives, directors, and their families also occasionally fly on the corporate airplane as additional passengers on personal flights that are attributed to the CEO or CFO, in which case the entire incremental cost is allocated to the executive who arranged for the personal flight. The Company does not grant bonuses to cover, reimburse, or otherwise “gross-up” any income tax owed for personal travel on the corporate airplane.

Make-Good Cash Payments – Mr. Schulman

The 2014 amount reported for Mr. Schulman includes certain “Make-Good Cash Payments” intended to make him whole for lost cash and equity awards to the extent that Mr. Schulman’s former employer caused him to forfeit or required him to repay such amounts as a result of his leaving his former employer to join the Company:

a)	$13,620,415 to cover the pre-tax income Mr. Schulman was required to repay to his former employer for equity and annual incentive compensation received within the last two years prior to his joining the Company (and a portion of which was paid directly by the Company to his former employer);
b)	$3,631,250 to make up for the 2014 annual bonus opportunity that Mr. Schulman forfeited by leaving his former employer to join the Company;
c)	$1,300,000 representing the portion paid in 2014 (which is 50% of the $2,600,000 total amount to be paid to Mr. Schulman) to make up for the cash-based incentive “portfolio” awards that Mr. Schulman forfeited by leaving his former employer to join the Company; and
d)	$3,626,537 to make up for the vested options in his former employer’s common stock that Mr. Schulman forfeited by leaving his former employer to join the Company.

Relocation Benefits – Mr. Schulman

The 2014 amount reported for Mr. Schulman also includes the aggregate amount of $129,230 to cover certain relocation benefits as outlined below:

a)	the cost of temporary housing for Mr. Schulman in the San Francisco Bay Area for that portion of 2014 following his commencement of employment with the Company in September; and
b)	the cost of a tax reimbursement for the amount of income taxes relating to the temporary housing and certain travel benefits provided to him.

74	2015 Annual Meeting of Stockholders

COMPENSATION TABLES

Separation Pay and Benefits – Mr. Carges

The 2014 amount reported for Mr. Carges also includes the following separation payments and benefits made by the Company to him or on his behalf in connection with his separation from the Company on November 3, 2014:

a)	$468,750 as a lump-sum separation payment equivalent to nine months’ base salary;
b)	$1,755 representing the cost of one month of COBRA premiums paid by the Company in 2014 (the Company agreed to pay three additional months in 2015); and
c)	$24,000 as a lump-sum supplemental payment intended to cover the cost to Mr. Carges of his COBRA premiums for 14 additional months after the Company ceases paying them under (b).

Other benefits awarded to Mr. Carges under his separation agreement with the Company are reported in the Stock Awards column and the Non-Equity Incentive Plan Compensation column and described above.

2014 Perquisites

Name	Personal Airplane Usage ($)	Make-Good Cash Payments ($)	Relocation ($)	Relocation - Tax Reimbursement ($)	Separation Pay & Benefits ($)
John J. Donahoe	76,524	–	–	–	–
Robert H. Swan	64,263	–	–	–	–
Daniel H. Schulman	–	22,178,202	68,112	61,118	–
Devin N. Wenig	–	–	–	–	–
Michael R. Jacobson	–	–	–	–	–
David A. Marcus	–	–	–	–	–
Mark T. Carges	–	–	–	–	494,505

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COMPENSATION TABLES

2014 GRANTS OF PLAN-BASED AWARDS

The following table, footnotes, and narrative set forth certain information regarding grants of plan-based awards to each of our NEOs for the fiscal year ended December 31, 2014.

Name (a)	Approval Date (b)	Grant Date (c)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(j)	All Other Option Awards: Number of Securities Underlying Options (#)(k)	Exercise or Base Price of Option Awards ($/Sh)(l)	Grant Date Fair Value ($)(m)
			Threshold ($)(d)	Target ($)(e)	Maximum ($)(f)	Threshold (#)(g)	Target (#)(h)	Maximum (#)(i)
John J. Donahoe
Options	1/29/2014	4/1/2014	—	—	—	—	—	—	—	146,654	56.04	2,198,343
RSUs	1/29/2014	4/1/2014	—	—	—	—	—	—	58,887	—	—	3,300,027
eIP – Company	N/A	N/A	750,000	1,500,000	3,000,000	—	—	—	—	—	—	—
performance
eIP – Individual	N/A	N/A	—	500,000	1,000,000	—	—	—	—	—	—	—
performance
PBRSUs	1/29/2014	4/1/2014	—	—	—	37,816	94,540	226,896	—	—	—	5,652,989
(2014-2015
performance
period)
Robert H. Swan
Options	1/29/2014	4/1/2014	—	—	—	—	—	—	—	61,881	56.04	927,596
RSUs	1/29/2014	4/1/2014	—	—	—	—	—	—	30,941	—	—	1,733,934
eIP – Company	N/A	N/A	398,438	796,875	1,593,750	—	—	—	—	—	—	—
performance
eIP – Individual	N/A	N/A	—	265,625	531,250	—	—	—	—	—	—	—
performance
PBRSUs	1/29/2014	4/1/2014	—	—	—	20,627	51,567	123,761	—	—	—	3,083,432
(2014-2015
performance
period)

76	2015 Annual Meeting of Stockholders

COMPENSATION TABLES

Name (a)	Approval Date (b)	Grant Date (c)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(j)	All Other Option Awards: Number of Securities Underlying Options (#)(k)	Exercise or Base Price of Option Awards ($/Sh)(l)	Grant Date Fair Value ($)(m)
			Threshold ($)(d)	Target ($)(e)	Maximum ($)(f)	Threshold (#)(g)	Target (#)(h)	Maximum (#)(i)
Daniel H. Schulman
Options	9/26/2014	10/15/2014	—	—	—	—	—	—	—	101,588	50.24	1,330,803
RSUs	9/26/2014	10/15/2014	—	—	—	—	—	—	84,657	—	—	4,253,168
RSUs	9/26/2014	10/15/2014	—	—	—	—	—	—	77,950	—	—	3,916,208
RSUs	9/26/2014	10/15/2014	—	—	—	—	—	—	76,594	—	—	3,848,083
eIP – Company	N/A	N/A	134,026	268,053	536,106	—	—	—	—	—	—	—
performance
eIP – Individual	N/A	N/A	—	89,351	178,702	—	—	—	—	—	—	—
performance
PBRSUs	9/26/2014	10/15/2014	—	—	—	20,318	50,794	121,906	—	—	—	2,490,645
(2014-2015
performance
period)
Devin N. Wenig
Options	1/29/2014	4/1/2014	—	—	—	—	—	—	—	51,567	56.04	772,989
Options	9/26/2014	10/15/2014	—	—	—	—	—	—	—	45,151	50.24	591,478
RSUs	1/29/2014	4/1/2014	—	—	—	—	—	—	25,784	—	—	1,444,935
RSUs	9/26/2014	10/15/2014	—	—	—	—	—	—	22,576	—	—	1,134,218
eIP – Company	N/A	N/A	540,144	1,080,288	2,160,577	—	—	—	—	—	—	—
performance
eIP – Individual	N/A	N/A	—	360,096	720,192	—	—	—	—	—	—	—
performance
PBRSUs	1/29/2014	4/1/2014	—	—	—	17,190	42,973	103,136	—	—	—	2,569,557
(2014-2015
performance
period)
PBRSUs	9/26/2014	10/15/2014	—	—	—	15,051	37,626	90,303	—	—	—	1,844,962
(2014-2015
performance
period)

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COMPENSATION TABLES

Name (a)	Approval Date (b)	Grant Date (c)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(j)	All Other Option Awards: Number of Securities Underlying Options (#)(k)	Exercise or Base Price of Option Awards ($/Sh)(l)	Grant Date Fair Value ($)(m)
			Threshold ($)(d)	Target ($)(e)	Maximum ($)(f)	Threshold (#)(g)	Target (#)(h)	Maximum (#)(i)
Michael R. Jacobson
Options	1/29/2014	4/1/2014	—	—	—	—	—	—	—	25,784	56.04	386,502
RSUs	1/29/2014	4/1/2014	—	—	—	—	—	—	12,892	—	—	722,468
eIP – Company	N/A	N/A	168,750	337,500	675,500	—	—	—	—	—	—	—
performance
eIP – Individual	N/A	N/A	—	112,500	225,000	—	—	—	—	—	—	—
performance
PBRSUs	1/29/2014	4/1/2014	—	—	—	8,595	21,487	51,569	—	—	—	1,284,808
(2014-2015
performance
period)
David A. Marcus
Options	1/29/2014	4/1/2014	—	—	—	—	—	—	—	51,567	56.04	772,989
RSUs	1/29/2014	4/1/2014	—	—	—	—	—	—	25,784	—	—	1,444,935
eIP – Company	N/A	N/A	138,606	277,212	554,423	—	—	—	—	—	—	—
performance
eIP – Individual	N/A	N/A	—	92,404	184,808	—	—	—	—	—	—	—
performance
PBRSUs	1/29/2014	4/1/2014	—	—	—	17,190	42,973	103,136	—	—	—
(2014-2015												2,569,557
performance
period)
Mark T. Carges
Options	1/29/2014	4/1/2014	—	—	—	—	—	—	—	30,941	56.04	463,806
RSUs	1/29/2014	4/1/2014	—	—	—	—	—	—	15,471	—	—	866,995
eIP – Company	N/A	N/A	108,173	216,346	432,692	—	—	—	—	—	—	—
performance
eIP – Individual	N/A	N/A	—	72,115	144,231	—	—	—	—	—	—	—
performance
PBRSUs	1/29/2014	4/1/2014	—	—	—	10,314	25,784	61,882	—	—	—	1,541,746
(2014-2015
performance
period)
PBRSUs	9/16/2014	11/03/2014	—	—	—	—	—	—	21,831	—	—	456,109
(2012-2013
performance
period)

78	2015 Annual Meeting of Stockholders

COMPENSATION TABLES

Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Annual Cash Incentive Plan) (Columns (d), (e), and (f))

The amounts reported under these columns relate to the possible awards under the annual cash incentive plan. For further details, see “Compensation Discussion and Analysis – Elements of Our Executive Compensation Program – Annual Cash Incentive Awards” above. In 2014, the total annual target incentive amounts under the annual cash incentive plan for the NEOs were as follows:

Mr. Donahoe	200%
Mr. Swan	125%
Mr. Schulman	175%
Mr. Wenig	175%
Mr. Jacobson	75%
Mr. Marcus	100%
Mr. Carges	75%

The total 2014 annual target incentive amounts under the annual cash incentive plan for the NEOs were allocated 75% to Company performance and 25% to individual performance. No funding occurs for the individual performance component of the annual cash incentive plan unless the minimum thresholds for both FX-neutral revenue and non-GAAP net income are met; in 2014, these thresholds were met.

Actual payouts to our NEOs under the annual cash incentive plan for the fiscal year ended December 31, 2014 are reflected in the Non-Equity Incentive Plan Compensation column in the 2014 Summary Compensation Table above. In accordance with his separation agreement, Mr. Carges received a payment equal to a prorated annual bonus based on eligible earnings through November 3, 2014, the date of his separation from the Company, paid out at target for the individual component and based on actual Company performance. Mr. Marcus did not receive a payout under the 2014 annual cash incentive plan.

eIP - Company Performance: The amounts shown in the rows entitled “eIP – Company performance” reflect estimated payouts for the fiscal year ended December 31, 2014 under the annual cash incentive plan for the portion of the award payable based on the Company’s performance, as follows:

●

Threshold: The amounts shown in this column reflect the minimum payment levels if the minimum FX-neutral revenue and non-GAAP net income thresholds are met, which are 50% of the amounts shown under the Target column.

●	Target: The amounts shown in this column reflect the target payment levels if target non-GAAP net income is met.
●	Maximum: The amounts shown in this column represent the maximum amounts payable based on Company performance, which are 200% of the amounts shown under the Target column.

The payout for the achievement of each of the eNPS and NPS metrics is independent from the payout tied to the Company’s financial performance (but will only be paid in a year in which the minimum thresholds for both FX-neutral revenue and non-GAAP net income are met). For 2014, no payout was made for either the eNPS or NPS metric because the respective targets were not met. See “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Annual Cash Incentive Awards” above.

eIP - Individual Performance: The amounts shown in the rows entitled “eIP – Individual performance” reflect estimated payouts for the fiscal year ended December 31, 2014 under the annual cash incentive plan for the portion of the award payable based on individual performance, as follows:

●

Threshold: Although there are no thresholds under the annual cash incentive plan for individual performance, there is no payout for individual performance unless the minimum thresholds for both Company-wide FX-neutral revenue and non-GAAP net income are met. In addition, in circumstances where the Company’s financial performance is above its thresholds but below its targets, a modifier is applied to the individual performance component to reduce it proportionately based on the Company financial performance component.

●	Target: The amounts shown in this column reflect 100% of the target award for individual performance.
●	Maximum: The amounts shown in this column are 200% of the amounts shown under the Target column.

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COMPENSATION TABLES

Estimated Future Payouts Under Equity Incentive Plan Awards (PBRSUs) (Columns (g), (h), and (i))

The amounts shown reflect estimated payouts of PBRSUs for the 2014-2015 performance period, as follows:

●

Threshold: The amounts shown in this column reflect the awards if the minimum FX-neutral revenue and non-GAAP operating margin dollar thresholds are met and the lowest return on invested capital modifier is applied, and are 40% of the amounts shown under the Target column.

●

Target: The amounts shown in this column reflect the awards if the FX-neutral revenue and non-GAAP operating margin dollar amounts are at target, and the target return on invested capital modifier is applied.

●

Maximum: The amounts shown in this column reflect the awards if the maximum FX-neutral revenue and non-GAAP operating margin dollar amounts are met and the maximum return on invested capital modifier is applied, and are 240% of the amounts shown under the Target column.

For further discussion of the PBRSUs, including their vesting schedules, see “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Equity Incentive Awards — PBRSU Program” above.

All Other Stock Awards: Number of Shares or Stock Units (RSUs) (Column (j))

Except as noted below with respect to Mr. Carges, the awards reflect the number of RSUs on the grant date. For 2014, RSUs were granted to our NEOs in connection with the Company’s annual (focal) grant in April. Mr. Schulman was granted RSUs in connection with his appointment as President and CEO-designee of PayPal in September, and Mr. Wenig was granted additional RSUs in connection with his appointment as CEO-designee of eBay in September. Except for Mr. Schulman’s two Make-Good RSU Awards, one of which vested 100% on December 24, 2014 and the other of which will vest 100% on January 28, 2016, each of these RSU awards vest over four years, with 25% vesting on each of the first four anniversaries of the date of grant. The 2012-2013 PBRSUs reported for Mr. Carges do not represent a new grant of RSUs but rather the unvested portion of the PBRSUs earned for the 2012-2013 performance period that were otherwise scheduled to vest in March 2015 but were accelerated in November 2014 pursuant to Mr. Carges’ separation agreement with the Company.

All Other Option Awards (Stock Options) (Columns (k) and (l))

The awards reflect the number of stock options on the grant date. For 2014, option awards were granted to our NEOs in connection with the Company’s annual (focal) grant in April. Mr. Schulman was granted options in connection with his appointment as President and CEO-designee of PayPal in September, and Mr. Wenig was granted additional options in connection with his appointment as CEO-designee of eBay in September. “New hire” option grants vest over four years, with 25% vesting on the first anniversary of the date of grant and 1/48th vesting monthly thereafter. Options granted in connection with the Company’s annual (focal) grant vest over four years, with 12.5% vesting on the six-month anniversary of the date of grant and 1/48th vesting monthly thereafter. The exercise price of options is the closing price of the Company’s common stock on the date of grant.

Grant Date Fair Value (Column (m))

The fair value of each option and RSU award was calculated using the fair value of our common stock on the date of grant. The estimated fair value of PBRSUs was calculated based on the probable outcome of the performance measures for the 2014-2015 performance period as of the date on which those PBRSUs were granted for accounting purposes. The assumptions used by the Company in calculating the grant date fair value of stock option grants are incorporated herein by reference to Note 15 to the Company’s consolidated financial statements in its Form 10-K for the fiscal year ended December 31, 2014.

80	2015 Annual Meeting of Stockholders

COMPENSATION TABLES

2014 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table and footnotes set forth certain information regarding outstanding equity awards for each of our NEOs as of December 31, 2014.

		Option Awards						Stock Awards
Name	Number of Securities Underlying Unexer- cised Options (#) Exercisable	Number of Securities Underlying Unexer- cised Options (#) Unexer- cisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexer- cised Unearned Options (#)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value Shares or Units of Stock That Have Not Vested ($) (1)	Stock Grant Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
John J. Donahoe
	258,891	0		0	24.93	9/1/2008	9/1/2015
	435,774	0		0	10.50	3/2/2009	3/2/2016
	500,000	0		0	23.88	3/1/2010	3/1/2017
	332,322	22,155	(2)	0	32.29	3/1/2011	3/1/2018
	113,378	56,690	(2)	0	36.59	4/2/2012	4/2/2019
	52,453	73,435	(2)	0	55.71	4/1/2013	4/1/2020
	24,442	122,212	(2)	0	56.04	4/1/2014	4/1/2021
								22,065	(4)	1,238,288	3/1/2011
								40,994	(4)	2,300,583	4/2/2012
								44,427	(4)	2,493,243	4/1/2013
								98,956	(6)	5,553,411	3/1/2014
								58,887	(4)	3,304,738	4/1/2014
								42,453	(7)	2,382,462	4/1/2013
												300,000	(8)	16,836,000
												37,816	(9)	2,122,234

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COMPENSATION TABLES

		Option Awards						Stock Awards
Name	Number of Securities Underlying Unexer- cised Options (#) Exercisable	Number of Securities Underlying Unexer- cised Options (#) Unexer- cisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexer- cised Unearned Options (#)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value Shares or Units of Stock That Have Not Vested ($) (1)	Stock Grant Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Robert H. Swan	17,750	0		0	25.85	3/3/2008	3/3/2015
	56,250	0		0	26.36	8/8/2008	8/8/2015
	112,500	0		0	13.19	2/13/2009	2/13/2016
	91,250	0		0	10.50	3/2/2009	3/2/2016
	225,000	0		0	23.88	3/1/2010	3/1/2017
	140,625	9,375	(2)	0	32.29	3/1/2011	3/1/2018
	36,000	18,000	(2)	0	36.59	4/2/2012	4/2/2019
	28,338	39,673	(2)	0	55.71	4/1/2013	4/1/2020
	10,314	51,567	(2)	0	56.04	4/1/2014	4/1/2021
								9,375	(4)	526,125	3/1/2011
								13,500	(4)	757,620	4/2/2012
								25,504	(4)	1,431,284	4/1/2013
								32,012	(6)	1,796,513	3/1/2014
								30,941	(4)	1,736,409	4/1/2014
								24,371	(7)	1,367,701	4/1/2013
												120,000	(8)	6,734,400
												20,627	(9)	1,157,587
Daniel H. Schulman	0	101,588	(3)	0	50.24	10/15/2014	10/15/2021
								84,657	(5)	4,750,951	10/15/2014
								76,594	(12)	4,298,455	10/15/2014
												20,318	(9)	1,140,246

82	2015 Annual Meeting of Stockholders

COMPENSATION TABLES

		Option Awards						Stock Awards
Name	Number of Securities Underlying Unexer- cised Options (#) Exercisable	Number of Securities Underlying Unexer- cised Options (#) Unexer- cisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexer- cised Unearned Options (#)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value Shares or Units of Stock That Have Not Vested ($) (1)	Stock Grant Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Devin N. Wenig	33,174	21,327	(10)	0	33.69	10/14/2011	10/14/2018
	15,750	18,000	(3)	0	36.59	4/2/2012	4/2/2019
	33,174	21,327	(11)	0	36.12	4/13/2012	4/13/2019
	23,615	33,061	(2)	0	55.71	4/1/2013	4/1/2020
	8,594	42,973	(2)	0	56.04	4/1/2014	4/1/2021
	0	45,151	(2)	0	50.24	10/15/2014	10/15/2021
								14,217	(5)	797,858	10/14/2011
								47,391	(5)	2,659,583	10/14/2011
								13,500	(4)	757,620	4/2/2012
								21,253	(4)	1,192,718	4/1/2013
								33,975	(6)	1,906,677	3/1/2014
								25,784	(4)	1,445,998	4/1/2014
								22,576	(4)	1,266,965	10/15/2014
								20,309	(7)	1,139,741	4/1/2013
												17,190	(9)	964,703
												15,051	(9)	844,662

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COMPENSATION TABLES

		Option Awards						Stock Awards
Name	Number of Securities Underlying Unexer- cised Options (#) Exercisable	Number of Securities Underlying Unexer- cised Options (#) Unexer- cisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexer- cised Unearned Options (#)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value Shares or Units of Stock That Have Not Vested ($) (1)	Stock Grant Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Michael R. Jacobson	20,353	5,357	(2)	0	32.29	3/1/2011	3/1/2018
	19,200	9,600	(2)	0	36.59	4/2/2012	4/2/2019
	11,808	16,530	(2)	0	55.71	4/1/2013	4/1/2020
	4,297	21,487	(2)	0	56.04	4/1/2014	4/1/2021
								5,357	(4)	300,635	3/1/2011
								7,200	(4)	404,064	4/2/2012
								21,000	(13)	1,178,520	4/2/2012
								10,626	(4)	596,331	4/1/2013
								17,313	(6)	971,606	3/1/2014
								12,892	(4)	723,499	4/1/2014
								10,155	(7)	569,899	4/1/2013
												8,595	(9)	482,351
Mark T. Carges	2,084	0		0	23.88	3/1/2010	2/3/2015
	16,071	0		0	32.29	3/1/2011	2/3/2015
	6,750	0		0	36.59	4/2/2012	2/3/2015
	9,871	0		0	55.71	4/1/2013	2/3/2015
	4,487	0		0	55.71	4/1/2013	2/3/2015
	4,512	0		0	56.04	4/1/2014	2/3/2015

84	2015 Annual Meeting of Stockholders

COMPENSATION TABLES

(1) Market Value is calculated based on the closing price of $56.12 of our common stock on December 31, 2014.

(2) Annual option grant. Becomes fully vested after four years, with 12.5% vesting on the six-month anniversary of the date of grant, and 1/48th vesting monthly thereafter.

(3) New hire option grant. Becomes fully vested after four years, with 25% vesting on the one-year anniversary of the date of grant, and 1/48th vesting monthly thereafter.

(4) Annual RSU grant. Becomes fully vested after four years, with 25% vesting on each of the first four anniversaries of the date of grant.

(5) New hire RSU grant. Becomes fully vested after four years, with 25% vesting on each of the first four anniversaries of the date of grant.

(6) PBRSU award. Earned in connection with 2012-2013 performance; 50% vested on March 1, 2014, and the remaining 50% vested on March 1, 2015.

(7) PBRSU award. Earned in connection with 2013-2014 performance; 50% vested on March 1, 2015, and the remaining 50% vests on March 1, 2016. See “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Equity Incentive Awards — PBRSU Program” above for additional information.

(8) Grant of PSUs. The remaining tranches of the PSUs vest based on the TSR of eBay common stock exceeding the median TSR of the companies in eBay’s 2012 peer group over annual performance periods from 2015-2016 or cumulative performance periods from 2012-2016. See “Compensation Discussion and Analysis — 2014 Business Results — 2012 CEO/CFO Performance Share Unit (PSU) Awards” above for further discussion of these multi-year PSU awards.

(9) In accordance with the SEC executive compensation disclosure rules, represents the estimated future award of PBRSUs at the threshold performance level under the 2014-2015 performance period based on Company performance through 2014. PBRSUs are earned based on the Company’s FX-neutral revenue and non-GAAP operating margin dollars during the performance period (with the application of a return on invested capital modifier). See “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — PBRSU Program” above for a more detailed discussion of these awards and related performance measures.

(10) First tranche of a new hire grant. Becomes fully vested after four years; 25% vested on September 26, 2012 (the first anniversary of the effective date of the commencement of Mr. Wenig’s employment), and 1/48th vests monthly thereafter.

(11) Second tranche of a new hire grant. Becomes fully vested after four years; 25% vested on September 26, 2012 (the first anniversary of the effective date of the commencement of Mr. Wenig’s employment), and 1/48th vests monthly thereafter.

(12) Make-Good RSU Award. Becomes fully vested on January 28, 2016. See “Compensation Discussion and Analysis — Compensation Decisions for 2014 — Compensation Decisions Related to the Spin-Off of the PayPal Business — Hiring Dan Schulman as President of PayPal and its CEO-Designee Following the Spin-Off” for further discussion of this award.

(13) Special RSU grant. Becomes fully vested over four years, with 25% vesting on each of the first four anniversaries on the date of grant.

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COMPENSATION TABLES

2014 OPTION EXERCISES AND STOCK VESTED

The following table and footnotes set forth the number of shares acquired and the value realized upon exercise of stock options and the vesting of stock awards by each of our NEOs for the fiscal year ended December 31, 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
John J. Donahoe (3)	485,665	14,119,331	364,365	20,760,346
Robert H. Swan (4)	269,250	9,395,910	144,890	8,250,747
Daniel H. Schulman	—	—	77,950	4,450,945
Devin N. Wenig	—	—	158,896	8,796,587
Michael R. Jacobson (5)	160,000	4,131,640	65,208	3,784,109
David A. Marcus	29,252	431,065	69,750	4,001,553
Mark T. Carges (6)	18,475	467,510	124,073	6,871,244

(1) Value realized on exercise of stock options is based on the fair market value of our common stock on the date of exercise minus the exercise price and does not reflect actual proceeds received by the NEO.

(2) Value realized on vesting of stock awards is based on the fair market value of our common stock on the vesting date and does not reflect actual proceeds received by the NEO.

(3) Includes shares sold pursuant to a 10b5-1 plan adopted by Mr. Donahoe in August 2014 and that will terminate upon the earlier of March 31, 2015 or the date when all shares under the plan are sold.

(4) Includes shares sold pursuant to a 10b5-1 plan adopted by Mr. Swan in August 2013 and terminated in August 2014, and an additional 10b5-1 plan adopted by Mr. Swan in August 2014 and that will terminate upon the earlier of August 19, 2015 or the date when all shares under the plan are sold.

(5) Includes shares sold pursuant to a 10b5-1 plan adopted by Mr. Jacobson in August 2014 and terminated in November 2014.

(6) Includes 21,831 PBRSUs earned in the 2012-2013 performance period based on actual 2012 and 2013 performance that were scheduled to vest in March 2015 but were accelerated in November 2014 pursuant to Mr. Carges’ separation agreement with the Company.

86	2015 Annual Meeting of Stockholders

COMPENSATION TABLES

2014 NONQUALIFIED DEFERRED COMPENSATION

The following table and footnotes set forth information concerning contributions, earnings, and withdrawals/distributions during 2014 under the Company’s nonqualified deferred compensation plans for each of our NEOs.

Name	Executive Contributions in Last FY ($)	Registrant’s Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) (1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
John J. Donahoe	—	—	201,721	—	4,289,616
Robert H. Swan (2)	740,575	—	549,846	—	6,575,745
Daniel H. Schulman	—	—	—	—	—
Devin N. Wenig	—	—	—	—	—
Michael R. Jacobson	—	—	—	—	—
David A. Marcus	—	—	—	—	—
Mark T. Carges	—	—	—	—	—

(1) None of the earnings in this column are included in the 2014 Summary Compensation Table because they are not preferential or above market.

(2) Executive contributions during 2014 consisted of contributions by Mr. Swan of a portion of his base compensation for 2014 (which amount is included in the 2014 Summary Compensation Table under the Salary column for 2014).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table, footnotes, and narrative set forth our payment obligations pursuant to the compensation arrangements for each of our NEOs, under the circumstances described below, assuming that their employment was terminated or a change in control occurred on December 31, 2014.

Name	Voluntary Termination ($)(a)	Termination for Cause ($)(b)	Involuntary Termination Other than for Cause ($)(c)	Change in Control ($)(d)	Death or Disability ($)(e)
John J. Donahoe	0	0	3,000,000	16,836,000	0
Robert H. Swan	0	0	1,912,500	6,734,400	0
Daniel H. Schulman	0	0	20,237,854	20,237,854	9,985,292
Devin N. Wenig	0	0	22,520,037	26,089,804	17,093,528
Michael R. Jacobson	0	0	0	0	0
David A. Marcus (1)	N/A	N/A	N/A	N/A	N/A
Mark T. Carges (2)	N/A	N/A	N/A	N/A	N/A

(1) Mr. Marcus terminated his employment with the Company in June 2014. He did not receive any severance payments or other benefits in connection with his departure.

(2) Mr. Carges terminated his employment with the Company in November 2014. In recognition of Mr. Carges’ leadership and contribution to reestablishing eBay as a technology leader, the compensation committee approved the following separation payments and benefits for Mr. Carges: (i) $468,750 as a lump-sum separation payment equivalent to nine months’ base salary; (ii) $271,154 representing his pro-rated annual cash incentive award, paid out at target for the individual component and based on actual Company performance for 2014; (iii) accelerated vesting with respect to 21,831 PBRSUs, representing the

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COMPENSATION TABLES

unvested portion of his PBRSUs earned in the 2012-2013 performance period based on actual 2012 and 2013 performance, which were otherwise scheduled to vest in March 2015; (iv) the cost of four months of Company-paid COBRA premiums; and (v) $24,000 as a lump-sum supplemental payment intended to cover the cost to Mr. Carges of his COBRA premiums for 14 additional months.

Involuntary Termination other than for Cause (Column (c))

Severance Arrangements for Involuntary Termination Other than for Cause for Mr. Donahoe and Mr. Swan

Under current employment letters with Mr. Donahoe and Mr. Swan, each is entitled to receive a cash payment equal to one year’s target cash compensation for termination without “cause” (as defined in the letters), subject to the execution of a release in favor of the Company.

The following provisions apply with respect to grants of annual equity incentive awards made to Mr. Donahoe and Mr. Swan beginning in 2012 in the event their employment is terminated for any reason other than for “cause” on or after January 1, 2015:

Continued Employment Through	Additional Vesting of Stock Options, RSUs, and PBRSUs	Stock Option Exercisability
December 31, 2014	6 months vesting post-termination	Earlier of standard term or 1 year
December 31, 2015	12 months vesting post-termination	Earlier of standard term or 3 years
December 31, 2016	18 months vesting post-termination	Earlier of standard term or 5 years
December 31, 2017	24 months vesting post-termination	Earlier of standard term or 7 years
December 31, 2018	Full vesting of award	Remaining term

If either Mr. Donahoe or Mr. Swan breaches his respective employee proprietary information and invention assignment agreements with the Company, the post-termination vesting and exercisability provisions for his respective equity incentive awards will cease immediately.

For discussion of severance pay and other benefits that Mr. Donahoe, Mr. Swan, and Mr. Jacobson will be entitled to receive upon termination of their employment in connection with the completion of the Spin-Off, see “Compensation Discussion and Analysis — Separation Arrangements, Severance and Change-in-Control Arrangements with Executive Officers, and Clawbacks — Separation Arrangements for Certain Executive Officers Transitioning Responsibilities in Connection with Spin-Off” above.

Severance Arrangements for Involuntary Termination Other than for Cause for Mr. Schulman

Mr. Schulman entered into an offer letter (the “Schulman Offer Letter”) with the Company in connection with becoming President and CEO-designee of PayPal in September 2014. Under the terms of the Schulman Offer Letter, Mr. Schulman would be entitled to the following if his employment was terminated by the Company without “cause” or if he resigned for “good reason” as of December 31, 2014 and his termination date occurred more than 90 days prior to or more than 24 months following a “change in control” (as defined in the Company’s 2008 Equity Incentive Award Plan, as amended and restated, or the 2008 Plan):

●	a cash payment equal to two times the sum of (a) the greater of annual base salary or $1 million, and (b) his target bonus amount (where the target bonus amount equals the greater of two times annual base salary or the target bonus amount) (“Cash Severance Payment”);
●	a prorated annual cash bonus based on actual company performance and only covering the Company performance component for the fiscal year in which employment is terminated (“Prorated Cash Incentive Award”);
●	the unpaid portion of his Make-Good Cash Payments, which is otherwise scheduled to vest on February 15, 2016; and
●	a cash payment equal to the value of the unvested Initial Equity Awards and Make-Good RSU Awards (where value is determined using the average closing price of the Company’s common stock for the 10 consecutive trading days ending on and including the trading day immediately prior to the termination date).

For discussion of Mr. Schulman’s severance arrangements in the event of his termination of employment without “cause” or resignation for “good reason” at or following the Spin-Off, see “Compensation Discussion and Analysis — Separation Arrangements, Severance and Change-in-Control Arrangements with Executive Officers, and Clawbacks — Severance and Change-in-Control Arrangements for Mr. Schulman” above.

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COMPENSATION TABLES

Severance Arrangements for Involuntary Termination Other than for Cause for Mr. Wenig

Mr. Wenig entered into an offer letter (the “Wenig Offer Letter”) with the Company in connection with becoming CEO-designee of eBay in September 2014. Under the terms of the Wenig Offer Letter, Mr. Wenig would be entitled to receive the following if his employment was terminated by the Company without “cause” or if he resigned for “good reason” as of December 31, 2014, and his termination date occurred more than 90 days prior to or more than 24 months following a “change in control” (as defined in the 2008 Plan):

●	Cash Severance Payment;
●	Prorated Cash Incentive Award; and
●	a cash payment equal to the value of the unvested equity outstanding that would otherwise have vested within 12 months of the termination date (where value is determined using the average closing price of the Company’s common stock for the 10 consecutive trading days ending on and including the trading day immediately prior to the termination date).

For discussion of Mr. Wenig’s severance arrangements in the event of his termination of employment without “cause” or resignation for “good reason” at or following the Spin-Off, see “Compensation Discussion and Analysis — Separation Arrangements, Severance and Change-in-Control Arrangements with Executive Officers, and Clawbacks — Severance and Change in Control Arrangements for Mr. Wenig” above.

Change in Control (Column (d))

Change in Control – PSUs – Mr. Donahoe and Mr. Swan

The amounts reported in the Change in Control column reflect and represent the full vesting of any unvested PSUs granted to Mr. Donahoe and Mr. Swan for the multi-year 2012-2016 performance period upon a change in control. In accordance with the terms of the PSU awards, the full vesting of any unvested PSUs upon a change in control only occurs if the performance condition set forth in the award is satisfied as of the date of the change in control. In addition, upon a change in control, any sale restrictions applicable to shares issued in respect of the PSUs will lapse.

Severance Arrangements for an Involuntary Termination in Connection with a Change in Control for Mr. Schulman

Under the terms of the Schulman Offer Letter, Mr. Schulman would be entitled to receive the following if a “change in control” (as defined in the 2008 Plan) occurred as of December 31, 2014 and his employment was terminated by the Company without “cause” or he resigned for “good reason”:

●	Cash Severance Payment;
●	Prorated Cash Incentive Award;
●	the unpaid portion of his Make-Good Cash Payments, which is otherwise scheduled to vest on February 15, 2016; and
●	a cash payment equal to the value of all unvested equity awards outstanding (where value is determined using the average closing price of the Company’s common stock for the 10 consecutive trading days ending on and including the trading day immediately prior to the termination date).

For discussion of Mr. Schulman’s severance arrangements in the event of his termination of employment without “cause” or resignation for “good reason” in connection with a “change in control” following the Spin-Off or where the Spin-Off has not occurred by the second anniversary of his start date, see “Compensation Discussion and Analysis — Separation Arrangements, Severance and Change-in-Control Arrangements with Executive Officers, and Clawbacks — Severance and Change-in-Control Arrangements for Mr. Schulman” above.

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COMPENSATION TABLES

Severance Arrangements for an Involuntary Termination in Connection with a Change in Control for Mr. Wenig

Under the terms of the Wenig Offer Letter, Mr. Wenig would be entitled to receive the following if a “change in control” (as defined in the 2008 Plan) occurred as of December 31, 2014 and his employment was terminated by the Company without “cause” or he resigned for “good reason”:

●	Cash Severance Payment;
●	Prorated Cash Incentive Award; and
●	a cash payment equal to the value of all unvested equity awards outstanding (where value is determined using the average closing price of the Company’s common stock for the 10 consecutive trading days ending on and including the trading day immediately prior to the termination date).

For discussion of Mr. Wenig’s severance arrangements in the event of his termination of employment without “cause” or resignation for “good reason” in connection with a “change in control” following the Spin-Off, see “Compensation Discussion and Analysis — Separation Arrangements, Severance and Change-in-Control Arrangements with Executive Officers, and Clawbacks — Severance and Change-in-Control Arrangements for Mr. Wenig” above.

Change in Control – Equity Awards

The amounts reported in the Change in Control column assume that, in a change in control transaction, the acquiring entity would assume or continue outstanding equity awards (other than the remaining tranches of unvested PSUs, which are discussed above). If the acquiring entity does not assume or continue any outstanding equity awards and all the unvested and outstanding awards are fully accelerated upon a change in control, the aggregate value of accelerated vesting of such awards to each of the NEOs that were executive officers of the Company as of December 31, 2014, calculated based on the closing price of our common stock on December 31, 2014, would be as follows:

Name	Acceleration Value of All Outstanding Equity Awards as of 12/31/14($)(*)
Mr. Donahoe	18,947,721
Mr. Swan	8,210,990
Mr. Schulman	9,646,744
Mr. Wenig	12,706,910
Mr. Jacobson	5,068,195
Mr. Marcus	N/A
Mr. Carges	N/A

*Excludes unvested PSUs to Mr. Donahoe and Mr. Swan, which are discussed above.

Death or Disability (Column (e))

Severance Arrangements in the Event of Death or Disability with Mr. Schulman and Mr. Wenig

Under the terms of the Schulman Offer Letter and Wenig Offer Letter, if Mr. Schulman’s or Mr. Wenig’s employment terminates due to his death or permanent disability, he will be entitled to receive within 30 days of his termination date a cash payment equal to the value of any unvested equity awards that would have otherwise vested within 24 months of his termination date.

90	2015 Annual Meeting of Stockholders

COMPENSATION OF DIRECTORS

The Compensation Committee is responsible for reviewing and making recommendations to the Board regarding compensation paid to all directors who are not employees of eBay, or any parent, subsidiary or affiliate of eBay, for their Board and committee services.

Except for Mr. Omidyar, eBay’s founder and Chairman of the Board, 2014 annual compensation to continuing non-employee directors consisted of (a) $220,000 of deferred stock units, or DSUs (rounded up to the nearest whole share), at the time of the annual meeting and (b) an annual retainer of $50,000 paid in cash in quarterly installments (or, at the non-employee director’s discretion, paid in part or in whole in additional DSUs of an equivalent value). Effective January 1, 2015, the amount of the annual retainer was increased from $50,000 to $80,000. The annual retainer is pro-rated in the event that a director serves for a portion of a year.

Prior to January 1, 2015, new non-employee directors received $150,000 of DSUs (rounded up to the nearest whole share) upon their initial election to the Board. Effective January 1, 2015, the Company ceased granting DSUs upon the initial election of new non-employee directors.

DSUs represent an unfunded, unsecured right to receive shares of eBay common stock (or, with respect to DSUs granted prior to August 1, 2013, the equivalent value thereof in cash or property) on a future date, and the value of DSUs varies directly with the price of eBay common stock. DSU awards vest as to 25% on the first anniversary of the date of grant and as to 1/48th each month thereafter, provided the director continues to serve as a director or consultant of eBay. DSUs granted prior to August 1, 2013 are payable in stock or cash (at our election) following the termination of a non-employee director’s service on the Board. DSUs granted on or after August 1, 2013 are payable solely in stock following the termination of a non-employee director’s service on the Board. In the event of a change in control of eBay, any equity awards granted to our non-employee directors will accelerate and become fully vested and exerciseable.

The following table sets forth annual retainers paid to our non-employee directors who serve as Lead Independent Director; the Chairs of the Audit, Compensation, and Corporate Governance and Nominating Committees; and the members of those Committees. Directors with an interest and background in technology who meet regularly with our senior technologists and report significant matters to the Board do not receive any compensation for such service. In addition, in connection with the termination of a non-employee director’s service on the Board, any DSUs which were granted to such director more than 12 months prior to the effective date of such termination of service will become fully vested and exercisable.

Role	2014 Annual Retainer
Lead Independent Director	$25,000
Committee Chairs
Audit	$20,000
Compensation	$15,000
Corporate Governance & Nominating	$15,000
Committee Members
Audit	$18,000
Compensation	$12,000
Corporate Governance & Nominating	$10,000

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COMPENSATION OF DIRECTORS

2014 DIRECTOR COMPENSATION TABLE

The following table, footnotes, and narrative summarize the total compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2014. Mr. Bates, Mr. Christodoro, Ms. Hammer, Ms. McGovern, Mr. Traquina, and Mr. Yeary joined the eBay Board after December 31, 2014. Therefore, none of those individuals received any compensation during 2014.

Name (a)	Fees Earned or Paid in Cash ($)(b)	Stock Awards ($)(c)	Option Awards ($)(d)	All Other Compensation ($)(e)	Total ($)(f)
Fred D. Anderson	88,000	220,040	—	—	308,040
Marc L. Andreessen (1)	40,217	220,040	—	—	260,257
Edward W. Barnholt	77,000	220,040	—	—	297,040
Scott D. Cook	60,000	220,040	—	—	280,040
David W. Dorman (2)	33,500	150,025	—	—	183,525
William C. Ford, Jr.	62,000	220,040	—	—	282,040
Kathleen C. Mitic	72,000	220,040	—	—	292,040
David M. Moffett	83,797	220,040	—	—	303,837
Pierre M. Omidyar	—	—	—	20,031	20,031
Richard T. Schlosberg, III	89,250	220,040	—	—	309,290
Thomas J. Tierney	83,143	220,040	—	—	303,184

(1) Mr. Andreessen resigned from the Board on October 19, 2014.

(2) Mr. Dorman was appointed to the Board on June 17, 2014.

Fees Earned or Paid in Cash (Column (b))

The amounts reported in the Fees Earned or Paid in Cash column reflect the cash fees earned by each non-employee director in 2014, which includes fees with respect to which the following directors elected to receive additional DSUs in lieu of cash:

Name	Fees Forgone ($)	DSUs Received (#)
Mr. Andreessen	40,217	771
Mr. Cook	50,000	955
Mr. Dorman	26,923	512
Mr. Ford	50,000	955
Ms. Mitic	50,000	955

Stock Awards (Column (c))

The amounts reported in the Stock Awards column reflect the aggregate grant date fair value of DSU awards granted in 2014. Each continuing non-employee director (other than Mr. Omidyar) was granted 4,266 DSUs with a value of $220,040 on May 13, 2014, the date of our 2014 annual meeting. Mr. Dorman was granted 3,058 DSUs with a value of $150,025 on June 17, 2014 in connection with his initial election to the Board.

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COMPENSATION OF DIRECTORS

As of December 31, 2014, our non-employee directors held the following aggregate numbers of DSUs and options:

Name	Total DSUs Held as of 12/31/14 (#)	Total Options Held as of 12/31/14 (#)
Mr. Anderson	40,691	3,623
Mr. Andreessen	—	—
Mr. Barnholt	48,742	31,008
Mr. Cook	52,190	56,128
Mr. Dorman	3,334	—
Mr. Ford	54,066	41,128
Ms. Mitic	21,265	—
Mr. Moffett	42,384	41,128
Mr. Schlosberg	39,573	56,128
Mr.Tierney	49,073	31,008

Options exercisable within 60 days of March 18, 2015 are included in the Security Ownership of Certain Beneficial Owners and Management Table above. DSUs are not included in that table.

All Other Compensation (Column (e))

The amount reported in the All Other Compensation column for Mr. Omidyar consists of that portion of the premiums paid by eBay for health and life insurance coverage for the benefit of Mr. Omidyar. Other than this benefit, the Company provides no other reportable compensation or benefits to its non-employee directors.

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COMPENSATION OF DIRECTORS

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about shares of our common stock that may be issued upon the exercise of options and rights under our equity compensation plans as of December 31, 2014. We refer to these plans and grants collectively as our Equity Compensation Plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by security holders	43,743,643	(1)	$35.8714	(2)	78,911,661	(3)
Equity compensation plans not approved by security holders	1,128,906		—		—
Total (4)	44,872,549		$35.8714		78,911,661

(1) Includes (a) 33,972,113 shares of our common stock issuable pursuant to RSUs under our 2008 Equity Incentive Award Plan, as amended and restated, or our 2008 Plan, and our terminated plans, (b) 9,000,465 shares of our common stock issuable pursuant to stock options under our 2008 Plan and our terminated plans, (c) 351,065 shares of our common stock issuable pursuant to DSUs under our 2008 Plan and a terminated plan, and (d) 420,000 shares of our common stock issuable pursuant to performance share units, or PSUs, under our 2008 Plan. RSUs, DSUs, and PSUs each represent an unfunded, unsecured right to receive shares of Company common stock (or, with respect to DSUs granted prior to August 1, 2013, the equivalent value thereof in cash or property).The value of RSUs, DSUs, and PSUs varies directly with the price of our common stock.

(2) Does not include outstanding RSUs, DSUs, or PSUs.

(3) Includes 27,315,427 shares of our common stock reserved for future issuance under our Employee Stock Purchase Plan as of December 31, 2014.

(4) Excludes 1,426,118 shares subject to RSU awards and 522,268 shares subject to options, in each case, issued and outstanding pursuant to equity compensation plans assumed by us in acquisitions. As of December 31, 2014, the options under these plans had a weighted average exercise price of $4.2558 per share. We cannot make subsequent grants or awards of our equity securities under these plans.

94	2015 Annual Meeting of Stockholders

QUESTIONS AND ANSWERS ABOUT THE PROXY
MATERIALS AND OUR 2015 ANNUAL MEETING

Q:	Why am I receiving these materials?
A:	eBay’s Board of Directors, or the Board, is providing these proxy materials to you in connection with the Board’s solicitation of proxies for use at eBay’s 2015 Annual Meeting of Stockholders, or the Annual Meeting, which will take place on May 1, 2015. Stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement. This proxy statement and the accompanying proxy card are being mailed on or about March 27, 2015 in connection with the solicitation of proxies on behalf of the Board.

Q:	What information is contained in these materials?
A:	The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our most highly paid executive officers and our directors, and certain other required information. eBay’s 2014 Annual Report, which includes eBay’s audited consolidated financial statements, is also enclosed with this proxy statement. These materials also include the accompanying proxy card and pre-paid return envelope or voting instruction form for the Annual Meeting.

Q:	What proposals will be voted on at the Annual Meeting? What are eBay’s Board’s voting recommendations?
A:	The following chart describes the proposals to be considered at the Annual Meeting and the Board’s voting recommendations.

PROPOSAL		THE BOARD’S VOTING RECOMMENDATION	PAGE REFERENCE (FOR MORE DETAIL)
1.	Election of 15 directors to hold office until our 2016 Annual Meeting of Stockholders	“FOR” each nominee named in this proxy statement	17
2.	Advisory vote to approve compensation of our named executive officers	“FOR”	29
3.	Material terms, including the performance goals, of the amendment and restatement of the eBay Incentive Plan.	“FOR”	30
4.	Ratification of PricewaterhouseCoopers LLP as our independent auditors for 2015	“FOR”	33
5.	Three stockholder proposals	“AGAINST”	36-43

At the time this proxy statement was mailed, our management and the Board were not aware of any other matters to be presented at the Annual Meeting other than those set forth in this proxy statement and in the notice accompanying this proxy statement.

Q:	How many shares are entitled to vote?
A:	Each share of eBay common stock outstanding as of the close of business on March 18, 2015, the record date, is entitled to one vote at the Annual Meeting. At the close of business on March 18, 2015, 1,212,650,989 shares of common stock were outstanding and entitled to vote. You may vote all of the shares owned by you as of the close of business on the record date of March 18, 2015, and you are entitled to cast one vote per share of common stock held by you on the record date. These shares include shares that are (1) held of record directly in your name, including shares purchased or acquired through eBay’s equity incentive plans, and (2) held for you as the beneficial owner through a stockbroker, bank, or other nominee.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:	Most stockholders of eBay hold their shares beneficially through a broker, bank, or other nominee rather than directly in their own name. There are some distinctions between shares held of record and shares owned beneficially, specifically:
●

Shares held of record. If your shares are registered directly in your name with eBay’s transfer agent, Computershare Shareowner Services LLC, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by eBay. As a stockholder of record, you have the right to grant your voting proxy directly to eBay or to vote in person at the Annual Meeting. eBay has enclosed an accompanying proxy card for you to use. You may also submit voting instructions via the Internet or by telephone by following the instructions on the accompanying proxy card, as described below under “How can I vote my shares without attending the Annual Meeting?”

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QUESTIONS AND ANSWERS

●

Shares owned beneficially. If your shares are held in a brokerage account or by a broker, bank, or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank, or other nominee, which is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote the shares in your account, and you are also invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you request and receive a valid proxy from your broker, bank, or other nominee. Your broker, bank, or other nominee has enclosed a voting instruction form for you to use to direct the broker, bank, or other nominee regarding how to vote your shares. Please instruct your broker, bank, or other nominee how to vote your shares using the voting instruction form you received from them

Q:	Can I attend the Annual Meeting?
A:	You are invited to attend the Annual Meeting if you are a stockholder of record or a beneficial owner as of March 18, 2015. All stockholders must bring proof of identification. If you are a stockholder of record, your name will also be verified against the list of stockholders of record prior to admittance to the Annual Meeting. If you hold your shares in a brokerage account or through a broker, bank, or other nominee, you will need to provide proof of ownership by bringing either a copy of the voting instruction form provided by your broker or a copy of a brokerage statement showing your share ownership as of March 18, 2015. Whether or not you attend the Annual Meeting, the event will be made available via webcast on our investor relations website at http://investor.ebayinc.com, and the webcast will be archived for a period of 90 days following the date of the Annual Meeting. Since seating may be limited, admission to the Annual Meeting will be on a first-come, first-served basis.

Q:	How can I vote my shares in person at the Annual Meeting?
A:	Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you choose to vote in person, please bring proof of identification. Even if you plan to attend the Annual Meeting, eBay recommends that you submit a proxy using the accompanying proxy card with respect to the voting of your shares in advance as described below under “How can I vote my shares without attending the Annual Meeting?” so that your vote will be counted if you later decide not to attend the Annual Meeting. Shares held in street name through a brokerage account or by a broker, bank, or other nominee may be voted in person by you only if you obtain a valid proxy from your broker, bank, or other nominee giving you the right to vote the shares.

Q:	How can I vote my shares without attending the Annual Meeting?
A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may vote by proxy or submit a voting instruction form without attending the Annual Meeting. If you hold your shares directly as the stockholder of record, you may submit your proxy in favor of the Board’s recommendations via the Internet or by telephone by following the instructions on the accompanying proxy card, or by completing and mailing the accompanying proxy card in the enclosed pre-paid envelope. If you hold your shares beneficially in street name, your broker or bank may offer voting via the Internet or by telephone or you may mail your accompanying proxy card or voting instruction form in the enclosed pre-paid envelope. Please refer to the enclosed materials for details.

Q:	Can I change my vote or revoke my proxy?
A:	If you are the stockholder of record, you may change your proxy instructions or revoke your proxy at any time before your proxy is voted at the Annual Meeting. Proxies may be revoked by any of the following actions:
●	filing a timely written notice of revocation with our Corporate Secretary at our principal executive office (2065 Hamilton Avenue, San Jose, California 95125);
●	submitting a new proxy at a later date via the Internet, by telephone, or by mail to our Corporate Secretary at our principal executive office; or
●

attending the Annual Meeting and voting in person (attendance at the Annual Meeting will not, by itself, revoke a proxy).

If your shares are held in a brokerage account or by a broker, bank, or other nominee, you should follow the instructions provided by your broker, bank, or other nominee.

Only the latest validly executed proxy that you submit will be counted.

96	2015 Annual Meeting of Stockholders

QUESTIONS AND ANSWERS

Q:	How are votes counted?
A:	You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to each of the director nominees. If you elect to abstain from voting on the election of directors, the abstention will not have any effect on the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to:

●	the proposal to approve, on an advisory basis, the compensation of our named executive officers;
●	the proposal to approve the material terms, including the performance goals, of the amended and restated eBay Incentive Plan;
●	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors; and
●	the stockholder proposals regarding stockholder action by written consent without a meeting, stockholder proxy access, and gender pay, respectively.

If you elect to abstain from voting on any of these proposals, the abstention will have the same effect as an “AGAINST” vote with respect to such proposal.

If you sign and return your accompanying proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board and in accordance with the discretion of the persons named on the accompanying proxy card the respect to any other matters to be voted upon at the Annual Meeting. If you are a beneficial holder and do not return a voting instruction form, your broker may not vote on any of the matters to be presented at the Annual Meeting.

Q:	Who will count the votes?
A:	A representative of Broadridge Financial Solutions, Inc. will tabulate the votes and act as the inspector of election.

Q:	What is the quorum requirement for the Annual Meeting?
A:	The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted at the Annual Meeting. The shares may be present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	What is the voting requirement to approve each of the proposals?
A:	The following chart describes the proposals to be considered at the Annual Meeting, the vote required to elect directors to the eBay Board of Directors and to adopt each of the other proposals, and the manner in which votes will be counted. Shares voted “ABSTAIN” and shares not represented at the meeting have no effect on the election of directors. For each of the other proposals, abstentions have the same effect as “AGAINST” votes. If you are a beneficial holder and do not provide specific voting instructions to your broker, the organization that holds your shares will not be authorized to vote your shares, which would result in “broker non-votes,” on proposals other than the ratification of the selection of PriceWaterhouseCoopers LLP as our independent registered public accounting firm for 2015. Accordingly, we encourage you to vote promptly, even if you plan to attend the annual meeting.

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QUESTIONS AND ANSWERS

PROPOSAL	VOTING OPTIONS	VOTE REQUIRED TO ADOPT THE PROPOSAL	EFFECT OF ABSTENTIONS	EFFECT OF BROKER NON-VOTES*
Election of 15 directors to hold office until our 2016 Annual Meeting of Stockholders	For, against, or abstain on each nominee	A nominee for Director will be elected if the votes cast for such nominee exceed the votes cast against such nominee	No effect	No effect
Advisory vote to approve compensation of our named executive officers	For, against, or abstain	The affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon.	Treated as votes against	No effect
Material terms, including the performance goals, of the amendment and restatement of the eBay Incentive Plan	For, against, or abstain	The affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon.	Treated as votes against	No effect
Ratification of PricewaterhouseCoopers LLP as our independent auditors for 2015	For, against, or abstain	The affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon.	Treated as votes against	Brokers have discretion to vote
Three stockholder proposals	For, against, or abstain	The affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon.	Treated as votes against	No effect

* A broker non-vote occurs when shares held by a broker, bank, or other nominee in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker, bank, or other nominee (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares with respect to that particular proposal.

Q:	What happens if a nominee who is duly nominated does not receive a majority vote?
A:	Each current director who is standing for re-election at the Annual Meeting has tendered an irrevocable resignation from the Board that will become effective if (1) the election is uncontested and (2) the Corporate Governance and Nominating Committee or another committee of the Board comprised of independent directors determines to accept such resignation after the director fails to receive a majority of votes cast. This determination will be made within 90 days of the Annual Meeting and will be publicly reported promptly after it is made.

Q:	What does it mean if I receive more than one proxy card or voting instruction form?
A:	It generally means your shares are registered differently or are in more than one account. Please provide voting instructions for each proxy card or, if you vote via the Internet or by telephone, vote once for each proxy card you receive to ensure that all of your shares are voted.

Q:	Where can I find the voting results of the Annual Meeting?
A:	We will publish the voting results in a Current Report on Form 8-K subsequent to the Annual Meeting.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?
A:	eBay will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials. eBay will also bear the cost of soliciting proxies on behalf of the eBay Board. eBay will provide copies of these proxy materials to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of our common stock beneficially owned by others so that they may forward these proxy materials to the beneficial owners. eBay has retained the services of D.F. King & Co., Inc., a professional proxy solicitation firm, to aid in the solicitation of proxies. eBay expects that it will pay D.F. King its customary fees, estimated not to exceed approximately $17,500 in the aggregate, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies. eBay has agreed to indemnify D.F. King against certain liabilities relating to or arising out of their engagement. In addition, eBay may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners.

98	2015 Annual Meeting of Stockholders

QUESTIONS AND ANSWERS

Solicitations may also be made by personal interview, mail, telephone, facsimile, email, Twitter, other electronic channels of communication, in particular LinkedIn, eBay’s investor relations website, other eBay-hosted websites and blogs, or otherwise by directors, officers, and other employees of eBay, but eBay will not additionally compensate its directors, officers, or other employees for these services.

Q:	May I propose actions for consideration at next year’s Annual Meeting or nominate individuals to serve as directors?
A:	You may submit proposals for consideration at future annual stockholder meetings. To be considered for inclusion in the proxy materials for our 2016 Annual Meeting of Stockholders, your proposal must be received by our Corporate Secretary at our principal executive office no later than November 24, 2015. Your proposal must comply with the procedures and requirements set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended. Your proposal should be sent via registered, certified or express mail to our Corporate Secretary at our principal executive office (2065 Hamilton Avenue, San Jose, California 95125); no facsimile submissions will be accepted. A stockholder proposal or a nomination for director that is received after this date will not be included in our proxy statement and proxy card, but will otherwise be considered at the 2016 Annual Meeting of Stockholders so long as it is submitted to our Corporate Secretary at our principal executive office no earlier than January 1, 2016 and no later than February 1, 2016 and otherwise in accordance with our Bylaws. We advise you to review our Bylaws, which contain these and other requirements with respect to advance notice of stockholder proposals and director nominations, including certain information that must be included concerning the stockholder and each proposal and nominee. Our Bylaws were filed with the SEC on Form 8-K on January 7, 2015, and can be viewed by visiting our investor relations website at http://investor.ebayinc.com/sec.cfm. You may also obtain a copy by writing to our Corporate Secretary at our principal executive office (2065 Hamilton Avenue, San Jose, California 95125).

Q:	How can I get electronic access to the Proxy Statement and Annual Report?
A:	This proxy statement and our 2014 Annual Report may be viewed online on our investor relations website at http://investor.ebayinc.com/annuals.cfm. You can also elect to receive an email that will provide an electronic link to future annual reports and proxy statements rather than receiving paper copies of these documents. Choosing to receive your proxy materials electronically will save us the cost of printing and mailing documents to you. You can choose to receive future proxy materials electronically by visiting our investor relations website at http://investor.ebayinc.com/annuals.cfm. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your choice to receive proxy materials electronically will remain in effect until you contact eBay Investor Relations and tell us otherwise. You may visit our investor relations website at http://investor.ebayinc.com or contact eBay Investor Relations by mail at 2065 Hamilton Avenue, San Jose, California 95125 or by telephone at (408) 376-7493.

Q:	How do I obtain a separate set of proxy materials if I share an address with other stockholders?
A:	To reduce expenses, in some cases, we are delivering one set of proxy materials to certain stockholders who share an address, unless otherwise requested. A separate proxy card is included in the proxy materials for each of these stockholders. If you reside at such an address and wish to receive a separate copy of the proxy materials, including our annual report, you may contact eBay Investor Relations at the website, address, or phone number in the previous paragraph. You may also contact eBay Investor Relations if you would like to receive separate proxy materials in the future or if you are receiving multiple copies of our proxy materials and would like to receive only one copy in the future.

Q:	How can I obtain an additional proxy card or voting instruction form?
A:	If you lose, misplace, or otherwise need to obtain a proxy card or voting instruction form and:

●	you are a stockholder of record, contact eBay Investor Relations by mail at 2065 Hamilton Avenue, San Jose, California 95125 or by telephone at (408) 376-7493; or
●	you are the beneficial owner of shares held indirectly through a broker, bank, or other nominee, contact your account representative at that organization.

investor.ebayinc.com   99

OTHER MATTERS

The Board knows of no other matter that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.

It is important that proxies be returned promptly. Stockholders are urged to vote via the Internet or by telephone by following the instructions in the accompanying proxy card or voting instruction form or to complete and mail the accompanying proxy card or voting instruction form in the accompanying pre-paid envelope.

By Order of the Board of Directors

Michael R. Jacobson
Secretary
March 23, 2015

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 1, 2015.

Copies of this proxy statement and of our annual report for the year ended December 31, 2014 are available by visiting our investor relations website at http://investor.ebayinc.com/annuals.cfm.

You may also obtain such copies free of charge by making an online request by visiting our investor relations website at http://investor.ebayinc.com/printed-materials.cfm, by contacting eBay Investor Relations by mail at 2065 Hamilton Avenue, San Jose, California 95125 or by telephone at 408-376-7493.

100	2015 Annual Meeting of Stockholders

APPENDIX A
AMENDED AND RESTATED EBAY INCENTIVE PLAN

The following Appendix A presents a marked version of the amendment and restatement of our eBay Incentive Plan (the “Plan”), subject to the approval of our stockholders. The marked version shows all of the differences between the version of the Plan approved by stockholders in April 2010 and the version proposed to be voted on at the 2015 Annual Meeting.

EBAY INCENTIVE PLAN

Initial Stockholder Approval on June 23, 2005
Amendment and Restatement adopted by the Compensation Committee of the
Board of Directors on February 19, 2015~~March 14, 2010~~
Stockholder Approval of Amendment and Restatement on [_____]

1. Purpose.
The eBay Incentive Plan is an element of eBay’s overall compensation strategy to align employee compensation with eBay’s business objectives, strategy, and performance. The Plan is designed to reward eBay’s employees for delivering measurable results. The purpose of the Plan is to align compensation with quarterly and annual performance and to enable eBay to attract, retain, and reward highly qualified individuals who contribute to eBay’s success and motivate them to enhance the value of the Company.

2. Definitions.
(a) “Board” means eBay’s Board of Directors.
(b) “Code” means the Internal Revenue Code of 1986, as amended, or the corresponding provisions of any subsequent federal internal revenue law.
(c) “Committee” means the Compensation Committee of eBay’s Board of Directors (and any committee to which the Compensation Committee has delegated its authority as set forth in Section 3(b) hereof); in any event the Committee shall be comprised of not less than two directors of the Company, each of whom shall qualify in all respects as an “outside director” for purposes of Section 162(m) of the Code.
(d) “eBay” or “Company” means eBay Inc. or any corporation or business entity of which eBay (i) directly or indirectly has an ownership interest of 50% or more, or (ii) has a right to elect or appoint 50% or more of the board of directors or other governing body.
(e) “Eligible Employee” means all active regular full-time and part-time employees who are notified by the Company are eligible to participate in the Plan.
(f) “Incentive Award” means any cash or equity incentive payment made under the Plan.
(g) “Performance Period” means the period in which performance is measured for which Incentive Awards are paid, as determined by the Committee.
(h) “Plan” means this plan, which shall be known as the eBay Incentive Plan or eIP.
(i) “Plan Year” means the calendar year.

3. Administration.
(a) The Plan shall be administered by the Committee. The Committee shall have full power and authority to:
(i) interpret, construe, and administer all questions of policy and expediency pertaining to the Plan;
(ii) adopt such rules, regulations, agreements, and instruments as it deems necessary for its proper administration;
(iii) select Eligible Employees to receive Incentive Awards;
(iv) determine the terms of the Incentive Awards;
(v) determine the amounts subject to Incentive Awards, including the exclusive right to establish, adjust, pay or decline to pay the Incentive Award for each Eligible Employee, provided that the exercise of such discretion shall not have the effect of increasing any Incentive Award that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code;

investor.ebayinc.com   A-1

APPENDIX A

(vi) determine whether Incentive Awards will be granted in replacement of, or alternatives to, any other incentive or compensation plan of eBay or an acquired business unit;
(vii) grant waivers of Plan or Incentive Award conditions;
(viii) determine the form of payment of an Incentive Award, which may be in cash, stock or other property as determined by the Committee;
(ix) correct any defect, supply any omission, or reconcile any inconsistency in the Plan, or any Incentive Award or notice;
(x) take any and all actions it deems necessary or advisable for the proper administration of the Plan;
(xi) adopt such Plan procedures, regulations, subplans and the like as deemed necessary to enable Eligible Employees to receive awards; and
(xii) amend the Plan at any time and from time to time, provided that no amendment to the Plan shall be effective unless approved by eBay’s stockholders to the extent that such stockholder approval is required under Section 162(m) of the Code with respect to Incentive Awards that are intended to qualify under that Section.
(b) The Committee may delegate its authority to grant and administer Incentive Awards to a separate committee or officer of the Company; however, only the Committee may grant and administer Incentive Awards with are intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

4. Eligibility.
All active regular full-time and part-time employees who are notified by the Company that they are eligible to participate in the Plan are eligible to participate in the Plan. Except as otherwise provided by the Committee, Participation begins January 1 or the first full Performance Period of employment for newly hired employees. Employees joining eBay via an acquisition during the Plan Year will generally be eligible as of the first full Performance Period of employment unless otherwise notified by the Company. Employees who participate in other bonus programs, such as any sales incentive plan, are not eligible to participate in the Plan unless they are specifically made eligible in writing by an executive officer of the Company. In addition, the Company may, in its sole discretion, provide for a payout under the Plan for any employee who has changed positions and, as a result, may have been eligible to participate in the Plan and another bonus program during a Performance Period.

5. Performance Measures and Goals.
(a) The Compensation Committee shall establish performance measures and goals applicable to a particular Performance Period, provided that the outcome of the performance goals are substantially uncertain at the time such goals are established. Under ordinary circumstances, these performance measures shall be established within 90 days of the commencement of an annual Performance Period, or within the period that is the first 25% of any Performance Period that is shorter than twelve (12) months in duration.
(b) Each performance measure applicable to a Performance Period shall identify one or more of the following criteria that are to be monitored for eBay or any business unit during the Performance Period:
(i) trading volume;
(ii) users;
(iii) gross merchandise volume;
(iv) total payment volume;
(v) revenue;
(vi) operating income;
(vii) EBITDA and/or net earnings (either before or after interest, taxes, depreciation and amortization);
(viii) net income (either before or after taxes);
(ix) earnings per share;
(x) earnings as determined other than pursuant to United States generally accepted accounting principles (“GAAP”);
(xi) multiples of price to earnings;
(xii) multiples of price/earnings to growth;
(xiii) return on net assets;
(xiv) return on gross assets;
(xv) return on equity;
(xvi) return on invested capital;
(xvii) cash flow (including, but not limited to, operating cash flow and free cash flow);

A-2	2015 Annual Meeting of Stockholders

APPENDIX A

(xviii) net or operating margin;
(xix) economic profit;
(xx) stock price appreciation;
(xxi) total stockholder return;
(xxii) employee productivity;
(xxiii) market share;
(xxiv) volume;
(xxv) customer satisfaction metrics; and
(xxvi) employee engagement/satisfaction metrics.

The measures may be described in terms of growth, an absolute number, or relative to an external group, and may be calculated on a pro forma basis or in accordance with Generally Accepted Accounting Principles. The Compensation Committee may set Performance Periods and performance goals that differ among Eligible Employees.
(c) The Committee may base performance measures and goals on one or more of the foregoing business criteria.

6. Establishment of Target Bonuses.
The Compensation Committee will designate those Eligible Employees who are to be participants in the eIP for that year and will specify the terms and conditions for the determination and payment of an Incentive Award to each Eligible Employee. The Compensation Committee may condition the payment of an Incentive Award upon the satisfaction of such objective or subjective standards as it deems appropriate. Under ordinary circumstances, these performance measures shall be established within 90 days of the commencement of a Performance Period, or within the period that is the first 25% of any Performance Period that is shorter than twelve (12) months in duration.

7. Incentive Awards.
(a) Incentive Awards may be made on the basis of eBay and/or business unit performance measures, goals, and formulas determined by the Committee.
(b) No Eligible Employee may receive an Incentive Award of more than $8,000,000 or an equivalent amount of equity based on the fair market value of the Company’s common stock on the date of grant in any Plan Year.
(c) As soon as practicable after the end of each Performance Period, the Compensation Committee will certify in writing whether the stated performance goals have been met and will determine the amount, if any, of the Incentive Award to be paid to each Eligible Employee.
(d) In determining the Incentive Award, the Compensation Committee will consider the target goals established at the beginning of the Plan Year or applicable Performance Period, the degree to which the established goals were satisfied and any other objective or subjective factors it deems appropriate. The Committee may reduce the amount of, or eliminate altogether, any Incentive Award that would otherwise be payable. Individuals who enter the eIP during the Plan Year may have their awards prorated.

8. Payment of Incentive Awards.
Subject to any election duly and validly made by an Eligible Employee with respect to the deferral of all or a portion of his or her Incentive Award, Incentive Awards shall be paid in cash or equity pursuant to an eBay equity-based award plan under which securities have been registered on Form S-8 at such times and on such terms as are determined by the Committee in its sole and absolute discretion.

9. No Right to Bonus or Continued Employment.
(a) Neither the establishment of the Plan, the provision for or payment of any amounts hereunder nor any action of the Company, the Board or the Committee with respect to the Plan shall be held or construed to confer upon any person:
(i) any legal right to receive, or any interest in, an Incentive Award or any other benefit under the Plan, or
(ii) any legal right to continue to serve as an officer or employee of the Company or any subsidiary or affiliate of the Company.
(b) The Company expressly reserves any and all rights to discharge any Eligible Employee without incurring liability to any person under the Plan or otherwise. Upon such discharge and notwithstanding any other provision hereof and regardless of whether or not specified performance goals have been achieved or the amount of an Incentive Award has been determined, the Company shall have no obligation to pay any Incentive Award, unless the Committee otherwise expressly provides by written contract or other written commitment.

investor.ebayinc.com   A-3

APPENDIX A

10. Withholding.
The Company shall have the right to withhold, or require an Eligible Employee to remit to the Company, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of any Incentive Award.

11. Nontransferability.
Except as expressly provided by the Committee, the rights and benefits under the Plan are personal to an Eligible Employee and shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer or other disposition.

12. Unfunded Plan.
The Company shall have no obligation to reserve or otherwise fund in advance any amounts that are or may in the future become payable under the Plan. Any funds that the Company, acting in its sole and absolute discretion, determines to reserve for future payments under the Plan may be commingled with other funds of the Company and need not in any way be segregated from other assets or funds held by the Company. An Eligible Employee’s rights to payment under the Plan shall be limited to those of a general creditor of the Company.

13. ~~Adoption, Amendment, Suspension and Termination of the Plan~~Incentive Awards Subject to Clawback.
The Incentive Awards and any cash payment, stock or other property delivered pursuant to an Incentive Award are subject to forfeiture, recovery by the Company or other action pursuant to any agreement evidencing an Incentive Award or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

14. Adoption, Amendment, Suspension and Termination of the Plan.
(a) Subject to the approval of the Plan by the holders of a majority of the Company common stock represented and voting on the proposal at the annual meeting of Company stockholders to be held on ~~April 29, 2010~~ May 1, 2015 (or any adjournment thereof), the Plan shall be effective for Performance Periods beginning on or after January 1, ~~2010~~2015, and shall continue in effect until the fifth anniversary of the date of such stockholder approval, unless earlier terminated as provided below. Upon such approval of the Plan by the Company’s stockholders, all Incentive Awards awarded under the Plan on or after January 1, ~~2010~~2015 shall be fully effective as if the stockholders had approved the Plan on or before January 1, ~~2010~~2015.
(b) Subject to the limitations set forth in this subsection, the Board may at any time suspend or terminate the Plan and may amend it from time to time in such respects as the Board may deem advisable; provided, however, that the Board shall not amend the Plan in any of the following respects without the approval of stockholders then sufficient to approve the Plan in the first instance:
(i) To increase the maximum amount of Incentive Award that may be paid under the Plan or otherwise materially increase the benefits accruing to any Eligible Employee under the Plan;
(ii) To materially modify the requirements as to eligibility for participation in the Plan; or
(iii) To change the material terms of the stated performance goals.
(c) No Incentive Award may be awarded during any suspension or after termination of the Plan, and no amendment, suspension or termination of the Plan shall, without the consent of the person affected thereby, alter or impair any rights or obligations under any Incentive Award previously awarded under the Plan.

~~14~~15. Governing Law.
The validity, interpretation and effect of the Plan, and the rights of all persons hereunder, shall be governed by and determined in accordance with the laws of Delaware without regard to principles of conflict of laws.

A-4	2015 Annual Meeting of Stockholders

2065 HAMILTON AVENUE
SAN JOSE, CA 95125

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 30, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 30, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M86874-P62434	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EBAY INC.
The Board of Directors recommends that you vote "FOR" the eBay Board of Directors' nominees below:
Proposal 1 -	Election of 15 director nominees to hold office until our 2016 Annual Meeting of Stockholders.

Nominees:		For	Against	Abstain
1a.	Fred D. Anderson	☐	☐	☐
1b.	Anthony J. Bates	☐	☐	☐
1c.	Edward W. Barnholt	☐	☐	☐
1d.	Jonathan Christodoro	☐	☐	☐
1e.	Scott D. Cook	☐	☐	☐
1f.	John J. Donahoe	☐	☐	☐
1g.	David W. Dorman	☐	☐	☐
1h.	Bonnie S. Hammer	☐	☐	☐
1i.	Gail J. McGovern	☐	☐	☐
1j.	Kathleen C. Mitic	☐	☐	☐
1k.	David M. Moffett	☐	☐	☐
1l.	Pierre M. Omidyar	☐	☐	☐
1m.	Thomas J. Tierney	☐	☐	☐

			For	Against	Abstain

1n. Perry M. Traquina			☐	☐	☐

1o. Frank D. Yeary			☐	☐	☐

The Board of Directors recommends "FOR" proposals 2, 3 and 4 below:

Proposal 2	-	To approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐
Proposal 3	-	To approve the material terms, including the performance goals, of the amendment and restatement of the eBay Incentive Plan.	☐	☐	☐
Proposal 4	-	To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending December 31, 2015.	☐	☐	☐

The Board of Directors recommends "AGAINST" proposals 5, 6 and 7 below:

Proposal 5	-	To consider a stockholder proposal regarding stockholder action by written consent without a meeting, if properly presented before the meeting.	☐	☐	☐

Proposal 6	-	To consider a stockholder proposal regarding stockholder proxy access, if properly presented before the meeting.	☐	☐	☐

Proposal 7	-	To consider a stockholder proposal regarding gender pay, if properly presented before the meeting.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M86875-P62434

eBay Inc.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 1, 2015

The undersigned hereby appoints JOHN J. DONAHOE, ROBERT H. SWAN and MICHAEL R. JACOBSON, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of stock of eBay Inc. that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of eBay Inc., a Delaware corporation, to be held on Friday, May 1, 2015, at 8:00 a.m., Pacific Time, at Town Square, 2161 North First Street, San Jose, California 95131, for the purposes listed on the reverse side and at any and all continuations and adjournments of that meeting, with all powers that the undersigned would possess if personally present, upon and in respect to the instructions indicated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.

PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE THAT IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

Continued and to be signed on reverse side